      As Filed With the Securities and Exchange Commission On June 8, 2006

                                                Registration No. 333-___________
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               AMBIENT CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              DELAWARE                                 98-0166007
  (STATE OR OTHER JURISDICTION OF                   (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NUMBER)

                                79 CHAPEL STREET
                           NEWTON, MASSACHUSETTS 02458
                                 (617) 332-0004
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  JOHN J. JOYCE
                                79 CHAPEL STREET
                           NEWTON, MASSACHUSETTS 02458
                                 (617) 332-0004
            (Name, address and telephone number of agent for service)

           Copies of all communications, including all communications sent to the agent for service, should be sent to:

                               DAVID ABOUDI, ESQ.
                               ABOUDI & BROUNSTEIN
                                 3 GAVISH STREET
                            KFAR SABA, 44641, ISRAEL
                                 972-9-764-4833

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


================================================================================
                                        Proposed
                                        maximum        Proposed
                                        offering       maximum
Title of each                            price        aggregate     Amount of
class of securities    Amount to be       per          offering   registration
to be registered      registered (1)     share          price         fee
--------------------------------------------------------------------------------
Common Stock ........ 123,200,001 (2)    $0.19 (8)   $23,408,000      $2,505

             ........  33,333,333 (3)    $0.20 (9)   $ 6,666,667      $  714

             ........  33,333,333 (3)    $0.25 (()   $ 8,333,333      $  892

                        7,000,000 (4)    $0.15 (9)   $ 1,050,000      $  112

                        3,500,000 (5)    $0.20 (9)   $   700,000      $   75

                        3,500,000 (5)    $0.25 (9)   $   875,000      $   94

                        4,200,000 (6)    $0.15 (9)   $   630,000      $   67

                          100,000 (7)    $0.20 (9)   $    20,000      $    3

                          100,000 (7)    $0.25 (9)   $    25,000      $    2

TOTAL                 208,266,667                    $41,708,000      $4,464

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Act"), this Registration Statement also covers such indeterminate number of additional shares of Common Stock as may be issuable solely upon conversion of the Convertible Preferred Stock and exercise of the Warrants and the Other Warrants (as defined below) solely to prevent dilution resulting from stock splits, stock dividends or similar transactions (and not as a result of adjustments resulting from any variation in the market price of our securities).

(2) Represents (a) 150% of up to (X) 66,666,667 shares of Registrant's common stock, par value $0.001 (the "Common Stock"), issuable upon conversion of $10,000,000 in principal amount of the Registrant's 8% Senior Secured Convertible Debentures (the "Convertible Debentures") at a per share conversion price of $0.15 and (Y) up to 10,666,667 shares of Common Stock issuable in respect of interest accruing thereon through the second anniversary of issuance and (b) an additional 7,200,000 shares of Common Stock representing the Registrant's good faith estimate of additional shares that it might be required to issue to holders of the selling stockholders (A) upon adjustment to the conversion price of outstanding Convertible Debentures and/or to the number of shares issuable upon exercise of Investor Warrants (as defined below) referred to in footnote 3 pursuant to the Registration Rights Agreement dated as of May 26, 2006 among the Registrant and certain of the selling stockholders.

(3) Represents shares of Common Stock issuable upon exercise of warrants (the "Investor Warrants") issued to the holders of the Convertible Debentures in connection with the issuance thereof.

(4) Represents (a) 6,666,667 shares of Common Stock issuable upon exercise of warrants issued to a placement agent in connection with the issuance of the Convertible Debentures and (b) an additional 333,333 shares of Common Stock representing the Registrant's current good faith estimate of additional shares that it might be required to issue to such selling stockholder upon adjustment to the number of shares issuable upon exercise of the warrants.

(5) Represents (a) 3,333,333 shares of Common Stock issuable upon exercise of warrants issued to a placement agent in connection with the issuance of the Convertible Debentures and (b) an additional 166,667 shares of Common Stock representing the Registrant's current good faith estimate of additional shares that it might be required to issue to such selling stockholder upon adjustment to the number of shares issuable upon exercise of the warrants.

(6) Represents 4,000,000 shares of Common Stock issuable upon exercise of warrants not issued in connection with the Convertible Debentures and 200,000 shares of Common Stock representing the Registrant's current good faith estimate of additional shares that it might be required to issue to such selling stockholder upon adjustment to the number of shares issuable upon exercise of the warrants.

(7) Represents shares of Common Stock issuable upon exercise of warrants not issued in connection with the Convertible Debentures (together with the warrants referred to in footnotes 4, 5 and 6 above the "Other Warrants").

(8) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sale price of the Common Stock as reported on the OTC Electronic Bulletin Board on June 6, 2006.

(9) Pursuant to Rule 457(c) and (g), the proposed maximum offering price per share is based on the exercise price thereof on the date hereof.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the "SEC"), acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE __, 2006

                                   PROSPECTUS

                               AMBIENT CORPORATION

                       208,266,667 shares of Common Stock

         This Prospectus relates to the resale by the selling stockholders of up to 208,266,667 shares of our common stock, par value $0.001 (the "Common Stock").

         We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

         The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions. Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933, as amended (the "Act").

         Our Common Stock is quoted on the OTC Bulletin Board under the trading symbol "ABTG". The last reported sales price per share of our Common Stock as quoted by the OTC Bulletin Board on June 1, 2006 was $0.19.

         AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN THE SECTION OF THIS PROSPECTUS TITLED "RISK FACTORS" BEGINNING ON PAGE 5.

         NEITHER THE SECURITIES EXCHANGE AND COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus is _________, 2006

                           PRINCIPAL EXECUTIVE OFFICE:
                               Ambient Corporation
                                79 Chapel Street
                           Newton, Massachusetts 02458
                                 (617) 332-0004

                                TABLE OF CONTENTS
                                                                           PAGE

PROSPECTUS SUMMARY........................................................   1

RISK FACTORS..............................................................   5

USE OF PROCEEDS...........................................................  13

DESCRIPTION OF THE AGREEMENTS WITH THE SELLING
STOCKHOLDERS..............................................................  14

DIVIDEND POLICY...........................................................  18

PRICE RANGE OF COMMON STOCK...............................................  18

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF FINANCIAL OPERATION ...................................................  19

BUSINESS..................................................................  25

DESCRIPTION OF PROPERTY.......................... ........................  37

LEGAL PROCEEDINGS.........................................................  38

MANAGEMENT................................................................  38

EXECUTIVE COMPENSATION....................................................  39

BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS, DIRECTORS AND
EXECUTIVE OFFICERS........................................................  42

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................  42

SELLING STOCKHOLDERS......................................................  44

PLAN OF DISTRIBUTION......................................................  47

DESCRIPTION OF CAPITAL STOCK..............................................  49

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES
ACT LIABILITIES...........................................................  50

LEGAL MATTERS.............................................................  50

EXPERTS...................................................................  50

WHERE YOU CAN FIND MORE INFORMATION.......................................  50

INDEX TO FINANCIAL STATEMENTS. ........................................... F-1

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this Prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of Common Stock.

                               PROSPECTUS SUMMARY

         THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, ESPECIALLY THE SECTION TITLED "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

                               AMBIENT CORPORATION

       Ambient Corporation is primarily focused on the design, development, commercialization and marketing of Broadband over Power Lines (BPL) equipment, technologies and services. BPL technology enables power line infrastructure landlords (electric utilities & property owners) to use their existing medium voltage and low voltage power distribution infrastructure for the delivery of high-speed data services including consumer Internet access and utility, governmental, and industrial applications. The proprietary equipment, services and technologies that compose the BPL networks that we are designing, developing, testing and marketing will be referred to throughout this Prospectus as our "BPL Solutions."

       A slower version of BPL has been used by utilities for several decades for basic internal utility operations, primarily systems control and information feedback over the medium voltage distribution grid. However, the distribution transformers that reduce the medium voltage on the distribution grid to the lower voltage normally delivered to households and businesses effectively block the transmission of high-speed data signals. We have designed, developed and successfully tested, on a limited basis, our proprietary and patent protected technology and equipment designed to overcome these limitations. We are currently working with leading utilities and technology companies to further develop, test and demonstrate the equipment, components and technologies that comprise our BPL Solutions. First generation components and technologies presently are being evaluated in field trials and pilot programs. Our BPL Solutions are designed to take advantage of the existing utility distribution network architecture by overlaying a communications network that is scalable, adaptable and able to deliver a wide variety of applications and services to a diverse population.

         Our goal is to become a leading designer, developer and systems integrator for commercially deployed BPL networks that focus on providing broadband services to utility and other customers and maximizing internal utility functions (i.e. efficient systems control and monitoring). We intend to generate revenues from the design and management of BPL systems and from the sale, support and installation of the equipment and technologies comprising our BPL Solutions. Our business and strategy are subject to many risks. See the section of this Prospectus titled "Risk Factors" beginning on page 5.

         We are a late stage development stage company that has generated significant losses since our inception in June 1996. We recognized revenues of $236,903 and $734,697 for the year ended December 31, 2005 and the three months ended March 31, 2006, respectively, representing sales of equipment, software and related network design and installation services from pilots of our BPL systems. We incurred net losses of $11,226,555 and $2,068,521 for the year ended December 31, 2005 and the three months ended March 31, 2006, respectively. As a late stage development company, we have a limited operating history upon which an evaluation of our prospects can be made. Our prospects must therefore be evaluated in light of the challenges, expenses, delays and complications associated with a development stage company. Our independent accountants have included a "going concern" exception in their audit reports on our audited 2005 and 2004 financial statements. The financial statements do not include any adjustment that might result from the outcome of such uncertainty.

RECENT DEVELOPMENTS

         In May 2006, we raised gross proceeds of $10 million from the private placement to accredited institutional and individual investors of our two-year 8% Senior Secured Convertible Debentures. At closing, we received net proceeds of approximately $6.85 million after the payment of offering related fees and expenses in the approximate amount of $1 million and repayment of approximately $645,000 that we owed in respect of bridge loans made to us in January and April 2006. The bridge lender participated in the transaction and, accordingly, $1,500,000 in principal amount of such bridge loans (out of a total of $2 million) was offset against the bridge lender's purchase price of the convertible debentures. We intend to use the net proceeds from the sale of the convertible debentures for general corporate purposes.

         The debentures, issued on May 26, 2006, have a term of two years and are convertible into shares of Common Stock at the holder's option at any time at an initial conversion price of $0.15 per share, subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger, and as further described below. Commencing on first business day in September 2006 and on the first trading day of each month thereafter, we will be required to prepay 4.77% of the principal amount of the debentures originally issued, but not more than the then outstanding principal amount, together with all accrued interest due and payable through such repayment date. Prior to the effectiveness of the registration statement of which this Prospectus forms a part, such amount shall be paid in cash. After the effectiveness of the registration statement, at our option the amount may be paid either (i) in shares of Common Stock at a rate equal to 75% of the of the volume weighted average price of our Common Stock for the ten trading days ending on the trading day immediately preceding the scheduled payment date, provided that at the time of payment the registration statement of which this prospectus forms a part is then in effect or (ii) in cash, at 110% of the principal amount due and 100% of all other amounts due.

         We issued to the purchasers of the debentures warrants to purchase an aggregate of up to 66,666,667 shares of our Common Stock, comprised of (i) Class A warrants to purchase an aggregate of up to 33,333,333 shares of Common Stock, exercisable through the last day of the month in which the third anniversary of the effective date of the registration statement occurs at an initial per share exercise price of $0.20 and (ii) Class B warrants to purchase an aggregate of up to 33,333,333 shares of Common Stock, exercisable through the last day of the month in which the fifth anniversary of the effective date of the registration statement occurs at an initial per share exercise price of $0.25. We also issued to Pond Equities, Inc., a registered broker-dealer that served as our placement agent in the convertible debenture transaction, warrants to purchase an aggregate of up to 13,333,334 shares of our Common Stock, consisting of (i) a warrant to purchase up to 6,666,667 shares of Common Stock, exercisable through the last day of the calendar month on which the second anniversary of the effective date of the registration statement occurs at an initial per share exercise price of $0.15, (y) a warrant to purchase up to 3,333,333 shares of Common Stock, exercisable through the last day of the calendar month in which the third anniversary of the effective date of the registration statement occurs at an initial per share exercise price of $0.20 and and (z) a warrant to purchase up to 3,333,333 shares of Common Stock, exercisable through the last day of the calendar month in which the third anniversary of the effective date of the registration statement occurs at an initial per share exercise price of $0.25. Both the conversion price of the debentures and the exercise prices of the warrants are subject to adjustment in certain circumstances. For a more complete description of this financing, see "DESCRIPTION OF AGREEMENTS WITH THE SELLING STOCKHOLDERS"

CORPORATE INFORMATION

         Our principal offices are located at 79 Chapel Street, Newton, Massachusetts 02458 and our telephone number is (617) 332-0004. We maintain a website at www.ambientcorp.com. Information contained on our website is not part of this Prospectus.

         All references to "we," "our," or "us" in this filing refer to Ambient Corporation, a Delaware corporation, and our subsidiaries.

                                  RISK FACTORS

         Investing in shares of our Common Stock involves significant risk. You should consider the information under the caption "RISK FACTORS" beginning on page 5 of this Prospectus in deciding whether to purchase the Common Stock offered under this Prospectus.

                                  THE OFFERING

Securities offered by the
selling stockholders                  208,266,667  shares of Common Stock. (1)

Shares outstanding before the
offering                              167,857,781 shares of Common Stock. (2)

Use of Proceeds                       We will not
                                      receive any proceeds from
                                      the sale of the Common
                                      Stock by the selling
                                      stockholders.

(1) Includes up to (i) (a) 150% of (X) 66,666,667 shares of Common Stock issuable upon conversion of $10,000,000 in aggregate principal amount of our 8% Senior Secured Convertible Debentures ("Convertible Debentures") at a conversion price of $0.15 per share and (Y) up to 10,666,667 shares of Common Stock issuable in respect of interest on the Convertible Debentures accruing through the second anniversary of issuance, (b) 66,666,667 shares of Common Stock issuable upon exercise of the warrants issued to the purchasers of the Convertible Debentures (the "Warrants") and (C) an additional 7,200,000 shares of Common Stock, representing our current good faith estimate of additional shares that we might be required to issue to the selling stockholders in the event of adjustments to the conversion price of the Convertible Debentures or in payment of liquidated damages as contemplated by the terms of the agreements between us and such selling stockholders, (ii) (a) 13,333,333 shares of Common Stock issuable upon exercise of certain other warrants issued as compensation to a placement agent in connection with the issuance of the Convertible Debentures (the "Placement Agent Warrants") and (b) an additional 666,667 shares of Common Stock, representing our current good faith estimate of additional shares that we might be required to issue to the Placement Agent in the event of adjustments to the exercise price of these warrants or in payment of liquidated damages as contemplated by the terms of the agreements between us and such selling stockholders , (iii) (a) 4,000,000 shares of Common Stock issuable upon exercise of certain other warrants (the "Bridge Warrants") and (b) an additional 200,000 shares of Common Stock, representing our current good faith estimate of additional shares that we might be required to issue to the selling stockholder in the event of adjustments to the exercise price of these warrants or in payment of liquidated damages as contemplated by the terms of the agreements between us and such selling stockholders and (iv) 200,000 shares of Common Stock issuable upon exercise of certain other warrants (collectively with the Placement Agent Warrants and the Bridge Warrants, the "Other Warrants"). For a description of the agreement between us and the holders of the Convertible Debentures, the Warrants and the Other Warrants, see "DESCRIPTION OF THE AGREEMENTS WITH SELLING STOCKHOLDERS".

(2) As of June 1, 2006. Does not include (a) up to an aggregate of 15,239,500 shares of Common Stock issuable upon exercise of options granted under our 2000 Equity Incentive Stock Option Plan and our 2002 Non-Employee Director Stock Option Plan, (b) any of the shares described in footnote (1) above and (c) 41,492,814 shares of Common Stock issuable upon conversion of other outstanding convertible securities or upon exercise of other outstanding options and warrants.

                                  RISK FACTORS

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU PURCHASE ANY OF OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THIS EVENT YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS CONCERNING OUR BUSINESS

         WE HAVE A HISTORY OF LOSSES AND WE EXPECT THESE LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE.

         We are a late stage development stage company engaged in the design, development and marketing of our BPL Solutions. We incurred net losses of $2,068,521 and $5,647,876 for the three months ended March 31, 2006 and 2005, respectively, and $11,226,555 and $7,514,113 for the years ended December 31, 2005 and 2004, respectively. From inception through March 31, 2006, we reported an accumulated deficit of $88,274,521. We have been funding our operations primarily through the sale of our securities and expect to continue doing so for the foreseeable future. We expect to continue to incur net losses for the foreseeable future as we continue to further develop and test our BPL Solutions and intensify our commercialization efforts. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon the factors discussed elsewhere in this "Risk Factors" section. We cannot assure you that we will achieve or sustain profitability or that our operating losses will not increase in the future. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

         WE MAY NEED TO RAISE ADDITIONAL FUNDS IN ORDER TO ACHIEVE OUR BUSINESS OBJECTIVES.

         As of June 1, 2006, we had available cash balances of $6,787,922. Although management believes funds on hand will enable us to meet our liquidity needs at least through the end of 2006, circumstances may arise that would require us to raise additional capital in order to meet our liquidity needs and satisfy our current business plan prior to the receipt of significant revenues from BPL Solutions. At the present time, we have no commitments for any additional financing, and there can be no assurance that additional capital will be available to us on commercially acceptable terms or at all. We may have difficulty obtaining additional funds as and when needed, and we may have to accept terms that would adversely affect our stockholders. Additional equity financings are likely to be dilutive to holders of our Common Stock and debt financing, if available, may involve significant payment obligations and covenants that restrict how we operate our business or contain rights, preferences and privileges senior to our Common Stock.

         We also may be required to seek additional financing in the future to respond to increased expenses or shortfalls in anticipated revenues, accelerate product development and deployment, respond to competitive pressures, develop new or enhanced products, or take advantage of unanticipated acquisition opportunities. We cannot be certain we will be able to find such additional financing on commercially reasonable terms, or at all.

         If we are unable to obtain additional financing when needed, we could be required to modify our business plan in accordance with the extent of available financing. We also may not be able to accelerate the development and deployment of our products, respond to competitive pressures, develop new or enhanced products or take advantage of unanticipated acquisition opportunities. Finally, we may be required to sell out assets or shut down the company and cease operations.

         Our independent registered public accountants have included an explanatory paragraph in their report accompanying our audited consolidated financial statements for the years ended December 31, 2005 and 2004 relating to the uncertainty of our ability to continue as a going concern. This qualification may make it more difficult for us to raise additional capital when needed. Our auditors believe that there are conditions that raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability of reported assets or liabilities should we be unable to continue as a going concern.

         A DEFAULT BY US UNDER OUR 8% SENIOR SECURED CONVERTIBLE DEBENTURES ISSUED IN MAY 2006 WOULD ENABLE THE DEBENTURE HOLDERS TO TAKE CONTROL OF OUR INTELLECTUAL PROPERTY ASSETS.

         In May 2006, we issued $10,000,000 in aggregate principal amount of our 8% Senior Secured Convertible Debentures. The debentures are scheduled to mature on May 26, 2008 and, beginning on the first business day in September 2006 and on the first business day of each month thereafter, we will be required to prepay 4.77% of the principal amount of the debentures originally issued, but not more than the then outstanding principal amount, together with all interest then due and payable. We must pay this amount in cash prior to the effective date of the registration statement of which this Prospectus forms a part. Thereafter, we have the option to pay this amount in shares of Common Stock if the registration statement is effective on the date scheduled for prepayment. To secure our obligations under the debentures, we granted the holders a security interest in all of our intellectual property assets. The security interest terminates upon the earlier of (i) the date on which less than $2.5 million in principal amount of the Convertible Debentures is outstanding or (ii) payment or satisfaction of all of our obligations under the debentures. A default by us under the debentures would enable the holders to foreclose on our intellectual property. Any foreclosure could force us to substantially curtail or cease our operations.

         WE HAVE A LIMITED OPERATING HISTORY.

         We were incorporated in June 1996 and have been engaged in the BPL field since 1999. We are subject to all of the risks inherent in the establishment of a new business enterprise in a nascent and evolving field. Our limited operating history makes it difficult to evaluate our financial performance and prospects. No assurance can be made at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due.

         OUR COMMERCIAL SUCCESS IS CONTINGENT UPON OUR BPL SOLUTIONS BEING COMMERCIALLY DEPLOYED OVER THE UTILITIES DISTRIBUTION NETWORK OR IN ALTERNATIVE MARKETS.

         Our activities to date have primarily focused on the design, development, testing and marketing of our BPL Solutions for use on low and medium voltage distribution systems. We have established contractual relationships with leading technology companies and electric utilities for the design, development, evaluation and testing of our BPL Solutions. No assurance can be given that these arrangements will achieve their intended results or that they will result in our BPL Solutions being commercially deployed over an electrical power distribution network. We are in the process of integrating our BPL Solutions with various other complementary and necessary technologies. While our couplers and the other principal equipment and components comprising our BPL Solutions have been successfully tested in field trials and are being used in on-going pilots, no assurance can be given that these components or technologies will be successfully developed or technologically feasible for deployment on a commercial scale over an electric utility distribution network. In addition, the costs of commercializing our BPL Solutions may materially outweigh the revenues, if any, that we may generate from such commercialization.

         To date, we have provided our BPL Solutions primarily to electric utilities and ISPs on a pilot basis, and have earned limited revenues from these efforts. Our marketing success is dependent, initially, on the deployment by electric utilities of a communications network over their powerline distribution system utilizing our BPL Solutions or on our ability to develop other market applications for our technologies. If a significant number of electric utilities ultimately elect not to commercially deploy a power line communications system not to utilize our BPL Solutions or to favor other technologies or providers of similar services, our business may be adversely affected and we may be required to cease operations.

         Moreover, our BPL Solutions may not achieve or sustain market acceptance under emerging industry standards or may not meet, or continue to meet, the changing demands of the media access and technology service companies. If the market for our BPL Solutions does not develop or expand as we anticipate, our business, financial condition and results of operations would be materially adversely affected and we may be required to cease operations.

         GOVERNMENTAL REGULATIONS MAY DELAY OR PRECLUDE COMMERCIAL DEPLOYMENT OF A POWER LINE COMMUNICATIONS NETWORK.

         Electric utilities are ordinarily subject to significant governmental oversight and regulations, on both the state and federal level. Foreign utilities and other providers of electric power are also subject to significant governmental oversight and regulations in their respective home countries. In certain countries, there may be regulations restricting the transmission of high frequency signals over power lines, necessitating governmental permission. These regulations, as well as regulations in the telecommunications field, may inhibit, delay or preclude the commercial deployment of BPL networks or the utilization of our BPL Solutions. In October 2004, the Federal Communications Commission (the "FCC") adopted rules and regulations that, in our view, are favorable to the development of BPL. These regulations are being challenged. No assurance can be given that these regulations will not be modified by FCC in a manner adverse to our business or become subject to legal challenges. See "Governmental Regulations."

         IF WE FAIL TO PROPERLY MANAGE OUR GROWTH, OUR BUSINESS AND OPERATIONS WOULD BE HARMED.

         In order to further the commercialization of our BPL Solutions, we intend to expand our management team, testing, quality control, marketing, sales and service and support operations, as well as financial and accounting controls. The pace of any expansion, together with the level of expertise and technological sophistication required to provide implementation and support services, will demand an unusual amount of focus on the operational needs of our future prospective customers for quality and reliability. We anticipate that this development may strain our existing managerial, operational and financial resources.

         We may be unable to develop and expand our business and operations for one or more of the following reasons:

     o We may not be able to locate or hire at reasonable compensation rates qualified and experienced sales staff and other employees necessary to expand our capacity on a timely basis;

     o We may not be able to integrate new management and employees into our overall operations; and
     o We may not be able to successfully integrate our internal operations with the operations of product manufacturers and suppliers to produce and market commercially viable products or solutions.

If we cannot manage our growth effectively, our business and operating results will suffer.

         WE HAVE NO AGREEMENT RELATING TO SIGNIFICANT REVENUE GENERATING ACTIVITIES.

         While certain of our on-going pilot programs have resulted in limited revenues to us, we presently have no agreement with any electric utility or any other person relating to commercial exploitation of our BPL Solutions and no assurance can be provided that we will be successful in entering into any significant-revenue generating agreement on terms commercially acceptable to us.

         WE DEPEND ON ATTRACTING AND RETAINING KEY PERSONNEL.

         We are highly dependent on the principal members of our management and technology staff. The loss of their services might significantly delay or prevent the achievement of development or strategic objectives. Our success depends on our ability to retain key employees and to attract additional qualified employees. No assurance can be provided that we will be able to retain existing personnel or attract and retain additional highly qualified employees in the future.

                       RISKS CONCERNING OUR BPL SOLUTIONS

         AN INTERRUPTION IN THE SUPPLY OF COMPONENTS AND SERVICES THAT WE OBTAIN FROM THIRD PARTIES COULD HAMPER OR IMPEDE COMMERCIALIZATION OF OUR BPL SOLUTIONS.

         The principal components comprising our BPL Solutions include our proprietary and patent protected couplers, which we designed and developed in-house, and the nodes or communications controllers that are designed to interface with the existing power lines. To manufacture and assemble our end products and components, we depend on third parties to deliver and support reliable components, enhance their current products and components, develop new components on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. Any significant interruption in the supply of any of these components, products or services could hamper or impede our commercialization efforts and, following any commercialization, , may cause a decline in sales of our products and services, unless and until we are able to replace the functionality provided by these suppliers and services.

         WE FACE COMPETITION FROM SEVERAL SOURCES.

         As we are proposing an alternative broadband option, the competition for our BPL Solutions includes other non-power line based broadband providers, and to a lesser extent, other providers of BPL systems. Some of the providers of broadband access, including other providers of Powerline communications systems, have substantially greater financial, research and development, technological and marketing resources than we do. Numerous companies claim to provide non-power line based high-speed data transmission. In particular, ISPs provide Internet access over existing networks and have nationwide marketing presence and strategic or commercial licenses with telecom carriers. Wireless and satellite service providers have announced plans to expand fixed-wireless networks for high-speed data customers. Cellular operators are establishing portals facilitating access to web and information services.

         Certain companies, including some with significantly greater resources than we have, provide partial or complete power line based solutions. We believe that our core strategy, which attempts principally to collaborate with appropriate parties in the communications and service technology areas as well as utilities, provides the most viable prospect for deploying a commercially viable power line communications network. However, there can be no assurance that this strategy will be successful or that we will be able to compete successfully in this market. There can also be no assurance that other companies will not enter the market in the future. There can be no assurance that development by others of similar or more effective technologies or solutions will not render our BPL Solutions non-competitive or obsolete.

         In addition, our BPL Solutions may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors.

         WE MAY NOT HAVE ADEQUATELY PROTECTED OUR INTELLECTUAL PROPERTY RIGHTS.

         We have filed with the United States Patent and Trademark Office ("USPTO"), and with the appropriate agencies in foreign countries and other jurisdictions, patent applications with respect to the different BPL Solutions and applications on the medium and low voltage distribution grid and for in-building wiring. Our expanding patent portfolio includes seven patents issued or allowed by the USPTO and several pending patent applications in the United States and in other jurisdictions. However, our BPL Solutions include several components and technologies for which we may not have intellectual property rights. Accordingly, we periodically undertake products and technology clearance review of the technologies comprising our BPL Solutions.

         While we rely on a combination of copyright and trade secret laws, nondisclosure and other contractual provisions and technical measures to protect our intellectual property rights, it is possible that our rights relating to our BPL Solutions may be challenged and invalidated or circumvented. Further, effective intellectual property protection may be unavailable or limited in certain foreign countries. Despite efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise use aspects of processes and devices that we may regard as proprietary. Policing unauthorized use of proprietary information is difficult, and there can be no assurance that the steps we have taken will prevent misappropriation of our technologies. In the event that our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for technologies, which could have a material adverse effect on our business, financial condition and results of operations.

         Litigation may be necessary in the future to enforce our patent portfolio and intellectual property rights, to protect trade secrets, or to determine the validity and scope of the proprietary rights of others. There can be no assurance that any such litigation will be successful. Litigation could result in substantial costs, including indemnification of customers and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations, whether or not this litigation is determined adversely to us. In the event of an adverse ruling in any litigation, we might be required to pay substantial damages, discontinue the use and sale of infringing products, and expend significant resources to develop non-infringing technology or obtain licenses to infringed technology.

         FAILURE TO IMPLEMENT AND /OR MAINTAIN EFFECTIVE INTERNAL CONTROLS IN ACCORDANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002 COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS OPERATIONS.

         Beginning in fiscal 2007, we must perform an annual evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of those internal controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules adopted by the SEC. Our compliance with
Section 404 will require that we incur substantial accounting expenses and expend significant management efforts. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies a deficiency in our internal controls over financial reporting that is deemed to be a material weakness, corrective actions will be required, the market price of our Common Stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, all of which would require the expenditure of additional financial and management resources.

                     RISKS CONCERNING OUR CAPITAL STRUCTURE

         CONSOLIDATED EDISON, INC., AN AFFILIATE OF THE CONSOLIDATED EDISON COMPANY OF NEW YORK, INC., CONTROLS A SIGNIFICANT PORTION OF OUR COMMON STOCK AND COULD CONTROL OR INFLUENCE OUR ACTIONS IN A MANNER THAT CONFLICTS WITH OUR INTERESTS AND THE INTERESTS OF OTHER STOCKHOLDERS.

         As of June 1, 2006, Consolidated Edison, Inc. ("CEI"), an affiliate of the Consolidated Edison Company of New York, Inc., beneficially owned approximately 20.9% of the outstanding shares of our Common Stock (prior to the exercise of outstanding warrants and options and/or the conversion of the Convertible Debentures and the warrants issued in connection thereto). In addition, CEI is contractually entitled to designate a member of our board of directors, so long as it continues to beneficially hold, in the aggregate, 20% of our issued and outstanding equity capital. To date, CEI has not exercised this right. When and if this right is exercised, CEI may be able to exercise considerable influence over matters requiring board approval. In addition as a major stockholder, CEI currently is able to exercise significant influence over matters requiring the approval of our stockholders, including the election of directors and the sale of our company. Such a concentration of ownership may also have the effect of delaying or preventing a change in control of our company, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices. Any of these facts could decrease the market price of our Common Stock.

         THIS OFFERING MAY HAVE AN ADVERSE IMPACT ON THE MARKET PRICE OF OUR COMMON STOCK.

         This Prospectus relates to the sale or distribution of up to 208,266,667 shares of Common Stock by the selling security holders. We will not receive any proceeds from these sales and have prepared this Prospectus principally in order to meet our contractual obligations to some of the selling security holders. The sale of this block of stock, or even the possibility of its sale, may adversely affect the trading market for our Common Stock and reduce the price available in that market.

         OUR STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION UPON THE SCHEDULED REPAYMENT OF THE OUTSTANDING PRINCIPAL OF OUR DEBENTURES IN SHARES OF OUR COMMON STOCK BASED ON A DISCOUNT TO THE MARKET PRICE OF OUR COMON STOCK.

         Commencing on first business day in September 2006 and on the first trading day of each month thereafter, we will be required to prepay 4.77% of the aggregate principal amount of the debentures originally issued, but not more than then outstanding principal amount, together with all accrued interest due and payable up to such repayment date. Prior to the effectiveness of the registration statement of which this Prospectus forms a part, this amount will be paid in cash. After the effectiveness, at our option the amount may be paid either (i) ) in shares of Common Stock at a rate equal to 75% of the of the volume weighted average price of our Common Stock for the ten trading days ending on the trading day immediately preceding the scheduled payment date, provided that at the time of payment there is then in effect an effective registration statement or (ii) in cash, at 110% of the principal amount due and 100% of all other amounts due, or (ii, but only if at the time of payment there is then in effect an effective registration statement. Notwithstanding the foregoing, the number of shares to be acquired by each of the holders of the debentures upon conversion or repayment cannot exceed the number of shares that, when combined with all other shares of Common Stock and securities then owned by each holder and its affiliates, would result in any one of them owning more than 4.99% of our then outstanding Common Stock.

         There is an inverse relationship between our stock price and the number of shares issuable upon prepayment of the Convertible Debentures. That is, the higher the market price of our Common Stock at the time a scheduled principal payment is made, the fewer shares we would be required to issue, and the lower the market price of our Common Stock at the time of such scheduled principal pre-payment, the more shares we would be required to issue.

         FUTURE SALES OF COMMON STOCK OR OTHER DILUTIVE EVENTS MAY ADVERSELY AFFECT PREVAILING MARKET PRICES FOR OUR COMMON STOCK.

         As of June 1, 2006, we are authorized to issue up to 500,000,000 shares of Common Stock, of which 167,857,781 shares are outstanding. As of June 1, 2006, an additional 55,912,314 shares of Common Stock are reserved for issuance upon conversion of outstanding convertible debentures, the exercise of warrants issued to the holders of these convertible debentures or exercise of outstanding options or warrants to purchase Common Stock. In addition, $10 million in principal amount of our Convertible Debentures (and accrued interest) may be repaid, at our option, in an undeterminable number of shares of our Common Stock. Many of the above options, warrants and convertible securities contain provisions that require the issuance of increased numbers of shares of common stock upon exercise or conversion in the event of stock splits, redemptions, mergers or other transactions. The occurrence of any such event or the exercise or conversion of any of the options, warrants or convertible securities described above would dilute the interest in our company represented by each share of Common Stock and may adversely affect the prevailing market price of our Common Stock.

         Additionally, our board of directors has the authority, without further action or vote of our stockholders, to issue authorized shares of our Common Stock that are not reserved for issuance. Such stock issuances may be made at a price that reflects a discount from the then-current trading price of our Common Stock. In addition, in order to raise the amount of capital that we need at the current market price of out Common stock, we may need to issue a significant number of shares of Common Stock or securities that are convertible into or exercisable for a significant number of shares of our Common Stock.

         Furthermore, we currently have a concurrent offering of shares of our Common Stock that will have a dilutive effect on any purchaser of shares under this Prospectus. We intend to shortly file Post Effective Amendment No. 1 to Registration Statement on Form SB-2 (File Number 333-1221150) covering sales by selling stockholders of approximately 79.5 million shares issued or issuable upon conversion of our 6% Convertible Debentures issued in December 2004 and shares issuable upon exercise of certain other warrants and options included therein. The shares included in such registration statement that was previously filed are not covered by this Prospectus or the registration statement of which it is a part.

         Any of these issuances will dilute the percentage ownership interests of our current stockholders, which will have the effect of reducing their influence on matters on which our stockholders vote, and might dilute the book value and market value of our Common Stock. Our stockholders may incur additional dilution upon the exercise of currently outstanding or subsequently granted options or warrants to purchase shares of our Common Stock.

         IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

         Provisions of Delaware law, as well as the presence of Consolidated Edison, Inc., our largest stockholder, could make it more difficult for a third party to acquire us, even if such acquisition would be beneficial to our stockholders.

         OUR STOCK PRICE MAY BE VOLATILE.

         The market price of our common stock will likely fluctuate significantly in response to the following factors, some of which are beyond our control:


               o Variations in our quarterly operating results due to a number of factors, including but not limited to those identified in this "RISK FACTORS " section;

               o Changes in financial estimates of our revenues and operating results by securities analysts or investors;

               o    Changes in market valuations of BPL companies;

               o Announcements by us of commencement to, changes to, or cancellation of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

               o    Additions or departures of key personnel;

               o    Future sales of our Common Stock;

               o Stock market price and volume fluctuations attributable to inconsistent trading volume levels of our stock;

               o    Commencement of or involvement in litigation; and

               o Announcements by us or our competitors of technological innovations or new products.

         In addition, the equity markets have experienced volatility that has particularly affected the market prices of equity securities issued by high technology companies and that often has been unrelated or disproportionate to the operating results of those companies. These broad market fluctuations may adversely affect the market price of our Common Stock.

         PENNY STOCK REGULATIONS ARE APPLICABLE TO INVESTMENT IN SHARES OF OUR COMMON STOCK.

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current prices and volume information with respect to transactions in such securities are provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to penny stock rules. Many brokers will not deal with penny stocks; this restricts the market.

         BECAUSE WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON OUR SHARES OF COMMON STOCK, OUR STOCKHOLDERS WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR SHARES UNLESS THEY SELL THEM.

         We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus contains some "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that are based on the beliefs of our management, as well as assumptions made by and the information currently available to our management. When used in this Prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements, including those risks discussed in this Prospectus.

         You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. Except for special circumstances in which a duty to update arises when prior disclosure becomes materially misleading in light of subsequent circumstances, we do not intend to update any of these forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

         The selling stockholders will receive the net proceeds from sales of the shares of Common Stock included in this Prospectus. We will not receive any proceeds from the sale of Common Stock by the selling stockholders. We would, however, receive proceeds from the exercise of warrants to purchase up to 84,000,000 shares of Common Stock that were issued in connection with the Convertible Debentures and the Other Warrants that are held by the selling stockholders, to the extent such options or warrants are exercised for cash. These warrants may not be exercised on a cashless basis until May 27, 2007. Even after such date, these warrants may only be exercised on a cashless basis if a registration statement covering the shares issuable under the relevant warrants is not effective at the time of exercise. If the options or warrants are exercised on a cashless basis, we will not receive proceeds from those exercises.

         The selling stockholders are not obligated to exercise these options or warrants, and there can be no assurance that they will do so. If all of these options and warrants were exercised for cash, we would receive proceeds of approximately $23.8 million. Any proceeds we receive from the exercise of these options and warrants will be used for working capital and general corporate purposes.

                    AGREEMENTS WITH THE SELLING STOCKHOLDERS

         THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE AGREEMENTS BETWEEN US AND CERTAIN OF THE SELLING STOCKHOLDERS RELATING TO THE PURCHASE BY THESE SELLING STOCKHOLDERS OF OUR CONVERTIBLE DEBENTURES AND THE WARRANTS ISSUED IN CONNECTION THEREWITH. WE ARE REGISTERING THE SHARES OFFERED BY THIS PROSPECTUS IN ORDER TO SATISFY OUR OBLIGATIONS TO THE HOLDERS OF THESE CONVERTIBLE DEBENTURES AND WARRANTS.

         COPIES OF THE SECURITIES PURCHASE AGREEMENTS, DEBENTURES, WARRANTS, REGISTRATION RIGHTS AGREEMENTS, SECURITY INTEREST AGREEMENTS AND OTHER TRANSACTION DOCUMENTS DESCRIBED BELOW HAVE BEEN FILED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO EACH OF THESE DOCUMENTS, WHICH ARE INCORPORATED HEREIN BY REFERENCE. WE URGE YOU TO READ THESE DOCUMENTS CAREFULLY FOR MORE DETAILS REGARDING THE PROVISIONS WE DESCRIBE BELOW AND FOR OTHER PROVISIONS THAT MAY BE IMPORTANT TO YOU.

CONVERTIBLE DEBENTURES

         Pursuant to a Securities Purchase Agreement dated as of May 26, 2006 (the "Securities Purchase Agreement") between us and certain accredited institutional and individual investors, we issued $10 million in aggregate principal amount of our Convertible Debentures. In connection with the issuance of the Convertible Debentures, we issued to the holders of the Convertible Debentures warrants (the "Warrants") comprised of (i) Class A Warrants to purchase an aggregate of up to 33,333,333 shares of our Common Stock at an exercise price of $0.20 per share and (ii) Class B Warrants to purchase an aggregate of up to 33,333,333 shares of our Common Stock at an exercise price of $0.25 per share.

         The Convertible Debentures have a term of two years. Each Convertible Debenture is convertible into shares of Common Stock at an initial conversion price of $0.15 per share, subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger. Interest at the rate of 8.0% per annum is payable upon conversion, a required pre-payment or upon maturity, whichever occurs first, and will continue to accrue until the Convertible Debentures are fully converted and/or paid in full. Interest on the Convertible Debentures is payable, at our option, either (i) in cash or (ii) in shares of Common Stock at a rate equal to the initial conversion rate or as otherwise specified below; provided that interest payments may be made in shares of Common Stock only if on the relevant interest payment date the Registration Statement (as defined below) is then effective.

         Beginning on first business day in September 2006 and on the first trading day of each month thereafter (each such date, a "Scheduled Payment Date"), we will be required to prepay 4.77% of the principal amount of the Convertible Debentures originally issued, but not more than the then outstanding principal amount, together with all interest then accrued and payable. Prior to the effectiveness of the registration statement of which this Prospectus forms a part (the "Registration Statement"), such amount shall be paid in cash. After the effective date of such registration statement, the amount may be paid, at our option, either in shares of Common Stock at a rate equal to 75% of the value weighted average price (VWAP) of the Common Stock for the ten trading days ending on the trading day immediately preceding such scheduled payment date, but only if at the time of payment the Registration Statement is then effective or (i) in cash, at 110% of the principal amount due and 100% of all other amounts due. It will be assumed that the Company is electing to make such payment in shares unless, at least 30 days prior to the relevant Scheduled Payment Date, the Company gives written notice of its intention to make payment in cash. In any event, holders of the Convertible Debentures may continue to convert the debentures during the period from the date of the notice until and including the scheduled payment date; such conversions, if any, shall not reduce the amount of the payment required to made by us (except that our payment shall not exceed the outstanding balance of the Convertible Debenture as of the relevant scheduled payment date plus the accrued thereon). In addition, provided the Registration Statement is effective, we may prepay the amounts outstanding on the Convertible Debentures by giving advance notice and paying an amount equal to 120% of the sum of (x) the principal being prepaid plus (y) the accrued interest thereon. Holders will continue to have the right to convert their Convertible Debentures prior to the actual prepayment.

         The holders of the Convertible Debentures may require us to redeem the outstanding Convertible Debentures upon the occurrence of any one or more of the following events of default : (i) our failure to pay principal and interest when due (subject to a five day grace period), (2) our material breach of any of the representations or warranties we make in the Securities Purchase Agreement, (3) our failure to have stock certificates delivered within a specified time period after delivery of a conversion notice if such failure continues for five trading days after notice thereof to us, (4) our failure to observe any undertaking contained in the Convertible Debentures or the other transaction documents in a material respect if such failure continues for 30 calendar days after notice,
(5) our insolvency, liquidation or a bankruptcy event, (6) the entry of money judgment or similar process in excess of $750,000 if such judgment remains unvacated for 60 days or (7) the suspension of the Common Stock from quotation on the OTC Bulletin Board or the other principal market on which our Common Stock is then traded, if such suspension continues for ten consecutive trading days. The redemption amount is equal to (i) (x) the principal and accrued interest of the Convertible Debentures being redeemed, divided by (y) the applicable conversion price, multiplied by (ii) the highest closing sale price of our Common Stock from the date of the redemption notice through the payment date.

         Under certain conditions, we are entitled to require the Debenture Holders to convert all or a part of the outstanding principal amount of the Convertible Debentures. If the closing sale price of our Common Stock as quoted on the OTC Bulletin Board is more than $0.60 (which amount may be adjusted for certain capital events, such as stock splits) on each of fifteen consecutive trading days, then, subject to the conditions specified below, within five trading days after the last day in such period, we may, at our option (exercised by written notice to the holders of the Convertible Debentures), require the holders thereof to convert all or any part of their Convertible Debentures on or before a specified date, which date shall not be less than 20 and not more than 60 trading days after the date of such notice. Conversion on the date specified shall be at the conversion price then in effect. Holders of Debentures may continue to convert their Convertible Debentures after we furnish such notice. This right is available only if, on the date on which we give notice of mandatory conversion and on each trading day thereafter through and including the date of mandatory conversion specified in the original notice from the Company, (x) the Registration Statement is effective and (y) there is no Event of Default under the Convertible Debenture or other event which, with the giving of notice or the passage of time (that is, without regard to any grace or cure periods), could be declared to be an Event of Default under the Convertible Debentures.

         The Warrants first become exercisable on the earlier of (i) the 65th day following issuance or (ii) the effective date of the Registration Statement. The Class A Warrants are exercisable through the last day of the month in which the third anniversary of the effective date of the Registration Statement occurs at a per share exercise price of $0.20 and the Class B Warrants are exercisable through the last day of the month in which the fifth anniversary of the effective date of the Registration Statement occurs at a per share exercise price of $0.25. The exercise price for the Warrants is subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. Holders are entitled to exercise their Warrants on a "cashless" basis after the first anniversary of issuance if the Registration Statement is not in effect at the time of exercise. If the holder elects the cashless exercise option, it will receive a lesser number of shares and we will not receive any cash proceeds from that exercise. The lesser number of shares which the holder will receive is determined by a formula that takes into account the closing bid price of our Common Stock on the trading day immediately before the Warrant exercise. That closing price is multiplied by the full number of shares for which the Warrant is then being exercised. That result is reduced by the total exercise price the holder would have paid for those shares if it had not elected a cashless exercise. The number of shares actually issued under the cashless exercise option is equal to the balance amount divided by the closing price referred to above.

         The Convertible Debentures and Warrants provide that the beneficial owner can convert such debenture or exercise such warrant in accordance with their respective terms by giving notice to us. However, the holder may not convert the Convertible Debentures or exercise its Warrant to the extent that such conversion or exercise would result in such owner and its affiliates beneficially owning more than 4.99% of our stock then outstanding (after taking into account the shares of our Common Stock issuable upon such conversion or warrant exercise). If the holder then disposes of some or all of its holdings, it can again convert its debentures or exercise its warrant.

         To secure our obligations under the Convertible Debentures, we granted to the holders a security interest in substantially all of our intellectual property under the terms and conditions of a Security Interest Agreement dated as of May 26, 2006 (the "Security Interest Agreement"). The security interest terminates upon the earlier of (i) the date on which less than $2.5 million in principal amount of the Convertible Debentures is outstanding or (ii) payment or satisfaction of all of our obligations under the Securities Purchase Agreement.

         The conversion price of the Convertible Debentures and the exercise price of the Warrants are subject to adjustment. Under our agreements with the holders of the Convertible Debentures, if we made certain sales of its Common Stock (or securities convertible into Common Stock) to any third party during the period from the closing date of the transaction through the date which is the earlier of (i) the 18th month anniversary of the effective date of the Registration Statement (subject to extension if the effectiveness of such Registration Statement is suspended in the interim) or (ii) the date on which less than $2.5 million in principal amount of the Convertible Debentures remain unconverted (the "Final Lockup Period"), then adjustments would be made to the conversion price of the then unconverted Convertible Debentures and to the exercise price of the then unexercised Warrants. The above adjustments do not apply to certain specified transactions, such as the exercise of outstanding options, warrants, or convertible securities, the issuance of securities pursuant to our employee stock option plan or our non-employee director option plan, or the issuance of options to our directors, officers, employees, advisors or consultants, and transactions with strategic investors. The exercise price of the Warrants also is subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger. In addition, in certain cases, the investors may be entitled to receive additional warrants to purchase additional shares.

         We also agreed that during the Final Lockup Period, without the prior written consent of the holders of at least 75% of the then outstanding Convertible Debentures, we will not enter into any new transaction for the offer or sale of our securities that provides for a variable conversion price or a variable exercise price. We also agreed that until the effective date of the Registration Statement we will not enter into any other transaction for the offer or sale of any of our securities and, commencing on the effective date and until the earlier of the (i) the six month anniversary of such effective date or
(ii) the date on which less than $2.5 million in principal amount of the Convertible Debentures remain unconverted, we will not enter into any transaction granting registration rights to the investors in that new transaction.

         Pursuant to a Registration Rights Agreement dated as of May 26, 2006 (the "Registration Rights Agreement") between us and each purchaser of the Convertible Debentures, we are obligated to file the Registration Statement registering the resale under the Act (i) 150% of the number of shares of Common Stock issuable on conversion in full of the Convertible Debentures outstanding plus interest accrued thereon through the scheduled maturity date thereof (assuming for such purposes that interest is paid in shares at the initial conversion price), (ii) the number of shares of Common Stock issuable upon exercise in full of the Warrants and (iii) our good faith estimate of certain additional shares we might have to issue to the selling stockholders in payment of liquidated damages under the Registration Rights Agreement, as described below. We are obligated to keep the Registration Statement effective until the earlier of the date on which the holders may sell without restriction all shares registered on their behalf under this Prospectus under Rule 144 promulgated under the Act or the date on which such holders no longer own any of those shares.

         We are also registering 14,200,000 shares of Common Stock that may become issuable upon exercise of warrants (the "Placement Agent's Warrants") issued in connection with the placement of the Convertible Debentures in accordance with the terms of the Placement Agency Agreement dated as of May 26, 2006 (the "Placement Agency Agreement") between us and Pond Equities, Inc. The Placement Agent's Warrants are comprised of (i) warrants to purchase 6,666,667 shares of Common Stock exercisable at an initial per share exercise price of $0.15 through the last day of the calendar month on which the fifth anniversary of the effective date of the Registration Statement occurs, (ii) warrants to purchase 3,333,333 shares of Common Stock exercisable at an initial per share exercise price of $0.20 exercisable through the last day of the calendar month on which the third anniversary of the effective date of the Registration Statement occurs, (iii) warrants to purchase 3,333,333 shares of Common Stock exercisable at an initial per share exercise price of $0.25 through the last day of the calendar month on which the fifth anniversary of the effective date of the Registration Statement occurs and (iv) our good faith estimate of certain additional shares we might have to issue to the Placement Agent upon an adjustment in the exercise price of the Placement Agent's Warrants. The Placement Agent's Warrants are otherwise exercisable on substantially the same terms and conditions as the Warrants. In addition, subject to certain specified conditions, we granted to the Placement Agent a right of first refusal to manage any private offering of our equity or debt securities through November 2006 where we retain or otherwise use the services of an investment bank or similar financial advisor. These first refusal rights are contingent upon the Placement Agent participating in any such future offering on the same terms and conditions as we receive from a third party. The right of first refusal does not apply to transactions with strategic investors.

         Under the Registration Rights Agreement, we will be obligated to pay liquidated damages to the holders of the Convertible Debentures if the Registration Statement is not declared effective before the earlier of five days after notice by the SEC that it may be declared effective or August 24, 2006. In addition we may be required to pay liquidated damages if the effectiveness is suspended for more than certain permitted periods. The permitted suspension periods are any one or more periods during any consecutive 12-month period aggregating not more than 30 days, but each period shall be neither for more than 20 days nor begin less than 10 trading days after the preceding suspension period ended. The amount of liquidated damages that we must pay to the holders of the Convertible Debentures will be, for each 30-day period (and pro rata for any such period which is less than 30 days), (i) in the event of any late filing or effectiveness 2% of the principal amount of the Convertible Debentures originally issued and (ii) in the event of any suspension of effectiveness 2% of the sum (the "Suspension Stated Value") of (X) the stated value of all Convertible Debentures not yet converted and (Y) the stated value of Convertible Debentures converted within the preceding 30 trading days if the Common Stock issued upon conversion of any such Convertible Debentures is still held by the converting debenture holder. The Convertible Debenture holders have the right to have these liquidated damages paid in shares of Common Stock (valued at the conversion price). In addition, the Company is entitled to pay these liquidated damages in shares of

Common Stock if the Registration Statement is effective at the time of payment.

         We have entered into an agreement (a "Principal's Agreement") with each of our directors and officers that provides that such person (and their affiliates) will not, without the prior written consent of the holders of at least 75% of the then outstanding principal amount of the Convertible Debentures, sell any shares of our Common Stock through the 180th day after the effective date of the Registration Statement. Thereafter, without such consent, such person or will not sell shares representing more than 10% of his aggregate holdings of Common Stock in any 30 day period (plus any portion of the permitted amount that was not sold or disposed of during the immediately preceding 30 day period). This limitation will expire when the outstanding principal amount of the Convertible Debentures is less than $2.5 million.

OTHER WARRANTS

         We are also registering 4,000,000 shares of our Common Stock issuable upon exercise of certain other warrants that we issued in January and April 2006 to an institutional investor in connection with the advance of short-term secured loans by such investor to us and an additional 200,000 shares of Common Stock representing our current good faith estimate of additional shares that we might be required to issue to the investor upon adjustment to the number of shares issuable upon exercise of the warrants. In addition, we have issued to each of two service providers three year warrants to purchase up to 100,000 shares of our Common Stock, of which warrants for 50,000 shares have an exercise price of $0.25 and warrants for 50,000 shares have an exercise price of $0.20.

                                 DIVIDEND POLICY

         The Company has paid no dividends on its Common Stock and does not expect to pay cash dividends in the foreseeable future. It is the present policy of our board or directors to retain all earnings to provide funds for the growth of the Company. The declaration and payment of dividends in the future will be determined by our board of directors based upon the Company's earnings, financial condition, capital requirements and such other factors as our board of directors may deem relevant. The Company is not under any contractual restriction as to its present or future ability to pay dividends.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our Common Stock is quoted on the OTC Bulletin Board under the symbol "ABTG". Although trading in our Common Stock has occurred on a relatively consistent basis, the volume of shares traded has been limited.

         The following table shows the quarterly high and low bid prices for our Common Stock over the last two completed fiscal years and the first quarter of the current fiscal year as quoted on the OTC Bulletin Board. The prices represent quotations by dealers without adjustments for retail mark-ups, mark-downs or commission and may not represent actual transactions. Investors should not rely on historical prices of our Common Stock as an indication of its future price performance. The closing price of our Common Stock on June 1, 2006 was $0.19 per share.


                                             LOW       HIGH
                                             ----      ----
YEAR ENDED DECEMBER 31, 2006
   FIRST QUARTER                            $ 0.10    $0.25
YEAR ENDED DECEMBER 31, 2005
   FIRST QUARTER                            $ 0.25    $0.45
   SECOND QUARTER                           $ 0.19    $0.28
   THIRD QUARTER                            $ 0.18    $0.28

   FOURTH QUARTER                           $ 0.09    $0.19
YEAR ENDED DECEMBER 31, 2004
   FIRST QUARTER                            $ 0.12    $0.48
   SECOND QUARTER                           $ 0.25    $0.40
   THIRD QUARTER                            $ 0.195   $0.275
   FOURTH QUARTER                           $ 0.225   $0.505

         As of June 1, 2006, there were 153 holders of record of our Common Stock. A significant number of shares of our Common Stock are held in either nominee name or street name brokerage accounts and, consequently, we are unable to determine the number of beneficial owners of our stock.

         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE NOTES RELATED TO THOSE STATEMENTS. SOME OF OUR DISCUSSION IS FORWARD-LOOKING AND INVOLVES RISKS AND UNCERTAINTIES. FOR INFORMATION REGARDING RISK FACTORS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, REFER TO THE RISK FACTORS SECTION OF THIS ANNUAL REPORT.

OVERVIEW

         We are primarily focused on the design, development, commercialization, and marketing of BPL equipment, technologies, and services. BPL technology enables power line infrastructure landlords (electric utilities & property owners) to use their existing medium voltage and low voltage power distribution infrastructure for the delivery of high-speed data services including consumer Internet access and utility, governmental, and industrial applications.

         At the present time we have running a number of field trials and pilots that are evaluating the components and technologies that compose our BPL Solutions. During the Fiscal 2005 and the current fiscal year, we strengthened our existing partnerships and strategic relationships with utilities and other technology companies to develop, deploy, and commercialize our BPL technology and entered into new ones. Our patent portfolio increased in size during the past two years and currently includes seven patents on the core data coupling technology and its application, with several other patent applications allowed, pending, or under review. Our technical personnel lead key industry committees working on BPL standardization and safety. During the past two years, we identified and addressed new marketing opportunities and developed a software solution for the management of BPL networks.

         Our objective over the next twelve months is to continue our development, testing, commercialization and marketing efforts. We plan to continue to operate field trials and pilots of our BPL Solutions and to actively seek new ones. We plan to aggressively pursue commercialization opportunities. Aided by our partnerships and strategic relationships we plan to continue development of the next generation of BPL equipment and technology. We plan to continue to expand our patent portfolio and to continue to drive industry standardization efforts. We will continue to seek new alliances and to identify and address new marketing opportunities. We shall pursue a role as a leading BPL systems designer, integrator, and coordinator, and continue to develop our network management solution, to position the company to generate revenue from all phases of the BPL product life cycle.

         We are a late stage development stage company that has generated significant losses since our inception, and we expect to continue to incur substantial losses for the foreseeable future. As of March 31, 2006, we had an accumulated deficit of approximately $88.2 million (which includes approximately $53.0 million in stock based charges and other non-cash charges).

CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

         The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to revenue recognition, bad debts, investments, intangible assets and income taxes. Our estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

         We have identified the accounting policies below as critical to our business operations and the understanding of our results of operations.

         REVENUE RECOGNITION. We recognize revenue from product sales upon shipment to customers and when all requirements related to the shipments have occurred. We recognized revenue from design and installation services at the time services are performed. Revenue from software licensing is deferred and recognized over the life of the license agreement.

         INVENTORY VALUATION. Inventory is valued at the lower of cost or market determined on the first-in, first-out (FIFO) basis. Market, with respect to direct materials, is replacement cost and is net realizable value for work-in-process and finished goods. The value of the inventory is adjusted for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. Further, as the Company is still in late stage development, fixed manufacturing costs may produce negative gross margins. As such, inventories are reviewed for lower of cost or market valuation.

         STOCK-BASED COMPENSATION. Effective January 1, 2006, we adopted SFAS Statement No. 123(R) "Share Based Payment" ("SFAS 123(R)") utilizing the "modified prospective" method as described in SFAS 123(R). In the "modified prospective" method, compensation cost is recognized for all share-based payments granted after the effective date and for all unvested awards granted prior to the effective date. In accordance with SFAS 123(R), prior period amounts are not restated. SFAS 123(R) also requires the tax benefits associated with these share-based payments to be classified as financing activities in the statement of cash flows, rather than operating cash flows as required under previous regulations.

         Stock options granted to non-employees are recorded at their fair value, as determined in accordance with SFAS No. 123 and Emerging Issues Task Force Consensus No. 96-18, and recognized over the related service period. Deferred charges for options granted to non-employees are periodically re-measured as the options vest.

         We use the Black-Scholes option-pricing model to estimate the fair value of options we have granted for purposes of making the disclosure required by SFAS 123. In order to calculate the fair value of the options, assumptions are made for certain components of the model, including risk-free interest rate, volatility, expected dividend yield rate and expected option life. Although we use available resources and information when setting these assumptions, changes to the assumptions could cause significant adjustments to the valuation.

         DEFERRED INCOME TAXES. Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. At December 31, 2005, our deferred income tax assets consisted primarily of net operating loss carry forwards and stock based compensation charges which have been fully offset with a valuation allowance due to the uncertainty that a tax benefit will be realized from the assets in the future.

RESULTS OF OPERATIONS

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2006 TO THE THREE MONTHS ENDED MARCH 31, 2005

         REVENUE. Revenues for the three months ended March 31, 2006 were $734,697. We recorded no revenues for the three months ended March 31, 2005. Revenues recorded during the 2006 period are attributable to the sales of equipment totaling $399,998 and the sales of software and related network design and installation services from new pilots totaling $334,699. We first recorded revenues during the third quarter of 2005. One customer accounted for 100% of the hardware revenue in 2006. Revenues from the sale of software and related network design and installation services included the $325,000 advance from Con Edison Company of New York, Inc. ("Con Edison"), an affiliate of Con Edison, Inc., a principal stockholder of the Company, to us in February 2002 in connection with the initial feasibility trial of BPL technology.

         COSTS OF SALES. Costs of sales for the three months ended March 31, 2006 were $430,708. We incurred no costs of sales during the three months ended March 31, 2005. Cost of sales include all costs related to manufacturing and selling products and services and consist primarily of direct material costs and salaries and related expenses for personnel.

         GROSS MARGIN. Gross margin for the three months ended March 31, 2006 was $303,989. There was no gross margin for the three months ended March 31, 2005 as the Company recorded no revenue for that period

         Gross margin on hardware sales represented a loss of $24,532. The cost associated with these units reflect early stage, low volume pricing.

         Gross margin on the sales of software and related network design and installation services amounted to $328,521. Gross margin included the $325,000 from Con Edison. As part of an amended agreement between Con Edison and the Company, it was agreed that the $325,000 advance owing from the Company to Con Edison was subsumed into revenue

         RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist primarily of expenses incurred in designing, developing and field testing our BPL Solutions. These expenses consist primarily of salaries and related expenses for personnel, contract design and testing services, supplies used and consulting, and license fees paid to third parties. Research and development expenses for the three months ended March 31, 2006 and 2005 were $777,580 and $727,393, respectively. The increase in research and development expenses during the 2006 period is primarily attributable to our increased product design and development efforts.

         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses primarily consist of salaries and other related costs for personnel in executive and other administrative functions. Other significant costs include professional fees for legal, accounting and other services. General and administrative expenses for the three months ended March 31, 2006 and 2005 were $714,557 and $758,036, respectively.

         OTHER OPERATING EXPENSES. A portion of our operating expenses are attributable to non-cash charges associated with the compensation of consultants through the issuance of stock options and stock grants. Stock-based compensation is non-cash and will therefore have no impact on our cash flows or liquidity. For the three months ended March 31, 2006 and 2005, we incurred non-cash stock-based compensation expense of $12,817 and $12,435, respectively.

         NONCASH EXPENSES. For the three months ended March 31, 2006 and 2005, we incurred non-cash expenses of $815,625 and $4,138,486, respectively. These non-cash expenses relate to the amortization of deferred financing costs incurred in our January 2006 bridge loan financing, as well the amortization of the beneficial conversion feature of convertible debt and the amortization of deferred financing costs as a result of the conversions of our December 2004 convertible debentures during the 2006 and 2005 periods.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2005 TO THE YEAR ENDED DECEMBER 31,
2004

         REVENUE. Revenue for the year ended December 31, 2005 was $236,903 and was attributable to the sales of equipment, software and related network design and installation services from new pilots that were launched in 2005. No revenues were recorded for the year ended December 31, 2004.

         COST OF SALES. Costs of sales for year ended December 31, 2005 were $501,707. No costs of sales were recorded for the year ended December 31, 2004. Cost of sales include all costs related to manufacturing and selling products and services and consist primarily of direct material costs and salaries and related expenses for personnel. Cost of sales also includes expenses related to the write down of inventory to the lower of cost or market. For the year ended December 31, 2005 cost of sales included an inventory write down of $151,278 related to lower of cost or market adjustments and an inventory reserve of $146,314 for excess, obsolete, and surplus inventory resulting from the transition from first to second generation technology.

         GROSS MARGIN. Gross margin for the year ended December 31, 2005 was a loss of $264,804. There was no gross margin recorded during 2004. Gross margin for the year was negative as a result of inventory write-downs of $151,278 for lower of cost of market adjustments and an inventory reserve of $146,413 in excess, obsolete and surplus inventory. Because we are still a development stage company, the allocation of fixed manufacturing costs to cost of goods sold may continue to result in negative gross margins until we reach commercial viability.

         RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist of expenses incurred primarily in designing, developing and field testing our BPL Solutions. These expenses consist primarily of salaries and related expenses for personnel, contract design and testing services, supplies used and consulting and license fees paid to third parties cash expenditures. Research and development expenses for the years ended December 31, 2005 and 2004 were approximately $2.6 million and $2.5 million, respectively. The increase in research and development expenses in 2005 compared to 2004 is primarily attributable to an increase in the product design and development efforts.

         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of salaries and other related costs for personnel in executive and other functions. Other significant costs include insurances, professional fees for legal, accounting and other services. General and administrative expenses for the years ended December 31, 2005 and 2004 were approximately $3.6 million and $2.4 million, respectively. The increase in general and administrative expenses during 2005 is primarily attributable to an increase in personnel and related costs. We expect that our general and administrative expenses will increase over the next twelve months as we increase our efforts to market and commercialize our BPL Solutions.

         A portion of our operating expenses are attributable to non-cash charges associated with the compensation of consultants through the issuance of stock options and stock grants. Stock-based compensation is non-cash and will therefore have no impact on our cash flows or liquidity.

         OTHER OPERATING EXPENSES. A portion of our operating expenses is attributable to non-cash charges associated with the compensation of consultants through the issuance of stock options and stock grants. Stock-based compensation is non-cash and will therefore have no impact on our cash flows or liquidity. For the years ended December 31, 2005 and 2004 we incurred non-cash stock-based compensation expense of $39,477 and $80,464 respectively

         NON-CASH EXPENSES. For the year ended December 31, 2005, we incurred non-cash expenses of approximately $2.31 million and $2.38 million related to the amortization of the beneficial conversion feature of convertible debt and the amortization of deferred financing costs as a result of the conversion of approximately 79% of our convertible 2004 Debentures during fiscal 2005.

LIQUIDITY AND CAPITAL RESOURCES

         Cash balances totaled approximately $6,787,922 on June 1, 2006, $378,282 on March 31, 2006, and $393,513 at December 31, 2005.

         Net cash used in operating activities during the three months ended March 31, 2006 was approximately $1.3 compared to $1.8 for the three months ended March 31, 2005 and was used primarily to pay ongoing research and development and general and administrative expenses. We maintain an inventory of our products to facilitate the expansion of our ongoing pilots and to further prepare for the commercialization phase of our BPL Solutions. Our inventory was valued at $266,978 as of March 31, 2006.

         Our liquidity improved significant as a result of the financing transaction completed in May 2006 and described above under the caption "AGREEMENTS WITH THE SELLING STOCKHOLDERS" wherein we raised $10 million from the private placement to certain accredited institutional and individual investors of our Convertible Debentures. We received net proceeds of approximately $6.85 million after payment of offering related fees and expenses and outstanding short-term loans. Commencing on the first business day in September 2006 and on the first business day on each month thereafter, we are required to prepay 4.77% of the principal amount of the Convertible Debentures originally issued, but not more than then outstanding principal amount, together with all accrued interest due and payable up to such repayment date. Prior to the effectiveness of the Registration Statement, such amount shall be paid in cash. After the effective date, at our option the amount may be paid either (i) in shares of Common Stock at a rate equal to 75% of the VWAP of the Common Stock for the ten trading days ending on the trading day immediately preceding the scheduled payment date, but only if at the time of payment the Registration Statement is then in effect or (ii) in cash, at 110% of the principal amount due and 100% of all other amounts due.

         From inception through March 31, 2006, we have funded our operations primarily through the issuance of our securities. Our recent financings are discussed below.

         In January and April 2006, we entered into secured bridge loan agreements with an institutional investor pursuant to which we borrowed $2,000,000 from such investor. After payment of due diligence fees and transaction related fees and expenses, we received net proceeds of approximately $1,780,000. An amount equal to 108% of the principal amount of the loans was due and payable on the earlier of June 24, 2006 or the date we effected a financing transaction or series of transactions resulting in gross proceeds to us of at least $2,000,000. We repaid the loans in their entirety from the proceeds of the Convertible Debentures.

         Although management believes funds on hand will enable us to meet our liquidity needs through at least 2006, we will need to raise additional funds to fulfill our business plan and to meet our future operating requirements, prior to the receipt of significant revenues. We may not be successful in our efforts to raise additional funds. Our cash needs could be heavier than anticipated in which case we could be forced to raise additional capital. Even after we begin to sell our products, we do not yet know what payment terms will be required by our customers or if our products will be successful. At the present time, we have no commitments for any additional financing, and there can be no assurance that, if needed, additional capital will be available to us on commercially acceptable terms or at all. Our auditors have included a "going concern" qualification in their auditors' report for the year ended December 31, 2005. Such a "going concern" qualification may make it more difficult for us to raise funds when needed.

         Additional equity financings may be dilutive to holders of our Common Stock and debt financing, if available, may involve significant payment obligations and covenants that restrict how we operate our business.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

         In February 2006, the FASB issued SFAS Statement No. 155, "Accounting for Certain Hybrid Financial Instruments"(SFAS 155), which amends SFAS Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS
133) and SFAS Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" (SFAS 140). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instruments. The adoption of the provisions of SFAS 155 is not expected to have a material impact on our financial position or results of operations.

         In May 2005, the FASB issued FASB Statement No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements" ("SFAS 154"). SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The provisions of SFAS 154 are effective for accounting changes and corrections of errors made in fiscal periods beginning after December 15, 2005. The adoption of the provisions of SFAS 154 is not expected to have a material impact on the Company's financial position or results of operations.

         In March 2005, the SEC announced that the compliance dates for non-accelerated filers pursuant to Section 404 of the Sarbanes-Oxley Act has been extended. Under the latest extension, a company that is not required to file its annual and quarterly reports on an accelerated basis must begin to comply with the internal control over financial reporting requirements for its first fiscal year ending on or after July 15, 2006. The Commission similarly has extended the compliance date for these companies relating to requirements regarding evaluation of internal control over financial reporting and management certification requirements contained in section 404 of the Sarbanes-Oxley Act to January 1, 2007.

                             DESCRIPTION OF BUSINESS

INTRODUCTION

         Ambient Corporation is focused on the design, development, commercialization, and marketing of Broadband over Power Lines (BPL) equipment, technologies, and services. BPL technology enables electric utilities and other owners of electrical distribution systems, and their system operators to deliver a suite of Internet Protocol (IP) based services using their existing power distribution infrastructure.

         The proprietary equipment, services, and technologies that compose the BPL networks that we are designing, developing, testing, and marketing, will be referred to throughout this Prospectus as the "BPL Solutions."

         A slower version of BPL has been used by utilities for several decades for basic internal utility operations, primarily system control and information feedback over the medium voltage distribution grid. However, the distribution transformers that reduce the medium voltage on the distribution circuits to the lower voltage levels normally delivered to households and businesses effectively block the transmission of high-speed data signals. We have designed, developed and successfully tested, on a limited basis, our proprietary and patent protected technology and equipment designed to overcome this limitation. We are currently working with leading utilities and technology companies to further develop, test and demonstrate the equipment, components and technologies that comprise our BPL Solutions. First generation components and technologies presently are being evaluated in field trials and pilot programs. Our BPL Solutions are designed to take advantage of the existing utility distribution network architecture by overlaying a communications network that is scalable, adaptable and able to deliver a wide variety of applications and services to a diverse population.

         Our goal is to become a leading designer, developer and systems integrator for commercially deployed BPL networks that focus on providing broadband services to utility and other customers and maximizing internal utility functions (i.e. efficient systems control and monitoring.) We intend to generate revenues from the design and management of BPL systems and from the sale, support, and installation of the equipment and technologies comprising our BPL Solutions.

GENERAL BACKGROUND

         Since the onset of the Internet revolution, significant resources have been invested in technologies designed to deliver ever greater amounts of data to end users. The rising demand from consumers, businesses, and governments for dependable and cost effective high-speed communications services has spawned the introduction of several broadband technologies. "Broadband" generally refers to technologies that can enable network connections in excess of the standard dial-up 56 Kilobytes per second (Kbps) limit of traditional telephone lines.

         Growing consumer and business demand for high-speed communications, as well as the desire of local, state and federal governments to promote Internet access, has dramatically changed the communications industry. Based on published reports, the number of subscribers in the United States with broadband Internet access is currently estimated at 36 million and by 2008 that figure is expected to increase to approximately 69.4 million.

         Traditionally, technology advances have been first implemented in what is called "the core" of a network; that is, where signal traffic from individual users is grouped together in increasingly larger and larger bundles of traffic, and transported from one centralized aggregation point to another. For example, fiber optics was first used in intercontinental communications, in which a single cable carried signals from thousands and thousands of individuals. Typically, newer communications technologies have reached the access network (or the "edge" of the network the so called "last mile" where the subscribers are located) only after the costs associated with using the new technologies (at the subscriber level) have been substantially reduced. Over the last several years, the cost of deploying different broadband access technologies has generally declined to the point where telephone companies and cable companies could and have increased the amount of bandwidth that they provide to their subscribers. Subscribers who previously had access to only 28.8 Kbps or up to 56 Kbps over their analog phone lines for very limited data services, now can access networks at rates greater than 1.5 Megabits per second (Mbps), enabling voice, data, music, Internet based multiplayer gaming and some video transfers over the Internet.

         Consumer demand for high-speed communications has been filled by various access methods, including modems connected to conventional telephone lines, higher speed digital subscriber telephone lines (DSL), cable TV with data modems in set-top boxes and, more recently, wireless networks. However, these currently deployed high-speed access solutions have inherent technical and economic drawbacks. While DSL technology can range from 154 Kbps to 1.5 Mbps or higher, it requires a dedicated network connection and may be unavailable for areas that are more than 18,000 feet from the central office. DSL technology is also typically expensive to implement and to maintain. Cable speeds can reach peaks of 1.5 Mbps or higher, but cable technology is also expensive to implement. Cable is also characterized by individual loss of bandwidth at various peak times when the number of subscribers reaches critical mass.

         Broadband wireless is another access technology that has recently been pursued to bridge the last mile problem. Broadband wireless technologies use over-the-air transmission and consequently they require no new wire-line infrastructure to connect to the end-user. However, wireless solutions also suffer from significant drawbacks, including line of sight limitations, security concerns, weather effects, and the need to access licensed radio frequency spectrum in some cases.

BENEFITS OF BROADBAND OVER POWER LINES

     In addition to delivering end-user bandwidth that is competitive to other broadband technologies, BPL has the following significant advantages:

     o UNIQUE UTILITY APPLICATIONS. BPL will provide a wide range of cost-effective, utility specific applications and benefits not offered by other broadband technologies. Utilities can deploy a dedicated BPL network, or leverage one deployed for consumer broadband, to provide automated meter reading (AMR), remote outage detection, substation monitoring, remote re-connect and disconnect, real-time pricing, intelligent demand-side management (IDSM), and direct load control. These services can enable utilities to significantly reduce operating costs while improving customer service.
     o UBIQUITY. BPL technology can be deployed worldwide, anywhere there is an electrical distribution network. A BPL network can extend broadband to thousands of rural consumers in North America, as well as to large segments of the world's population, that do not have access to cable or DSL.
     o "LAST 100 YARDS". In addition to having nearly 100% consumer penetration in the United States, and a physical medium conducive to carrying a robust signal, power lines provide a direct connection to each and every end user. Unlike cable and DSL, there is no additional wiring required to the end user's premises, often called the "last 100 yards". Nor is there any wiring within the premises - users access the BPL network directly through an appropriate modem plugged into virtually any electrical outlet.
     o ROBUSTNESS. Atmospheric challenges and line of sight requirements ordinarily associated with wireless communication systems are not issues with power line based options.

     o NETWORK FLEXIBILITY. As with all networks, a BPL network can experience individual loss of bandwidth at times of peak usage. However, the BPL network is designed to permit sequential installations and expansions corresponding to actual customer demand. To maintain bandwidth at higher subscriber densities, the network can be segmented into new cells and the signal re-injected at additional wired or wireless backhaul connectivity points.
     o INITIAL EXPENSE. The initial capital expenditure required to implement a BPL network is expected to be less than that for other types of broadband services, due in part to the existence of the electric distribution system. This can translate to a lower cost basis to amortize and enable delivery of a lower cost service to the end-user.

CURRENT STATUS OF BPL

         Utilities have used low speed BPL to monitor and control certain functions for some time. During the past decade, utilities and technology companies in the United States, Europe and South America have experimented with higher-bandwidth data transfer via electric distribution systems. The recent advances in BPL technology allow for the delivery of high-speed communications over medium and low voltage power lines. Internationally, many utilities are conducting commercial pilot programs and a few utilities are already offering limited commercial services.

         Fueled by recognition of the potential financial, operational and public benefits derived from deploying BPL technologies, interest in BPL has grown significantly over the past few years. Conferences on the subject are frequent, and are attended by regulators, electric power providers, and persons from other relevant fields including telecommunications and networking. BPL technologies and modems for in-house networking are maturing and a number of companies are vying for the in-house market.

         We believe that historically utilities have been reluctant to implement high-speed BPL over their distribution infrastructure primarily because of two technical limitations inherent to existing electric distribution grids. The first and less significant limitation is radio interference. Data signals, which travel in radio waves, can disrupt, and be disrupted by, radio and mobile communications transmissions that have been licensed by the FCC to operate at specific frequencies. Emerging BPL technologies and solutions have addressed and are increasingly solving these problems.

         The second and more significant limitation is that the distribution transformers that convert medium voltage to the low voltage that is delivered to commercial and residential premises may also weaken or interfere with the transmission of high frequency data signals. Other developers of BPL technologies have tried to solve this problem by using capacitive couplers to bypass the distribution transformers. Capacitive coupling has been found to be of severely limited use on overhead medium voltage power lines. We have addressed many of these limitations and issues by using inductive couplers to bypass the distribution transformers. Our patent protected method has proven to be a breakthrough, allowing efficient exploitation of overhead and underground lines in a manner that is safe and acceptable to utilities and line crews.

         While some utilities may be reluctant to become Internet service providers (ISPs) or otherwise directly deliver broadband services to their customers, we believe that action taken by the Federal Communications Commission
(FCC) has encouraged ISPs and other network service providers (NSPs) to examine the option of reselling BPL services to end-users in partnership with utilities. See "Government Regulations"

AMBIENT'S BPL SOLUTIONS

         Our BPL network is overlaid on the medium-voltage and low-voltage segments of the power distribution system. High-speed backhaul connections can be brought to the BPL network at substations (where many utilities have already installed fiber-optic or other high-speed data links), elsewhere along the medium voltage circuit, or at the curb for in-building BPL networks. The high speed data is coupled to, and then travels over, the medium voltage line. At remote locations, it is transferred to the low-voltage segment, or to a wireless interface, for the final leg to the end user.

         A simplified view of our BPL network is shown in Figure 1.

                                    [PICTURE]

                    FIGURE 1 AMBIENT BPL NETWORK ARCHITECTURE

         The entire network is built from a few basic components: COUPLERS that transfer the communications signal to and from power lines, NODES that transmit the communications signal to, and receive the communications signal from, the medium- and low-voltage power lines, and MODEMS that transfer the communications signal to and from end users.

         COUPLERS transfer the communications signal to and from power lines. Our proprietary patented inductive coupler technology successfully overcomes the longstanding challenges to the commercialization of BPL networks: previous technologies were not able to transfer the high speed signal through the medium to low voltage transformer, requiring a new line to be run from the distribution transformer to the end user. Our coupling technology allows the low voltage transformer to be easily bypassed. Earlier BPL implementations required the necessary equipment to be installed on de-energized lines, seen as a serious deficiency by the utility companies. Our equipment is easily installed on energized medium-voltage and low-voltage lines by standard utility crews and in multiple dwelling unit installations by electricians. Other high speed systems implemented to date have involved equipment, installation, and maintenance costs that were not in line with the revenue potentials. Our development efforts are directed towards improving these economics, and our system now represents a cost-effective implementation of a high-speed data network.

         In September 2002, the USPTO issued our first patent with a priority date of December 1999, primarily covering inductive coupling of data signals onto overhead and underground power distribution cables. Subsequent patents further developed and protected this key technology. Our expanding patent portfolio currently includes seven patents on the core data coupling technology and its application. Several others patent applications are either allowed, pending, or under review by the USPTO, and we have applied for corresponding patents in key markets worldwide.

         We anticipate that the alternative choke-based coupling technologies described in other patent applications will provide less efficient coupling, and cost more to produce. We further anticipate that compared to the capacitive couplers used in other BPL networks, the production and installation costs of our couplers will be lower. Therefore, we believe that our inductive couplers offer a preferred, cost effective, and technologically advantageous BPL implementation.

         NODES are electronic devices that transmit the signal to and receive the signal from the medium- and low-voltage power lines. Our node is a modular low cost device that can be configured for different roles. It can accept the communications signal from the backhaul network, repeat (regenerate) the signal at any point on a network segment, accept additional backhaul or end-user connections with an integrated wireless (802.11 a/b/g, 900 MHz, etc) access point, and transfer the signal to the low voltage line for delivery to the end user wherever a medium to low voltage transformer is located. Our standard node is powered from the low voltage line and can have an optional battery to allow operation in the event of power outages. The node can be remotely accessed over the BPL network to detect system status (such as power and low battery conditions) and perform management functions.

         MODEMS transmit the signal to and receive the signal from the low-voltage power line at the end-user's location. The modem is typically connected to either a router or the user's personal computer. In addition to an Ethernet interface, some models of our BPL modems contain a standard telephone jack for internet telephony applications. Our BPL Solutions use modems from Toyo Network Systems, a leading BPL company whose equipment and technologies have been deployed in large-scale BPL pilots in Spain and Portugal.

     Our BPL Solutions offer other functional and competitive advantages:

     o POTENTIAL FOR INCREASE IN BANDWIDTH. Our BPL networks have successfully demonstrated consistent delivery of bandwidth of 3 to 5 Mbps to the customer. Future network and modem technologies are expected to allow the same frequency bands to carry at least three times more data.
     o A FLEXIBLE AND EXPANDABLE NETWORK ARCHITECTURE. Our BPL Solutions have a versatile system build out and expansion capability that permits sequential installations and expansions corresponding to actual customer demand. This allows the BPL network owner to initially build just the capacity it needs, with future expansions requiring little, if any, modification of the existing network.
     o A COMPLETE BPL NETWORK MANAGEMENT SOLUTION. Recognizing the market opportunity in the management of deployed BPL networks, in late 2005 we began development of our scalable, reliable Network Management System software solution ("NMS"). NMS will support auto-discovery of network resources, event logging, alerts, and correlation, data collection and reporting. The beta release of NMS is scheduled for the second quarter of 2006.

PILOTS, DEPLOYMENTS, AND OTHER COLLABORATIVE ARRANGEMENTS

     We are currently conducting field trials and pilot demonstrations that are evaluating the components and technologies that compose our BPL Solutions. Since 2002 we have had a Research and Development Agreement with Consolidated Edison Company of New York Inc. ("Con Edison"), a leading utility service provider and our principle collaborative partner. Under this agreement we have sole rights to any jointly developed BPL technology, and we are jointly operating several BPL pilot, trial, and demonstration networks on Con Edison's electric distribution system. EarthLink, Inc. ("EarthLink"), a leading ISP, has agreed to participate in and support our trials with Con Edison. We are also conducting limited field trials and joint cooperative efforts with several other electric utilities. In addition we are working with leading BPL technology companies, such as Design of Systems on Silicon ("DS2") and Toyo Network Systems ("TNS"), to further develop, deploy, and commercialize our BPL technology.

     o A UTILITY APPLICATIONS BPL PILOT NETWORK IN PEARL RIVER, NEW YORK. In early 2004, we installed a BPL network that spans approximately one and one half miles at Orange and Rockland Utilities, Inc., a Con Edison subsidiary headquartered in Pearl River, New York. This network is used to demonstrate substation monitoring to an energy control center facility and can be used for other potential core utility applications.

     o AN INDUSTRIAL APPLICATIONS BPL PILOT NETWORK IN MANHATTAN, NEW YORK CITY. In 2004, we installed a BPL network in Con Edison's First Avenue steam tunnel in Manhattan in New York City. Con Edison uses the network to monitor environmental conditions and the state of the steam main and to provide telephony service in the tunnel using Voice over Internet Protocol (VoIP) technology. This single BPL network provides a variety of services that would have otherwise required multiple technologies and wiring systems.

     o A CONSUMER ORIENTED AND UTILITY APPLICATION BPL PILOT DEMONSTRATION NETWORK IN WESTCHESTER COUNTY, NEW YORK. In 2002, we and Con Edison deployed a BPL network in the Village of Briarcliff Manor, New York, a suburb located north of New York City. This network spans a distance of approximately one mile and has achieved speed from 10 to 16 Mbps over the medium voltage lines and 3.5 to 7 Mbps delivered to consumers. The initial pilot now passes over 700 residences, and currently provides consumer broadband Internet access to pilot participants and allows for video monitoring of a local intersection.

     o PILOT PHASE OF AN ADVANCED GRID MANAGEMENT TRIAL. Since 2004, we and Con Edison have been conducting phased development trials of utility service and management applications, and have successfully completed a small field trial phase. On January 27, 2006, we and Con Edison entered into an agreement with NYSERDA (the New York State Energy Research and Development Authority) (the "NYSERDA Agreement") pursuant to which they undertook to conduct medium and low voltage electric systems monitoring activities to detect incipient or impending failures and related activities, for which Con Edison was awarded a $200,000 grant from NYSERDA. The NYSERDA Agreement necessitated an amendment to the Research and Development Agreement to modify the implementation plan contained therein to encompass the objectives of the NYSERDA Agreement. In the amendment, Con Edison and Ambient certified the completion of the Small Field Trial Phase, agreed that the $325,000 advance owing from us to Con Edison was subsumed into the revenue royalty granted to Con Edison in the Research and Development Agreement, and agreed to move forward to an Advanced Grid Management Pilot Phase that encompassed the statement of work contained in the NYSERDA Agreement. Additionally, in the amendment, Con Edison committed to remit to us not less than $180,000 of the grant monies received from NYSERDA to compensate us for our equipment and other costs to be incurred in performing the Advanced Grid Management Pilot Phase. NYSERDA is a public benefit corporation created by the New York State Legislature to administer the State's energy program. We recorded the $325,000 advance as revenue during the first quarter of 2006.

     o A CONSUMER ORIENTED MULTIPLE DWELLING UNIT BPL NETWORK IN MANHATTAN, NEW YORK CITY. In March 2005, we installed and activated a pilot MultipleH Dwelling Unit (MDU) BPL network in a 16 floor, 213 unit condominium building located on Manhattan's upper west side. This network initially offered consumer high-speed Internet service. In October 2005 we deployed EarthLink's next generation Voice over Internet Protocol (VoIP) service, trueVoice(TM). Video surveillance, intercom services, cached video-on-demand capability, and remote load management and control applications are currently in development.

     o BPL NETWORK PILOT WITH SAN DIEGO GAS & ELECTRIC COMPANY. In July 2005, we undertook a pilot demonstration with San Diego Gas & Electric Company (SDG&E) to install a BPL-network on the SDG&E grid. This pilot allows SDG&E to evaluate several consumer and utility based applications including BPL-enabled meter reading, and demonstrate how our solution may help to fulfill the California Advanced Metering Initiative (AMI). SDG&E has also licensed our new Network Management System (NMS) to monitor and manage the BPL network. This pilot was showcased at the United Power Line Council
          (UPLC) conference in February 2006. SDG&E is currently expanding the pilot to test additional applications of our BPL Solutions.

     o BPL NETWORK PILOT IN THE SOUTHEASTERN UNITED STATES. After successful completion of a proof of concept phase, in January 2006 we entered into a pilot demonstration agreement with a large investor-owned utility in the southeastern United States.

          The pilot, servicing approximately 700 homes, is designed to encompass a comprehensive end-to-end solution for high-speed transmission and reception of data and voice services via electric power lines for both broadband carrier and core utility applications/services. Included in the pilot is a demonstration of our ability to simultaneously support utility applications as well as provide an infrastructure for the utility to offer its electricity customers a choice of multiple ISPs over the same power lines. The network is monitored and managed by our NMS. The pilot continues and at the present time the parties are evaluating the results of the pilot and the feasibility of commencing an initial commercial build out and deployment of our BPL Solutions to approximately 10,000 homes on the utility's electrical power distribution system (the "Phase 1 Deployment"). No assurance can be given, however, that we will in fact agree with the utility on the feasibility of proceeding to Phase I Deployment or consummate an agreement respecting Phase I Deployment on mutually acceptable terms. In January and February of 2006, revenue from the pilot program amounted to approximately $400,000.

     o LICENSING AGREEMENT WITH DESIGN OF SYSTEMS ON SILICON. In 2001, we entered into an initial licensing agreement with Design of Systems on Silicon S.A. (DS2), the world leader in the development of BPL chipset products, to incorporate DS2's chipsets and software into our BPL Solution. In January 2004, we entered into a new agreement that strengthens and builds upon this relationship. We are now working with DS2 to further develop its technology and are integrating DS2's next-generation 200 Mbps chipsets, which feature 10 to 40 times faster performance than other broadband technologies, integrated support for Quality and Class of Service (QoS and CoS) for latency-sensitive and bandwidth-intensive services such as delivery of multiple streams of video content (HDTV and SDTV), and support for new interoperability standards.

     o    ALLIANCE AND DISTRIBUTION AGREEMENT WITH TOYO NETWORK SYSTEMS CO.,
          LTD.: In February 2005, we entered into an alliance and distribution agreement with Toyo Network Systems ("TNS") of Japan formerly known as Toyo Communication Equipment Co. Ltd. TNS is a subsidiary of NEC. This agreement is intended to lead to our collaboration with TNS in the commercialization of our respective BPL technologies. TNS has been a licensee of DS2 technologies since 2002, and its equipment and technologies have been deployed in large-scale BPL pilots in Spain and Portugal.

OUR STRATEGY

     Our goal is to become a leading designer, developer and systems integrator for commercially deployed BPL networks that deliver broadband services to electric utilities, commercial, governmental, and residential customers. We intend to generate revenues from the design of these BPL networks, as well as the sales, installation, and support of the necessary equipment and technologies and licensing of our Network Management System. Our efforts are focused on the following:

     o EXPAND THE RANGE OF UTILITY AND CONSUMER APPLICATIONS. The applications create the need for the network, and our goal is to drive the development of new applications to create this need. One example is our provision of EarthLink's VoIP telephone service over a BPL network installed in a New York City multiple dwelling unit ("MDU") in 2005. This high-speed network now enables streaming video, alarm monitoring and other consumer services. Utility and industrial applications also advanced during 2005 include video surveillance sub-station monitoring and communications (VoIP).Future utility applications such as BPL enabled Automatic Meter Reading (AMR), remote outage detection, and Intelligent Demand Side Management (IDSM) may help to make BPL deployment cost-effective even in the absence of consumer broadband service. We intend to continue to work with other technology companies to expand the range of applications that will economically justify BPL deployments.

     o EXPAND OUR STRATEGIC RELATIONSHIPS AS DESCRIBED IN DETAIL UNDER "PILOTS, DEPLOYMENTS AND OTHER COLLABORATIVE ARRANGEMENTS." We are currently working with several utilities, as well as other technology companies, to further develop our BPL Solutions. We will continue to strengthen these existing relationships and to seek out new strategic and commercial relationships with utilities and other technology companies.

     o PURSUE OUR ROLE AS A LEADING SYSTEMS INTEGRATOR. During 2005, we further developed our role as a leading BPL systems designer, integrator, and coordinator. These activities position us to generate revenue from systems design in addition to the sale and installation of BPL components and technologies.

     o DEVELOP, DEPLOY, AND LICENSE OUR NETWORK MANAGEMENT SOLUTION. Recognizing the market opportunity in the management of deployed BPL networks, in late 2005 we began development of our proprietary Network Management System software ("NMS") our scalable, reliable BPL network management software solution. NMS will support auto-discovery of network resources, utility applications, diagnostic tools, event logging and correlation alerts, data collection and reporting. The beta release of NMS is scheduled for the second quarter of 2006.

     o DIVERSIFY OUR MARKET OPPORTUNITIES. Although we have identified several specific markets and solutions, in 2005 we continued to identify and address new opportunities. One example is our MDU installation discussed above for which our BPL Solutions have proven to be well suited. Our BPL Solutions can utilize a building's existing infrastructure to provide high-speed Internet access to commercial, residential, hospitality, and other locations. Experience with this installation will enable us to further develop and market our BPL Solutions to MDUs. In 2006 we will continue our efforts to identify and develop other diversified market opportunities.

     o EXPAND AND PROTECT OUR INTELLECTUAL PROPERTY. We believe that our future success depends on the continued development and protection of our proprietary technologies. In addition to enabling us to take a leading position in the BPL marketplace, a large intellectual property base opens up revenue generating licensing possibilities. Our expanding patent portfolio increased in size in 2005 and currently includes seven patents on the core data coupling technology and its application. Several others patent applications are either allowed, pending, or under review by the USPTO, and we have applied for corresponding patents in key markets worldwide. We will continue to expand our patent portfolio and, when necessary, aggressively protect our proprietary technologies.

     o LEAD INDUSTRY STANDARDIZATION EFFORTS. We believe that open standards and interoperability will benefit consumers, hasten the deployment of BPL technology, and lead to greater success for both the company and the industry as a whole. We are a founding member of the Universal Powerline Association (UPA), an association of industry players created to promote BPL global interoperability standards. John J. Joyce, our President and Chief Executive Officer also serves as Vice Chairman of the UPA Board of Directors. We are also a member of the United Power Line Council (UPLC), an alliance of electric utilities and technology companies working together to drive BPL development. Mr. Joyce serves on the UPLC Board and Ramdas Rao, our Chief Network Architect, is Co-chair of the UPLC Technical Action Committee. Additionally, our key technical personnel currently chair two working groups of the Institute of Electrical and Electronics Engineers
          (IEEE), and participate with one another, to drive the development of BPL safety, electromagnetic compatibility and system interoperability standards. We intend to continue our active role in the establishment of national and international BPL standards and ensure that our BPL Solutions conform to these evolving standards.

         No assurance can be provided that we will be successful in our strategic efforts in marketing our BPL Solutions (including all of the integral components/technologies to be created by third parties) in further developing and designing these technologies to meet market demands, or that our BPL Solutions can or will be integrated into commercially deployed BPL networks.

PRODUCTION AND SUPPLIES

         We have transitioned both our source of supply and manufacturing processes from lab based to pilot production. We have expanded our use of local contract manufacturing capabilities and suppliers in positioning the products and processes to scale with the business. In 2006, we intend to continue the transition toward a full out-sourced model extending from electronic manufacturing and testing to include systems and fulfillment operations.

         Through our pilot efforts we have demonstrated the effectiveness of both the materials specifications along with manufacturing processes in support of our propriety couplers. We have cultivated "strategic" relationships with key suppliers with both the processing expertise and capacity to support our forecasted needs.

         Our outlook is to continue leveraging technology and distribution alliances along with value-add manufacturing services to ensure we are positioned to support the commercial role out of our products.

MARKETING PLAN

         To date our efforts have been devoted primarily to the design, development, testing and certification of the technologies and components comprising our BPL Solutions as well as raising the capital needed to maintain our business and begin to develop the infrastructure to support wider BPL adoption.

         We anticipate that we will be able to generate revenue principally from, but not limited to, one or more of the following: BPL network design, engineering and installation: sale and support of the underlying components; licensing and support of our NMS; and potential license and related maintenance fees collected from utilities, technology companies or network operators. We have identified initial opportunities to focus our business development efforts with several large Investor Owned Utilities (IOUs) and Multi-Dwelling Unit
(MDUs) landlords and service providers. We will be able to refine our strategy and the potential and likely sources of revenue as the state regulatory environments and standards development processes progress and potential customers refine their respective business models with the introduction of next generation systems.

         While we have recorded revenues during 2005 and during the three months ended March 31, 2006 in connection with the sale and license of certain equipment being used in our on-going pilots, we presently have no agreement with any utility, ISP or reseller or other party respecting any significant revenue generating arrangement for our BPL Solutions and no assurance can be provided that we will in fact be able to enter into such agreements or arrangements on terms that are commercially acceptable to us. Our success in concluding any revenue generating commercial agreements is premised, in part, on the integration and deployment by one or more leading utilities or other potential customers of our BPL Solutions into a commercially deployed BPL network.

         Our principal target customers are electric utilities in North America and elsewhere that are interested in developing the potential for BPL communications in their respective markets. However, we are also exploring the MDU market, including residential landlords, hotels and other commercial businesses in an effort to expand our addressable market and diversify our potential revenue base. We also continue to strive to develop relations with industry and other technology companies to expand the awareness and reach of the BPL Solutions as enablers of new applications and a viable component of hybrid communications networks.

COMPETING COMPANIES AND TECHNOLOGIES

         We face significant competition from other providers of power line based systems, as well as from telephone, wireless, and cable companies.

         BPL PROVIDERS. Several other companies, including some with greater resources than us, provide partial or full power line based high-speed solutions. We believe that our technology provides a distinct advantage, and we believe that our strategy of collaboration with communications, technology, and utilities partners will enable us to provide the most adaptable and viable BPL solution. Additionally, our proprietary and patented technologies may enable us to generate additional revenue from these competitors through licensing agreements.

         INCUMBENT TELEPHONE SERVICE PROVIDERS. Many local and regional telephone companies have provided several types of DSL technology for over 15 years and some are now deploying fiber optic service. Many of these providers, such as the regional Bell operating companies, have greater resources than us and have well established brand awareness in their service areas. We expect that our BPL Solutions will provide to utilities and electricity distribution operators a host of cost-effective, utility specific applications and benefits not offered by these competitors. Our alliances with existing and prospective utility partners will equalize the resource imbalance and compensate for the competitors' brand awareness.

         WIRELESS AND SATELLITE SERVICE PROVIDERS. Several fixed-wireless and satellite service providers are currently offering, or planning to offer, competing communications services, particularly in underserved areas. However, services based on these technologies historically offer significantly lower communication speeds than does BPL.

         SUBSCRIPTION TELEVISION HARDWIRE CABLE. Traditional cable television operators have offered high speed access for close to ten years, and are now starting to bundle services such as VoIP telephony, to enhance their offerings. As with some telephone companies, cable television operators also have greater resources than us and well established brand awareness. Although the technology is mature, older cable systems require significant capital expenditures to provide these services. We expect our BPL Solutions to compete by offering competitive speeds, similar bundled services, and by again leveraging our utility partners' resources and brand recognition.

PROPRIETARY RIGHTS

         We currently rely on a combination of patent, trade secret, copyright and trademark law, as well as non-disclosure agreements and invention assignment agreements, to protect the technologies used in our BPL Solutions and other proprietary information. However, such methods may not afford complete protection and there can be no assurance that other competitors will not independently develop such processes, concepts, ideas and documentation. We have filed several provisional and formal patent applications in the United States with respect to the different applications on the medium and low voltage overhead distribution grid and building wiring, as well as underground distribution infrastructures. Beginning with our initial filing for the inductive coupling of a data signal to a power transmission cable with the USPTO in 1999, we have made several additional filing in the United States and internationally to protect our technology and enhancements. Between September 2002, and December 31, 2005, the USPTO issued us seven patents with respect to the technology employed in our BPL Solutions.

         Our policy is to require our employees, consultants, other advisors, as well as utility and design collaborators, to execute confidentiality and assignment of invention agreements upon the commencement of employment, consulting or advisory relationships. These agreements generally provide that all confidential information developed or made known to a party by us during the course of the party's association with the Company is to be kept confidential and not to be disclosed to third parties except in specific circumstances. In the case of employees and consultants, the agreements also provide that all inventions conceived by the individual in the course of their employment or consulting relationship will be our exclusive property.

EMPLOYEES

         We currently employ 32 employees, all of whom but one work out of our offices in Newton, Massachusetts. One employee works out of our office in Briarcliff Manor, New York. Our future performance depends highly upon the continued retention and service of certain members of our management team as well as our ability to identify, attract, train and retain other highly skilled managerial, technical, business development and marketing personnel. Hiring for such personnel is competitive.

RESEARCH AND DEVELOPMENT

         From the date of inception through March 31, 2006, we have expended approximately $12.9 million on research and development. During the three months ended March 31, 2006 and 2005, we expended approximately $778,000 and $727,000, respectively, on the research and development of our BPL Solutions. During our 2005 and 2004 fiscal years, we expended approximately $2.6 million and $2.5 million, respectively, on the research and development of our BPL Solutions.

GOVERNMENT REGULATIONS

         Utilities and other providers of electric power are subject to significant governmental oversight and regulations, on both the state and federal level. Foreign utilities and other providers of electric power are also subject to significant governmental oversight and regulations in their respective home countries. In certain countries, there may be regulations restricting the transmission of high frequency over power lines, necessitating governmental permission. These regulations may inhibit, delay or preclude the provision of BPL Solutions or to require modifications thereto. In addition, regulations in the telecommunications field may also adversely affect the provision of our BPL Solutions. We are addressing these regulatory challenges.

         In October 2004, the FCC adopted changes to Part 15 of its Rules to encourage the development of Access Broadband over Power Line (Access BPL) systems while safeguarding existing licensed services against harmful interference. The FCC took this important step in order to increase the availability of broadband services because power lines reach virtually every home and community. The FCC also acknowledged important benefits for electric utilities to enable them to dynamically manage the power grid itself, thereby increasing network reliability by remote diagnosis of electrical system failures. Specifically, the FCC adopted a framework including: (1) new operational requirements for Access BPL to promote avoidance and resolution of harmful interference; (2) new administrative requirements to aid in identifying Access BPL installations; and (3) specific measurement guidelines and certification requirements to ensure accurate and repeatable evaluations of emissions from Access BPL and all other carrier current systems. The foregoing changes in the FCC's rules took effect in February 2005. That month, petitions for reconsideration were filed by Amateur Radio Relay League (ARRL), American Petroleum Institute, Cohen, Dippell and Everist, P.C. and Aeronautical Radio Incorporation (ARINC) challenging the FCC's October rulemaking and requesting expanded interference protection rights for amateurs, critical infrastructure licensees, television broadcasters and aeronautical mobile licensees. Petitions were also filed by members of the BPL industry requesting modifications to the FCC's mandated interference mitigation requirements and to aspects of its BPL equipment compliance rules. The FCC's new rules remain subject to challenge and possible modification by the FCC as a result of the filing of the foregoing petitions and, in addition, remain subject to challenge in court. On October 13, 2005 the FCC announced that the United Telecom Council will serve as the Access Broadband over Power Line (Access BPL) database manager to establish a centralized publicly accessible Access BPL notification database containing information about Access BPL operations. The deadline for compliance with these notification requirements was November 19, 2005.

         There is no assurance that any changes proposed by the FCC will be ultimately favorable to us in our effort to commercialize the BPL Solutions, nor is the likelihood of the adoption of changes by the FCC to these new rules, or the timing thereof, predictable at this time. BPL deployment could also eventually require the resolution of additional issues by federal and state regulatory authorities arising from the regulation of electric companies and from the regulation of communications provided over BPL networks. The FCC did not address a number of these regulatory issues in its October 2004 rulemaking which it could revisit in future proceedings.

         The FCC has also has proceedings pending relating to the regulation of broadband information and telecommunications services over other non-BPL technologies which could be made applicable to broadband services provided over BPL technologies. On December 23, 2005, the United Power Line Council (UPLC) filed a petition for declaratory ruling requesting that the FCC issue a ruling that broadband over power line-enabled Internet access service is an information service as defined in the Communications Act of 1934, as amended. UPLC argued that BPL is like other broadband services, including cable modem service and Digital Subscriber Lines (DSL), that are already classified as information services and thus BPL should be classified as an information service. This UPLC petition remains pending.

         In addition, while few states have formal dockets open to examine BPL regulatory issues, the National Association of Regulatory Utility Commissioners is sponsoring a task force comprised of state regulators which it has formed to research BPL regulatory issues and to advise state regulators on its findings which could result in new or expanded state regulation of the deployment of BPL. Three states have commenced formal proceedings to examine BPL regulatory issues and additional states may be considering similar proceedings. We have participated in two of these formal docketed proceedings including those before the California Public Utilities Commission and before the Public Service Commission of the State of New York.

ADVISORY BOARD

         Our advisory board provides us with the advice of experienced, knowledgeable business people and professionals on an as needed basis in areas in which we may require assistance. Our advisory board has no control or direct influence over our policies, management or board of directors. The chairman of our advisory board is Senator J. Bennett Johnston. Senator Johnston is a former Chairman of the U.S. Senate's Energy and Natural Resources Committee (1986 -
1992) and former Chairman of the Energy Appropriations sub-committee. He served for 24 years in the U.S. Senate (1972 - 1996) and served his entire career on the Energy and Natural Resources Committee, chairing it from 1986 - 1992. During this period, Senator Johnston chaired or was a ranking member of the Energy and Water Appropriations Sub-Committee. In this dual assignment, Senator Johnston was author and principal sponsor of literally hundreds of energy bills and legislation. Senator Johnston was the principal sponsor of the Natural Gas De-regulation Act and authored the Energy Policy Act of 1992, the first electricity re-structuring legislation adopted in the United States.

         In February 2004, a representative of EarthLink joined our advisory board. Other members of the advisory board include individuals with experience in finance, government regulatory relations and utility engineering.

AVAILABLE INFORMATION

         Our Internet website is located at http://www.ambientcorp.com. The reference to our Internet website does not constitute incorporation by reference of the information contained on or hyperlinked from our Internet website and should not be considered part of this document.

         The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC's Internet website is located at http://www.sec.gov.

                             DESCRIPTION OF PROPERTY

         We do not own any real property. Our corporate office in Newton, Massachusetts is comprised of approximately 14,477 square feet leased at a monthly rental of approximately $15,395 with a scheduled expiration date of February 28, 2008. We have improved this facility to meet our design and development activities. We believe that this facility is sufficient to meet our current requirements and that we would be able to renew our present lease or obtain suitable replacement facilities.

         In addition, we also rent office space in Briarcliff, New York at a monthly rental of $800 with a scheduled expiration date of July 5, 2006.

                                LEGAL PROCEEDINGS

         We are not involved in any pending legal proceedings that we anticipate can result in a material adverse effect on our business or operations.

                                   MANAGEMENT

         The following table sets forth the name, age and position of each of our current executive officers and directors:


NAME               AGE  POSITION

JOHN J. JOYCE      54   CHAIRMAN OF THE BOARD, CEO, TREASURER AND DIRECTOR

RAMDAS RAO         41   CHIEF NETWORK ARCHITECT

MICHAEL WIDLAND    65   DIRECTOR

D. HOWARD PIERCE   65   DIRECTOR

         The business experience, principal occupations and employment, as well as the periods of service, of each of our executive officers and directors during at least the last five years are set forth below.

         JOHN J. JOYCE has been our Chairman of the Board of Directors and Chief Executive Officer since September 2001 and served as Chief Operating Officer from November 2000 through August 2001. From September 1996 to October 2000, Mr. Joyce served as Senior Vice President of ABB Financial Services Inc. and President of ABB Financial Consulting, the Americas, where he also led the global energy consulting practice within Financial Services. Mr. Joyce developed the Americas branch of ABB Financial Consulting, the financial management consultancy business of ABB Financial Services. From December 1993 to August 1996, Mr. Joyce served with The Capital Markets & Treasury Practice of Price Waterhouse LLP. Returning to the firm he had previously served for more than five years in the general audit practice, Mr. Joyce assumed the responsibilities of Manager, in which he advised corporations on a variety of business issues and strategies. Mr. Joyce was promoted to Director in June 1995. Mr. Joyce is a CPA and holds an MBA from the Stern School of Business, New York University, where he majored in Finance and International Business.

         RAMDAS RAO has been our Chief Network Architect since September 2000. From March 2000 until he joined us, Mr. Rao was the Chief Information Officer at Mullen, one of the larger advertising agencies in North America. From November 1995 through February 2000, he was the President and Co-Founder of Gaialinks Inc., a company engaged in the development of network management software tools and providing network analysis and consulting services for large heterogeneous, multi-vendor, multi-protocol networks and systems. From January 1990 through November 1995, he was affiliated with Boston University where he was Associate Director (from January 1995 through November 1995) and a Network Systems Manager (from July 1990 through December 1994). Mr. Rao received a B.S. degree in Computer Engineering (cum laude) from Boston University College of Engineering in 1988.

         MICHAEL WIDLAND joined our Board in November 2000. Mr. Widland has been actively practicing law since 1965 and is presently a corporate partner at Shipman & Goodwin LLP of Stamford, Connecticut. Mr. Widland's areas of expertise include commercial and corporate transactions, including financing. He is a former Connecticut Chairman of the Public Contract Section and Business Law Section of the American Bar Association and a member of the Association of Commercial Finance Attorneys.

         D. HOWARD PIERCE joined our Board in November 2004. Until his retirement in June 2001, he served as President and CEO of ABB, Inc., the $5 billion US subsidiary of global industrial, energy and automation provider ABB. Prior to assuming leadership of ABB, Inc., Mr. Pierce served in a number of key executive positions, including President of ABB's Steam Power Plants and Environmental Systems and President of ABB China Ltd.

         Con Edison is entitled to designate one member of our Board of Directors, so long as it continues to hold at least 20% of the outstanding Common Stock. As of the date of this Prospectus, Con Edison has not designated anyone to serve on the Board. Con Edison is also entitled to designate a representative to attend meetings of the Board of Directors as an observer and it has exercised that right.

         There are no family relationships between any of the above executive officers or directors, and there is no arrangement or understanding between any of the above executive officers or directors and any other person pursuant to which the officer or director was elected to hold office.

         All directors hold office until the next annual meeting of stockholders and the election and qualification of a successor.

DIRECTOR COMPENSATION

         BASE COMPENSATION. During 2005, none of our directors received cash compensation for serving on the board. We reimbursed our directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any of its committees of which they are members.

         OPTIONS. We did not grant any stock options to directors in 2005.

         In December 2005, the Board of Directors approved the repricing to $0.20 per share of all outstanding stock options with an exercise price of greater than $0.20 per share granted under the 2002 Directors Plan and certain non-plan options then held by our non-employee directors. The Board of Directors also accelerated the vesting of all outstanding stock options then held by our non-employee directors. As a result of these actions, the following options held by our non-employee directors were repriced and/or accelerated: (i) Michael
Widland: options under our 2002 Non-Employee Directors Stock Option Plan and non-plan options to purchase 1,150,000 shares of Common Stock; and (ii) D. Howard Pierce: options under our 2002 Non-Employee Directors Stock Option Plan and non-plan options to purchase 800,000 shares of Common Stock.

                             EXECUTIVE COMPENSATION

         The following table sets forth all compensation earned by our Chief Executive Officer and our most highly compensated executive officers and key employees whose total annual salaries and bonuses exceeded $100,000 for the year ended December 31, 2005 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                           Annual Compensation     Long-Term Compensation
                                          ----------------------   ----------------------
                                                                       Securities
 Name and                                                              Underlying
 Principal Position              Year      Salary($)     Bonus($)      Options (#)(1)
 ------------------              -----     ---------     --------  ----------------------
 John J. Joyce                   2005        295,962       71,250              --
 Chief Executive Officer         2004        304,583      120,000          2,000,000
                                 2003        251,083           --              --

 Ramdas Rao                      2005        176,237           --          2,992,000(2)
 Chief Network Architect         2004        181,250       35,000          1,550,000
                                 2003        142,083           --              --

 Lauren Farrell (3)              2005        134,785           --            400,000(2)
 Former Chief Financial Officer  2004             --           --              --
                                 2003             --           --              --

(1) Represents shares of Common Stock issuable upon exercise of options issued under the 2000 Incentive Plan in the year indicated.

(2) Represents shares of Common Stock issuable upon exercise of options issued in previous years and either repriced and or accelerated in December 2005. See "Report on Repricing of Options" below.

(3) Ms. Farrell served as our Chief Financial Officer from March 2005 until her resignation in January 2006. OPTION GRANTS IN 2005

         The following table contains information concerning the grant of stock options to the Named Executive Officers during the fiscal year ended December 31, 2005:

                      NUMBER OF
                    SECURITIES      % OF TOTAL
                    UNDERLYING    OPTIONS GRANTED    EXERCISE OR
                      OPTIONS     TO EMPLOYEES IN       BASE        EXPIRATION
 NAME               GRANTED (#)   FISCAL YEAR (%)     PRICE ($)         DATE
 ----------------   -----------   ---------------   -------------  ------------
 Ramdas Rao            242,000         2.0%          $      0.20   12/1/2010(1)
                     1,000,000         8.4%          $      0.20   3/31/2012(2)
                       200,000         1.7%          $      0.20   9/10/2012(3)
                       800,000         6.7%          $      0.20   1/25/2014(4)
                       750,000         3.2%          $      0.20   8/30/2014(5)

 Lauren Farrell        400,000         3.4%          $      0.20  12/31/2006(6)

(1) Represents an option originally granted in December 2000, exercisable at $2.50 per share and vesting over four years from the date of grant. See "Report on Repricing of Options" below.

(2) Represents an option originally granted in January 2002 exercisable at $0.50 per share and vesting over three years from the date of grant. See "Report on Repricing of Options" below.

(3) Represents an option originally granted in September 2002, exercisable at $0.20 per share and vesting over three years from the date of grant. See "Report on Repricing of Options" below.

(4) Represents an option originally granted in January 2004, exercisable at $0.20 per share and vesting over two years from the date of grant. See "Report on Repricing of Options" below.

(5) Represents an option originally granted in August 2004, one half of which was exercisable at $0.30 per share and one half of which was exercisable at $0.50 per share, vesting over two years from the date of grant. See "Report on Repricing of Options" below.

(6) Represents an option originally granted in March 2005, exercisable at $0.38 per share, vesting over two years from the date of grant and scheduled to expire in March 2015. See "Report on Repricing of Options" below. The option was amended to expire on December 31, 2006 in connection with Ms. Farrell's resignation from her position as our Chief Financial Officer in January 2006.

       AGGREGATE OPTIONS EXERCISED IN 2005 AND 2005 YEAR END OPTION VALUES



                                                Number of Securities         Value of Unexercised
                                               Underlying Unexercised        In-the-Money Options
                       Shares        Value     Options at Fiscal Year        At Fiscal Year End ($)
                    Acquired on    Realized            End (#)                   Exercisable/
 Name               Exercise (#)     ($)      Exercisable/Unexercisable      Unexercisable (1)(2)
 ----               ------------     ---      -------------------------      --------------------
 John Joyce              --           --           3,375,000 /  --             $     --  / --

 Ramdas Rao              --           --           2,992,000 /  --             $     --  / --

 Lauren Farrell(3)       --           --             400,000 /  --                   --  / --


(1) Based upon the difference between the exercise price of such options and the closing price of the Common Stock ($0.10) on December 30, 2005, as quoted on the OTC Bulletin Board.

(2) See "Report on Repricing of Options" below.

(3) Lauren Farrell served as our Chief Financial Officer from March 2005 until her resignation in January 2006.

                              EMPLOYMENT AGREEMENTS

         We and John J. Joyce are parties to an amended and restated employment agreement dated as of July 8, 2004, pursuant to which Mr. Joyce is employed as our Chief Executive Officer. Under the agreement, Mr. Joyce is entitled to be paid an annual salary of $285,000, subject to annual cost of living adjustments. The agreement provides for an initial term ending December 31, 2007. After expiration of the initial term, the agreement will automatically renew for successive one-year terms unless terminated by us upon written notice given not less than 90 days prior to the expiration of the then-current term. The agreement also contains certain provisions for early termination, including in the event of a change in control, which may result in a severance payment equal to two years of base salary then in effect and the continuation of certain benefits.

         We and Ramdas Rao are parties to an amended and restated employment agreement dated as of August 11, 2004, pursuant to which Mr. Rao is employed as our Chief Network Architect at an annual salary of approximately $171,000, subject to review. The employment agreement has an initial term of two years and renews automatically for successive one-year terms unless either party gives notice of its election to not renew to the other at least 60 days prior to the expiration of the then-current term. The agreement also contains certain provisions for early termination, which may result in a severance payment equal to one year of base salary then in effect.

         Each of these agreements includes certain customary confidentiality and non-compete provisions that prohibit the executive from competing with us for one year, or soliciting our employees for one year, following the termination of his employment.

                         REPORT ON REPRICING OF OPTIONS

         In December 2005, the Board of Directors approved the repricing to $0.20 per share of all outstanding stock options with an exercise price of greater than $0.20 per share granted under our 2000 Equity Incentive Plan (the "2000 Equity Plan") or our 2002 Non-Employee Directors Stock Option Plan

(the "2002 Directors Plan") and certain non-plan options then held by our non-employee directors and employees other than our Chief Executive Officer. The repricing was implemented for retention purposes by realigning the cash and equity components of our compensation programs for employees, executive officers and non-employee directors. The exercise price of $0.20 per share was determined based on approximately 200% of market price on the date of repricing. The Board of Directors also accelerated the vesting of all outstanding stock options then held by our non-employee directors and employees other than our Chief Executive Officer. As a result of these actions, the following options held by the Named Executive Officers were repriced and/or accelerated: (i) Ramdas Rao (Chief Network Architect): options under the 2000 Plan to purchase 2,992,000 shares of Common Stock; and (ii) Lauren Farrell (Former Chief Financial Officer): options under the 2000 Equity Plan to purchase 400,000 shares of Common Stock.

Dated: March 10, 2006

SUBMITTED BY THE COMPENSATION COMMITTEE:

MICHAEL WIDLAND


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In December 2005, our Board of Directors approved the repricing to $0.20 per share of all outstanding stock options with an exercise price of greater than $0.20 per share granted under the 2000 Equity Plan or the 2002 Directors Plan and certain non-plan options then held by our non-employee directors and employees other than our Chief Executive Officer. The Board of Directors also accelerated the vesting of all outstanding stock options then held by our non-employee directors and employees other than our Chief Executive Officer. As a result of these actions, the following options held by our directors and executive officers were repriced and/or accelerated: (i) Ramdas Rao (Chief Network Architect): options under the 2000 Plan to purchase 2,992,000 shares of Common Stock; (ii) Lauren Farrell (Former Chief Financial Officer): options under the 2000 Equity Plan to purchase 400,000 shares of Common Stock;
(iii) Michael Widland (non-employee director): options under the 2002 Directors Plan and non-plan options to purchase 1,150,000 shares of Common Stock; and (iv)
D. Howard Pierce (non-employee director): options under the 2002 Directors Plan and non-plan options to purchase 800,000 shares of Common Stock.

         We retain the law firm of Shipman & Goodwin, LLP ("S&G"), of which Mr. Michael Widland, a non-employee director, is a partner, to perform legal services from time to time. We paid S&G $161,963 and $67,247 for legal services rendered during 2004 and 2005, respectively.

                    STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN
                               BENEFICIAL HOLDERS

         The following table sets forth certain information, as of June 1, 2006, concerning the ownership of our Common Stock by (a) each person who, to our knowledge, beneficially owned on that date more than 5% of the outstanding Common Stock, (b) each of our directors and Named Executive Officers and (c) all of our current directors and executive officers as a group.

                                              Number of Shares          Percent of
 Name of Beneficial Owner(1)                 Beneficially Owned(2)    Common Stock(2)
 ---------------------------                 ---------------------    ---------------
 John J. Joyce, Chairman, CEO and President        4,415,000 (3)           2.64%

 Ramdas Rao, Chief Network Architect               3,992,000 (4)           2.34%

 Michael Widland, Director                         1,273,334 (5)              *

 D. Howard Pierce, Director                          800,000 (6)              *

 Consolidated Edison, Inc.                        40,000,000 (7)          23.14%

 Lauren Farrell, Former CFO                          400,000 (8)              *

 All directors and executive officers as
 a group (4 persons) (9)                          10,880,334               6.16%

* Indicates less than 1%.

(1) Unless otherwise indicated, the address of each person listed is c/o Ambient Corporation, 79 Chapel Street, Newton, Massachusetts 02458.

(2) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of Common Stock issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option or warrant. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge, each person listed is believed to have sole voting and investment power with respect to all shares of Common Stock beneficially owned by such person.

(3) Represents (i) 1,040,000 shares of Common Stock and (ii) 3,375,000 shares of Common Stock issuable upon the exercise of options issued under the 2000 Equity Plan.

(4) Represents (i) 1,000,000 shares of Common Stock and (ii) 2,992,000 shares of Common Stock issuable upon exercise of options issued under the 2000 Equity Plan.

(5) Represents (i) 133,334 shares of Common Stock, (ii) 595,000 shares of Common Stock issuable upon exercise of non-plan options and (iii) 545,000 shares of Common Stock issuable upon exercise of options issued under the 2002 Directors Plan.

(6) Represents (i) 500,000 shares of Common Stock issuable upon exercise of non-plan options and (ii) 300,000 shares of Common Stock issuable upon exercise of options issued under the 2002 Directors Plan.

(7) Includes 5,000,000 shares of Common Stock issuable upon exercise of a three-year warrant issued in October 2003. The foregoing is based on the Amendment No. 1 to Schedule 13D filed by the beneficial owner in March 2003. The address of the beneficial owner is c/o Consolidated Edison Co. of New York, Inc. 4 Irving Place, New York, NY 10003. So long as the beneficial owner continues to hold 20% of the outstanding Common Stock, it is entitled to designate one member of our Board of Directors. To date, the beneficial owner has not designated a member to the Board.

(8) Represents shares of Common Stock issuable upon exercise of options issued under the 2000 Incentive Plan. Ms. Farrell served as our Chief Financial Officer from March 2005 until her resignation in January 2006.

(9) See Footnotes 3 through 6.

                              SELLING STOCKHOLDERS

         Up to 208,266,667 shares of Common Stock are being offered under this Prospectus, all of which are being registered for sale for the account of the selling stockholders.

         Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. However, no selling stockholder may convert its debentures or exercise its warrants if such conversion or exercise would cause such holder's beneficial ownership of our Common Stock (excluding shares underlying any of their unconverted debentures or unexercised warrants) to exceed 4.99% of the outstanding shares of Common Stock immediately after the conversion or exercise. (If the holder subsequently disposes of some or all of its holdings, it can again convert its debenture or exercise its warrant, subject to the same limitation). Also, the table below also includes the number of shares which might be issuable on the occurrence of certain events, such as the accrual of dividends, which have not yet occurred and may not occur. Therefore, although they are included in the table below, the number of shares of Common Stock for some listed persons may include shares that are not subject to purchase during the 60-day period.

SELLING STOCKHOLDERS TABLE

         The following table sets forth the shares beneficially owned, as of June 1, 2006, by the selling stockholders prior to the offering contemplated by this Prospectus, the number of shares each selling stockholder is offering by this Prospectus and the number of shares which each would own beneficially if all such offered shares are sold. The selling stockholders acquired their beneficial interests in the shares being offered hereby in the private placement described above under the caption "AGREEMENTS WITH THE SELLING STOCKHOLDERS" in which each such selling stockholder advised us that it purchased the relevant securities solely for investment and not with a view to or for resale or distribution of such securities.

                                                                             COMMON STOCK TO BE
                                                                             BENEFICIALLY OWNED IF
                                NUMBER OF                                    ALL SHARES OFFERED
                                SHARES OWNED         SHARES OFFERED          HEREUNDER ARE SOLD
SELLING                         BEFORE OFFERING      PURSUANT TO THIS
STOCKHOLDER                                          PROSPECTUS              SHARES           PERCENT
------------------------------ -------------------- --------------------- ---------------- --------------
DOUBLE U MASTER FUND, L.P.      32,680,000           32,680,000(1)               --               --
------------------------------ -------------------- --------------------- ---------------- --------------
ENABLE GROWTH PARTNERS LP       28,480,000           28,480,000(2)               --               --
------------------------------ -------------------- --------------------- ---------------- --------------
BRISTOL INVESTMENT FUND, LTD.    9,493,333            9,493,333(3)               --               --
------------------------------ -------------------- --------------------- ---------------- --------------
JOHN M. FIFE                     9,493,333            9,493,333(3)               --               --
------------------------------ -------------------- --------------------- ---------------- --------------
ROSWELL CAPITAL                  9,493,333            9,493,333(3)               --               --
------------------------------ -------------------- --------------------- ---------------- --------------
CASTLE CREEK TECHNOLOGY          9,493,333            9,493,333(3)               --               --
PARTNERS LLC
------------------------------ -------------------- --------------------- ---------------- --------------
HSI PARTNERSHIP                  7,594,668            7,594,668(4)               --               --
------------------------------ -------------------- --------------------- ---------------- --------------
PARAGON CAPITAL                  6,645,333            6,645,333(5)               --
------------------------------ -------------------- --------------------- ---------------- --------------
PROFESSIONAL OFFSHORE            5,696,000            5,696,000(6)               --               --
OPPORTUNITY FUND
------------------------------ -------------------- --------------------- ---------------- --------------
NITE CAPITAL                     5,696,000            5,696,000(6)               --               --
------------------------------ -------------------- --------------------- ---------------- --------------
ENABLE OPPORTUNITY PARTNERS L.P. 5,696,000            5,696,000(6)               --               --
------------------------------ -------------------- --------------------- ---------------- --------------
SUNRISE EQUITY PARTNERS          4,746,667            4,746,667(7)               --               --
------------------------------ -------------------- --------------------- ---------------- --------------

RHP MASTER FUND                  4,746,667            4,746,667(7)               --               --
------------------------------ -------------------- --------------------- ---------------- --------------
VISION OPPORTUNITY MASTER FUND   4,746,667            4,746,667(7)               --               --
------------------------------ -------------------- --------------------- ---------------- --------------
MARVIN MERMELSTEIN               4,746,667            4,746,667(7)               --               --
------------------- -------------------- --------------------- ---------------- -------------------------
PURITAN LLC                      4,746,667            4,746,667(7)               --               --
------------------------------ -------------------- --------------------- ---------------- --------------
JUAN MENDEZ                      4,746,667            4,746,667(7)               --               --
------------------------------ -------------------- --------------------- ---------------- --------------
PROFESSIONAL TRADERS FUND        3,797,333            3,797,333(8)               --               --
------------------------------ -------------------- --------------------- ---------------- --------------
NOTZER CHESSED                   3,797,333            3,797,333(8)               --               --
------------------------------ -------------------- --------------------- ---------------- --------------
ELLIS INTERNATIONAL              3,797,333            3,797,333(8)               --               --
------------------------------ -------------------- --------------------- ---------------- --------------
BRIO CAPITAL                     3,797,333            3,797,333(8)               --               --
------------------------------ -------------------- --------------------- ---------------- --------------
PIERCE DIVERSIFIED STRATEGY      3,797,333            3,797,333(8)               --               --
------------------------------ -------------------- --------------------- ---------------- --------------
FIRST MIRAGE                     2,848,000            2,848,000(9)               --               --
------------------------------ -------------------- --------------------- ---------------- --------------
MORDECHAI VOGEL                  2,578,487            1,898,667(10)            679,800            --
------------------------------ -------------------- --------------------- ---------------- --------------
SIMON VOGEL                      2,641,687            1,898,687(10)            743,000            --
------------------------------ -------------------- --------------------- ---------------- --------------
BERSTEINE AND LINDSAY            1,898,687            1,898,687(10)               --              --
SEC CORP
------------------------------ -------------------- --------------------- ---------------- --------------
ANTHONY HELLER                   1,898,687            1,898,687(10)               --              --
------------------------------ -------------------- --------------------- ---------------- --------------
RUTGERS CASUALTY INSURANCE       1,898,687            1,898,687(10)               --              --
COMPANY
------------------------------ -------------------- --------------------- ---------------- --------------

GENERATION CAPITAL                 907,200            1,139,200(11)               --              --
------------------------------ -------------------- --------------------- ---------------- --------------

TOWER & PAPER COMPANY            1,149,333             949,333(12)            200,000             --
------------------------------ -------------------- --------------------- ---------------- --------------

RONALD KIMELMAN                  1,035,333             949,333(12)             86,000             --
------------------------------ -------------------- --------------------- ---------------- --------------
THE HART ORGANIZATION CORP         759,467             759,467(13)               --               --
------------------------------ -------------------- --------------------- ---------------- --------------
POND EQUITIES, INC.             14,000,000          14,000,000(14)               --               --
------------------------------ -------------------- --------------------- ---------------- --------------

KRIEGER & PRAGER                   100,000             100,000(15)               --               --
------------------------------ -------------------- --------------------- ---------------- --------------

ABOUDI & BROUNSTEIN                300,000             100,000(16)            200,000             --
------------------------------ -------------------- --------------------- ---------------- --------------

(1) Represents (i) 150% of 10,000,000 shares of Common Stock issuable upon conversion of $1,500,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.15 per share, together with 1,600,000 shares of Common Stock issuable in payment of interest thereon through the second anniversary of issuance ("Interest Shares"); (ii) 10,000,000 shares issuable upon the exercise of Warrants ("Warrant Shares"); (iii) an additional 1,080,000 shares of Common Stock representing our good faith estimate of additional shares of Common Stock potentially issuable to the selling stockholder as liquidated damages through the projected effective date of the Registration Statement, or in the event of certain adjustments to the conversion price of the Convertible Debentures and the number of shares issuable on exercise of the Warrants ("Adjustment Shares") and (iv) 4,000,000 shares issuable upon exercise of Other Warrants issued in January and April 2006, together with 200,000 shares representing our good faith estimate of additional shares of Common Stock potentially issuable in the event of certain adjustments to the number of shares issuable on exercise of these warrants

(2) Represents (i) 150% of 10,000,000 shares of Common Stock issuable upon conversion of $1,500,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.15 per share, together with 1,600,000 Interest Shares; (ii) 10,000,000 Warrant Shares; and (iii) 1,080,000 Adjustment Shares.

(3) Represents (i) 150% of 3,333,333 shares of Common Stock issuable upon conversion of $500,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.15 per share, together with 533,333 Interest Shares; (ii) 3,333,333 Warrant Shares; and (iii) 360,000 Adjustment Shares.

(4) Represents (i) 150% of 2,666,667 shares of Common Stock issuable upon conversion of $400,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.15 per share, together with 426,667 Interest Shares; (ii) 2,666,667 Warrant Shares; and (iii) an additional 288,000 Adjustment Shares.

(5) Represents (i) 150% of 2,333,333 shares of Common Stock issuable upon conversion of $350,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.15 per share, together with 373,333 Interest Shares; (ii) 2,333,333 Warrant Shares; and (iii) an additional 252,000 Adjustment Shares.

(6) Represents (i) 150% of 2,000,000 shares of Common Stock issuable upon conversion of $300,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.15 per share, together with 320,000 Interest Shares; (ii) 2,000,000 Warrant Shares; and (iii) an additional 216,000 Adjustment Shares.

(7) Represents (i) 150% of 1,666,667 shares of Common Stock issuable upon conversion of $250,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.15 per share, together with 266,667 Interest Shares; (ii) 1,666,667 Warrant Shares; and (iii) an additional 180,000 Adjustment Shares.

(8) Represents (i) 150% of 1,333,333 shares of Common Stock issuable upon conversion of $200,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.15 per share, together with 213,333 Interest Shares; (ii) 1,333,333 Warrant Shares; and (iii) an additional 144,000 Adjustment Shares.

(9) Represents (i) 150% of 1,000,000 shares of Common Stock issuable upon conversion of $150,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.15 per share, together with 160,000 Interest Shares; (ii) 1,000,000 Warrant Shares; and (iii) an additional 108,000 Adjustment Shares.

(10) Represents (i)150% of 666,667 shares of Common Stock issuable upon conversion of $100,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.15 per share, together with 106,667 Interest Shares; (ii) 666,667 Warrant Shares; and (iii) an additional 72,000 Adjustment Shares.

(11) Represents (i) 150% of 400,000 shares of Common Stock issuable upon conversion of $60,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.15 per share, together with 64,000 Interest Shares; (ii) 400,000 Warrant Shares; and (iii) an additional 43,200 Adjustment Shares.

(12) Represents (i) 150% of 333,333 shares of Common Stock issuable upon conversion of $50,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.15 per share, together with 53,333 Interest Shares; (ii) 333,333 Warrant Shares; and (iii) an additional 36,000 Adjustment Shares.

(13) Represents (i) 150% of 266,667 shares of Common Stock issuable upon conversion of $40,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.15, together with 42,667 Interest Shares; (ii) 266,667 Warrant Shares; and (iii) an additional 28,800 Adjustment Shares.

(14) Represents (a) 13,333,333 shares of Common Stock issuable upon exercise of warrants issued as compensation in connection with the placement of $9,350,000 in principal amount of our Convertible Debentures and (b) an additional 667,667 shares of Common Stock issuable to such selling stockholder representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholder based on adjustments to the number of shares covered by the outstanding warrants in the event that, on or prior to the one hundred eightieth day after the effective date of this Registration Statement, we offer or issue securities at a purchase, conversion or exercise price lower than the exercise price of the warrants. The selling stockholder is a registered broker-dealer, which served as a placement agent in the transactions described in the section "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS." The selling stockholder received warrants as part of compensation pursuant to a placement agency agreement between us and selling stockholder. Accordingly, such shares are restricted in accordance with Rule 2710(g)(1) of the NASD Conduct Rules.

(15) Represents shares underlying warrants granted to the selling shareholder, which provided legal services to the investors, in lieu of payment of a portion of legal fees payable by us.

(16) Represents shares underlying warrants granted to the selling shareholder, which provides legal services to us.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of the shares that are included in the Registration Statement on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.


         The selling stockholders may use any one or more of the following methods when selling shares:


          o    directly as principals;

          o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

          o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

          o an exchange distribution in accordance with the rules of the applicable exchange;

          o    privately negotiated transactions;

          o to cover short sales made in compliance with applicable laws and regulations;

          o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

          o    a combination of any such methods of sale; and

          o    any other method permitted pursuant to applicable law.


         The selling stockholders may also sell shares under Rule 144 under the Act if available, rather than under this Prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as an agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. We are not aware of any definitive selling arrangement at the date of this prospectus between any selling stockholder and any broker-dealer or agent.

         Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed by us, if required, pursuant to Rule 424(b) under the Act, disclosing:

          o The name of each such selling stockholder and of the participating broker-dealer(s);

          o    The number of shares involved;

          o    The price at which such shares were sold;

          o The commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

          o That such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus; and

          o    Other facts material to the transaction.


         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares from time to time under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

         The selling stockholders may also transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the applicable selling stockholder and/or the purchasers.

         The shares of common stock underlying the warrants issued to the selling stockholder who, as indicated in the Selling Stockholder table above, received such warrants as part of compensation pursuant to a placement agency agreement between us and that selling stockholder are restricted in accordance with Rule 2710(g)(1) of the NASD Conduct Rules. Accordingly, that selling stockholder shall not directly or indirectly offer, sell, agree to offer or sell, transfer, assign, pledge, hypothecate or subject to hedging, short sale, derivative, put or call transaction such shares for a period of 180 days after the effective date of this registration statement.

         If a selling stockholder uses this Prospectus for any sale of the shares, it will be subject to the prospectus delivery requirements of the Act. The selling stockholders will be responsible to comply with the applicable provisions of the Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this Registration Statement.

         We are required to pay all fees and expenses incident to the registration of the shares being offered by the selling stockholders, but we will not receive any proceeds from the sale of the shares except for, upon exercise, the exercise price of options and warrants exercised on a cash basis. We have agreed to indemnify certain selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Act.

                          DESCRIPTION OF CAPITAL STOCK

         We are authorized to issue 500,000,000 shares of Common Stock, $.001 par value per share, of which 167,857,781 shares were outstanding as of June 1, 2006. We have approximately 153 stockholders of record as of such date. A significant portion of our Common Stock is held in either nominee name or street name brokerage accounts and, consequently, we are not able to determine the beneficial owners of our Common Stock. Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefore and to share ratably in our assets available upon liquidation, dissolution or winding up. The holders of shares of the Common Stock do not have cumulative voting rights for the election of directors and, accordingly, the holders of more than 50% of the shares of Common Stock are able to elect all directors.

          DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES
                                 ACT LIABILITIES

         Pursuant to our certificate of incorporation and by-laws, our officers and directors are indemnified by us to the fullest extent allowed under Delaware law for claims brought against them in their capacities as officers and directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in our best interest, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Act. Insofar as indemnification for liabilities arising under the Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The validity of the Common Stock offered under this Prospectus will be passed on by Aboudi & Brounstein, Law Offices. In May 2006, we issued to Aboudi & Brounstein for legal services warrants to purchase up to 100,000 shares of our Common Stock, of which warrants for 50,000 shares have an exercise price of $0.20 and warrants for 50,000 shares have an exercise price of $0.25. The shares underlying such option are included in the registration statement.

                                     EXPERTS

         The financial statements for the years ended December 31, 2005 and December 31, 2004 included in this Prospectus have been so included in reliance on the report of Rotenberg Meril Solomon Bertiger & Guttilla, P.C., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

         We have filed with the SEC under the Act a Registration Statement on Form SB-2, of which this Prospectus is a part, with respect to the shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules as permitted by the rules and regulations of the SEC. You can obtain a copy of the Registration Statement from the SEC at the address listed above or from the SEC's Internet website at www.sec.gov.

         Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement or in a filing incorporated by reference herein or otherwise, reference is made to the exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by this reference.

         We are subject to the informational requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. Reports and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC at:

                               100 F Street, N.E.
                                    Room 1580
                             Washington, D.C. 20549

         Copies of such material may be obtained by mail from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a Web site at www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. The SEC's telephone number is 1-800-SEC-0330.

         Prospective investors may rely on the information contained in this Prospectus. Neither we nor the selling stockholders have authorized anyone to provide prospective investors with information different from that contained in this Prospectus. The information in this Prospectus is correct only as of the date of this Prospectus, regardless of the time delivery of this Prospectus or any sale of these securities.




                               AMBIENT CORPORATION

                    up to 208,266,667 shares of Common Stock

                                   PROSPECTUS

                                 June __, 2006.

                               AMBIENT CORPORATION

                          (A DEVELOPMENT STAGE COMPANY)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS






                                                                                      Page
                                                                                      ----


Financial Statements


     Consolidated Balance Sheet March 31, 2006 (Unaudited) and December 31, 2005       F-2


     Unaudited Consolidated Statements of Operations for the three months ended
     March 31, 2006 and 2005                                                           F-3


     Unaudited Consolidated Statements of Cash Flows for the three months ended
     March 31, 2006 and 2005                                                           F-4


     Notes to Consolidated Financial Statements                                        F-6

                                          AMBIENT CORPORATION
                                     (A Development Stage Company)


                                      CONSOLIDATED BALANCE SHEETS

                                                                            March 31      December 31,
                                                                              2006            2005
                                                                          ------------    ------------
 ASSETS                                                                   (Unaudited)
 CURRENT ASSETS
      Cash and  cash equivalents                                          $    378,282    $    393,513
      Accounts receivable                                                        8,803           5,894
      Inventory                                                                266,978         629,035
      Prepaid expenses and other current assets                                206,287         169,534
                                                                          ------------    ------------

                Total current assets                                           860,350       1,197,976

 Property and equipment, net                                                   701,664         695,992
 Prepaid licensing fees                                                        217,806         237,606
                                                                          ------------    ------------

                Total assets                                              $  1,779,820    $  2,131,574
                                                                          ============    ============

 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
 CURRENT LIABILITIES
      Accounts payable                                                    $    766,200    $    914,143
      Accrued expenses and other current liabilities                            95,578         212,711
      Note payable (net of discount of $497,794)                             1,053,428            --
      Advance from stockholder                                                    --           325,000
                                                                          ------------    ------------

                Total current liabilities                                    1,915,206       1,451,854

 NON-CURRENT LIABILITIES
      Convertible debentures (net of discount of $190,464 and $758,263)        139,536         391,737
                                                                          ------------    ------------

                Total  liabilities                                           2,054,742       1,843,591
                                                                          ------------    ------------

 STOCKHOLDERS' EQUITY  (DEFICIT)
     Common stock, $.001 par value;
       300,000,000 shares authorized; 168,857,282 and 165,153,882
         issued; 167,857,282 and 164,153,882 outstanding, respectively         168,857         165,154
      Additional paid-in capital                                            88,051,994      86,562,899
      Deficit accumulated during the development stage                     (88,274,521)    (86,206,000)
       Less: deferred compensation                                             (21,253)        (34,070)
       Less: treasury stock; 1,000,000 shares at cost                         (200,000)       (200,000)
                                                                          ------------    ------------

                Total stockholders' equity (deficit)                          (274,923)        287,983
                                                                          ------------    ------------

                Total liabilities and stockholders' equity (deficit)      $  1,779,819    $  2,131,574
                                                                          ============    ============

                            SEE NOTES TO CONSOLIDATED FINANCIALS STATEMENTS

                                                      AMBIENT CORPORATION
                                                 (A Development Stage Company)
                                             CONSOLIDATED STATEMENTS OF OPERATIONS
                                                          (UNAUDITED)
                                                                                                                   Cumulative
                                                                                         Three Months            From Inception
                                                                                            Ended                     to
                                                                                           March 31,                March 31,
                                                                                    2006             2005             2006
                                                                               -------------    -------------    -------------
Revenues (including $325,000, $-0-,  and $325,000 from a related party)        $     734,697    $        --      $   1,094,600


Less Cost of goods sold (includes an inventory markdown of $-0- , $-0-
 and $297,592)                                                                       430,708             --            932,415
                                                                               -------------    -------------    -------------

Gross margin                                                                         303,989             --            162,185

Expenses
     Research and Development (1)                                                    777,580          727,393       12,920,074
     Less - Participation by the Office of the
       Chief Scientist of the State of Israel                                           --               --            558,195
                                                                               -------------    -------------    -------------
                                                                                     777,580          727,393       12,361,879
Operating, general and administrative expenses (1)                                   714,557          758,036       20,996,356
Stock based compensation - net                                                        12,817           12,345       17,577,931
                                                                               -------------    -------------    -------------

Total expenses                                                                     1,504,954        1,497,774       50,936,166
                                                                               -------------    -------------    -------------

Operating loss                                                                    (1,200,965)      (1,497,774)     (50,773,981)

Interest expense                                                                     (58,772)         (46,031)        (898,138)
Amortization of beneficial conversion feature of convertible debt                   (279,931)      (2,040,314)      (6,713,329)
Amortization of deferred financing costs                                            (535,694)      (2,098,172)     (13,849,823)
Interest income                                                                        6,841           34,415          489,483
Legal settlement                                                                        --               --         (1,512,500)
Non-cash financing expense                                                              --               --         (1,600,000)
Write-off of convertible note receivable                                                --               --           (490,000)
Company's share in net losses of affiliate                                              --               --         (1,352,207)
                                                                               -------------    -------------    -------------

Loss before minority interest and extraordinary item                              (2,068,521)      (5,647,876)     (76,700,495)

Minority interest in subsidiary loss                                                    --               --             25,000
                                                                               -------------    -------------    -------------

Loss before extraordinary item                                                    (2,068,521)      (5,647,876)     (76,675,495)

Extraordinary item - loss on extinguishment of debt                                     --               --         (9,778,167)
                                                                               -------------    -------------    -------------

Net loss                                                                          (2,068,521)      (5,647,876)     (86,453,662)

Deemed dividends on convertible preferred stock                                         --               --         (1,820,859)
                                                                               -------------    -------------    -------------

Net loss attributable to common stockholders                                   $  (2,068,521)   $  (5,647,876)   $ (88,274,521)
                                                                               =============    =============    =============

Basic and diluted loss per share:
         Net loss before  extraordinary item                                   $       (0.01)   $       (0.04)
         Extraordinary loss from extinguishment of debt                                   --               --
                                                                               -------------    -------------

      Net loss                                                                 $       (0.01)   $       (0.04)
                                                                               =============    =============

Weighted average number of shares outstanding                                    166,833,308      155,267,561
                                                                               =============    =============

(1) Excludes non-cash, stock based compensation expense as follows:
    Research and development, net                                              $        --      $        --      $   1,454,192
    Operating, general and administrative, net                                        12,817           12,345       16,123,739
                                                                               -------------    -------------    -------------

                                                                               $      12,817    $      12,345    $  17,577,931
                                                                               =============    =============    =============

                                        SEE NOTES TO CONSOLIDATED FINANCIALS STATEMENTS

                                                     AMBIENT CORPORATION
                                                (A Development Stage Company)
                                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                         (UNAUDITED)

                                                                                                               Cumulative
                                                                                     Three Months            From Inception
                                                                                        Ended                      To
                                                                                       March 31,                March 31,
                                                                                 2006            2005             2006
                                                                              ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                                 $ (2,068,521)   $ (5,647,876)   $(88,274,521)
     Adjustments to reconcile net loss to net cash used in operating activities:
         Depreciation and amortization                                              77,872          44,542         881,489
         Amortization of note discount                                             535,694       2,098,172      13,204,952
         Beneficial conversion feature of convertible debt                         279,931       2,040,314       6,713,329
         Accretion of interest on note payable                                      51,221            --            51,221
         Financing,  consulting and other expenses paid via the
               issuance of common stock and warrants                                12,817          12,345      31,048,928
         Cancellation of officer loans in settlement of employment contract           --              --           724,447
         Loss on sale of fixed assets                                                 --              --            20,135
         Deemed dividends on convertible preferred stock                              --              --         1,820,859
         Increase in net liability for severance pay                                  --              --            15,141
         Accrued interest on loans and notes payable                                  --              --           210,016
         Company's share in net losses of affiliates                                  --              --         1,352,207
         Minority interest in subsidiary loss                                         --              --           (25,000)
         Write-off of convertible note receivable                                     --              --           400,000
         Write-down of long term investment                                           --              --           835,000
         Write-off of fixed assets                                                    --              --           136,066
         Increase (decrease) in cash attributable to changes in assets and liabilities
              Accounts receivables                                                  (2,909)         12,487          11,722
              Inventory                                                            362,057        (260,496)       (266,978)
              Prepaid expenses and other current assets                            (36,753)         37,880        (137,582)
              Prepaid licensing fees                                                19,800          19,800         (82,806)
              Accounts payable                                                    (147,943)        156,672       1,042,495
              Accrued expenses and other current liabilities                      (442,133)        (97,572)        (78,766)
                                                                              ------------    ------------    ------------

Net cash used in operating activities                                           (1,358,867)     (1,583,732)    (30,397,646)
                                                                              ------------    ------------    ------------

CASH FLOWS FROM  INVESTING ACTIVITIES
         Loan provided to another company                                             --              --          (835,000)
         Purchase of convertible promissory note                                      --              --          (400,000)
         Investment in affiliated company                                             --              --          (375,000)
         Additions to property and equipment                                       (83,544)       (239,764)     (1,780,589)
         Proceeds from disposal of fixed assets                                       --              --            42,100
         Loans to Officers                                                            --              --        (2,137,677)
         Repayment of loans to Officer                                                --              --         1,431,226
                                                                              ------------    ------------    ------------

Net cash used in investing activities                                              (83,544)       (239,764)     (4,054,940)
                                                                              ------------    ------------    ------------


                                       SEE NOTES TO CONSOLIDATED FINANCIALS STATEMENTS

                                                     AMBIENT CORPORATION
                                                (A Development Stage Company)
                                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                         (UNAUDITED)

                                                                                                             Cumulative
                                                                                   Three Months            From Inception
                                                                                      Ended                      To
                                                                                     March 31,                March 31,
                                                                               2006            2005             2006
                                                                            ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
         Net proceeds from issuance of share capital                              84,680          30,000      11,375,808
         Proceeds from loans and advances                                           --              --           690,000
         Net proceeds from issuance of notes payable                           1,342,500            --         2,702,500
         Net proceeds from issuance of convertible debentures                       --              --        18,455,133
         Repayment of notes payable                                                 --              --          (800,000)
         Proceeds of loans from shareholders, net                                   --              --           919,600
         Repayment of loans from shareholders                                       --              --          (968,000)
         Proceeds from long-term bank credit                                        --              --            95,969
         Repayment of long-term bank credit                                         --              --           (87,996)
         Increase (decrease) in short term bank credit                              --              --           (32,004)
         Public offering of common stock                                            --              --         3,433,027
         Repayment of short-term debt                                               --              --          (250,000)
         Proceeds from short-term debt                                              --              --           274,038
         Loans to affiliate                                                         --              --          (977,207)
                                                                            ------------    ------------    ------------

Net cash provided by financing activities                                      1,427,180          30,000      34,830,868
                                                                            ------------    ------------    ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                 (15,231)     (1,793,496)        378,282

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                                  393,513       6,954,512            --
                                                                            ------------    ------------    ------------

CASH AND CASH EQUIVALENTS - END OF PERIOD                                   $    378,282    $  5,161,016    $    378,282
                                                                            ============    ============    ============

Non-cash operating and financing activities:
        Issuance of common stock upon conversion of debentures              $    820,000    $  4,037,050
                                                                            ============    ============
        Issuance of warrants in connection with issuance of notes payable   $    588,119    $       --
                                                                            ============    ============
        Advance from Stockholder converted to revenue                       $    325,000    $       --
                                                                            ============    ============

Supplemental disclosures of cash flow information: Cash paid during the period of:
          Interest                                                          $      2,722    $     29,857
                                                                            ============    ============


                                       SEE NOTES TO CONSOLIDATED FINANCIALS STATEMENTS

                               AMBIENT CORPORATION
                          (A Development Stage Company)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Ambient Corporation and its subsidiaries (collectively the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2006, are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto included in the Company's Form 10-KSB for the year ended December 31, 2005, as filed with the Securities and Exchange Commission.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the development stage, has a limited operating history and has sustained losses since its inception. These losses have produced operating cash flow deficiencies, and negative working capital. The Company expects to incur additional losses for the foreseeable future and will need to raise additional funds in order to realize its business plan. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company's future operations are dependent upon management's ability to find sources of additional capital. The Company needs to raise additional funds to continue to meet its liquidity needs, repay short-term loans that mature in June 2006, realize its current business plan and maintain its operations as presently conducted. Management of the Company is continuing its efforts to secure funding for its operations through the sale of its equity and/or debt securities. The Company has received a non-binding financing proposal which is subject to, among other things, the negotiation and execution of legally binding agreements. Presently, the Company does not have any financing commitment from any person and there can be no assurance that additional capital will be available to the Company on commercially acceptable terms or at all.

The Company has funded its operations through May 15, 2006 primarily from the proceeds of the sale of its short-term notes. See Notes 7 (Bridge Loan) and Note 10 (Subsequent Events).

NOTE 2 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In May 2005, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") Statement No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements" (SFAS 154). SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The provisions of SFAS 154 are effective for accounting changes and corrections of errors made in fiscal periods beginning after December 15, 2005. The adoption of the provisions of

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

SFAS 154 is not expected to have a material impact on the Company's financial position or results of operations.

In February 2006, the FASB issued SFAS Statement No. 155, "Accounting for Certain Hybrid Financial Instruments"(SFAS 155), which amends SFAS Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS
133)and SFAS Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" (SFAS 140). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instruments. The adoption of the provisions of SFAS 155 is not expected to have a material impact on the Company's financial position or results of operations.

NOTE 3 - NET LOSS PER SHARE

Basic earnings (loss) per share (EPS) is computed by dividing net income (loss) applicable to common shares by the weighted-average of shares of common stock, par value $0.001 per share (the "Common Stock") outstanding during the period. Diluted earnings (loss) per share adjusts basic earnings (loss) per share for the effects of convertible securities, stock options and other potentially dilutive instruments, only in the periods in which such effect is dilutive. The following securities have been excluded from the calculation of net loss per share, as their effect would be antidilutive.

                                                  Shares of Common Stock
                                                       Issuable upon
                                                 Conversion/Exercise of as
                                                         March 31
                                             --------------------------------
                                                    2006            2005
                                             --------------------------------
           Stock options                          18,999,850      22,172,000
           Warrants                               39,562,505      41,004,072
           Convertible debentures                  1,320,000       5,851,800


NOTE 4 - SALES AND MAJOR CUSTOMERS

Revenues for the three months ended March 31, 2006 and 2005 were as follows:

                                     March 31, 2006     March 31, 2005
                                       (Unaudited)        (Unaudited)
                                     --------------     --------------
           Hardware                  $      399,998     $           --
           Software and services            334,699                 --
                                     --------------     --------------

                                     $      734,697     $           --
                                     ==============     ==============


One customer accounted for 100% of the hardware revenue in 2006. Software and service revenues include $325,000 from Con Edison Company of New York, Inc. ("Con Edison"), an affiliate of Con Edison, Inc., a principal stockholder of the Company (see Note 9).

                               AMBIENT CORPORATION
                         (A Development Stage Company)
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)



NOTE 5 - STOCK BASED COMPENSATION PLANS

Effective January 1, 2006, the Company adopted SFAS Statement No.
123(R) "Share Based Payment" ("SFAS 123(R)) utilizing the "modified prospective" method as described in SFAS 123(R). In the "modified prospective" method, compensation cost is recognized for all share-based payments granted after the effective date and for all unvested awards granted prior to the effective date. In accordance with SFAS (R), prior period amounts were not restated. SFAS 123(R) also requires the tax benefits associated with these share-based payments to be classified as financing activities in the Statement of Cash Flows, rather than operating cash flows as required under previous regulations. There was no effect to the Company's financial position or results of operations as a result of the adoption of this Standard.

Prior to the effective date, the Company accounted for stock-based employee and outside director compensation under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

The following table illustrates the effect on net loss and earnings per share for the three months ended March 31, 2005 if the fair value based method had been applied to all awards:

                                                           March 31,
                                                             2005
                                                          -----------
          Net loss, as reported                           ($5,647,876)
          Add: Stock based compensation
                     expense, as reported                        --
          Deduct: Total stock-based compensation
                     expense determined under the fair
                     value based method for all awards       (339,192)
                                                          -----------

          Pro forma net loss                              ($5,981,068)
                                                          ===========

          Basic and diluted loss per share, as reported        ($0.04)
          Basic and diluted loss per share, pro forma          ($0.04)


No grants were made in the three months ended March 31, 2006. The weighted average per share fair value of options granted during the three months ended March 31, 2005 was $.359. The fair value of each option granted in 2005 was estimated using the Black-Scholes option-pricing model with a volatility of 159%, expected life of options of eight years, risk free interest rate of 4.05% and a dividend yield of 0%.

NOTE 6 - INVENTORY

Inventory is valued at the lower of cost or market and is determined on first-in-first-out method. Inventory consists of the following:

                                     March 31, 2006     December 31, 2005
                                       (Unaudited)          (Audited)
                                     --------------     -----------------
           Raw materials             $      236,467     $         326,464
           Finished goods                   176,825               448,885
           Inventory markdowns             (146,314)             (146,314)
                                     --------------     -----------------

                                     $      266,978     $         629,035
                                     ==============     =================

                             AMBIENT CORPORATION
                        (A Development Stage Company)
               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)

NOTE 7 - BRIDGE LOAN

On January 18, 2006, the Company entered into a Bridge Loan Agreement (the "January 2006 Loan Agreement") with an institutional investor pursuant to which the investor loaned the Company $1,500,000. The Company received net proceeds of $1,342,500, after payment of offering related fees and expenses. Pursuant to the January 2006 Bridge Loan Agreement, the Company issued to the investor a secured promissory note in the principal amount of $1,620,000 (the "January 2006 Note"), which reflects an 8% premium on the principle amount of the loan and an original issue discount of 19% through the scheduled maturity date of June 24, 2006. The January 2006 Note is scheduled to mature on the date (the "Maturity Date") that is the earlier of (i) the date on which the Company consummates a subsequent financing that generates, on a cumulative basis together with any other interim financings, gross proceeds to it of at least $2.0 million or (ii) June 24, 2006. Prior to the Maturity Date, the Company may, at its option, prepay the January 2006 Note in whole or in part without penalty. If not paid at maturity, interest on the January 2006 Note will accrue at 14% per annum from the Maturity Date until the actual date of payment. To secure its obligations under the January 2006 Loan Agreement, the Company granted the investor a security interest in all of the Company's assets (including, without limitation, its intellectual property). The security interest terminates upon payment or satisfaction of all of its obligations under the January 2006 Loan Agreement. A default by the Company under the January 2006 Loan Agreement would permit the investor to foreclose on all of the Company's assets.

In connection with the loan, the Company issued to the investor a five-year warrant (the "January 2006 Warrant") to purchase 3,000,000 shares of Common Stock at an exercise price of $0.15 per share, subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger or if, prior to the expiration of exercise period, the Company issues warrants having a lower exercise price to investors in a subsequent financing transaction.

For financial reporting purposes, the Company recorded a discount of $588,119 to reflect the value of the January 2006 Warrant and will be amortizing this amount through the Maturity Date.

NOTE 8 - STOCKHOLDERS EQUITY

DEBENTURE CONVERSIONS

From January 1 through March 31, 2006, $820,000 in principal amount of the Company's three-year 6% convertible debentures issued in December 2004 (the "December 2004 Debentures") were converted into 3.28 million shares of Common Stock. By their terms, the December 2004 Debentures are convertible into shares of Common Stock at a per share conversion rate of $0.25. As of May 10, 2006, $330,000 in principal amount of the December 2004 Debentures remain outstanding.

NOTE 9 - TESTING AND DEVELOPMENT AGREEMENT

On January 27, 2006, Con Edison, the Company and the New York State Energy Research and Development Authority (NYSERDA) entered into an agreement (the "NYSERDA Agreement") pursuant to which Con Edison and the Company agreed to conduct medium and low voltage electric systems monitoring activities to detect incipient or impending failures for which Con Edison was awarded a $200,000 grant from NYSERDA. The NYSERDA Agreement necessitated an amendment to the Company's Research and Development Agreement with Con Edison (the "Development Agreement") to modify the implementation plan contained therein to encompass the objectives of the NYSERDA Agreement. In the amendment, Con Edison and the Company certified the completion of the Small Field Trial Phase under the Development Agreement, agreed that the $325,000 advance by Con Edison to the Company was subsumed into the revenue royalty

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

granted to Con Edison under the Development Agreement, and agreed to move forward to an Advanced Grid Management Pilot Phase that encompassed the statement of work contained in the NYSERDA Agreement. Additionally, in the amendment, Con Edison agreed to pay to the Company not less than $180,000 of the grant money that it is to receive from NYSERDA to compensate Ambient for its equipment and other costs to be incurred in performing the Advanced Grid Management Pilot Phase. NYSERDA is a public benefit corporation created by the New York State Legislature to administer the state's energy program.

NOTE 10 - SUBSEQUENT EVENT

On April 12, 2006, the Company entered into a Bridge Loan Agreement dated as of April 6, 2006 (the "April 2006 Loan Agreement") with the lender under the January 2006 Loan Agreement, pursuant to which the investor loaned the Company an additional $500,000, of which the Company received at closing net proceeds of $455,000, after payment of offering related fees and expenses.

Pursuant to the April 2006 Loan Agreement, the Company issued to the investors a secured promissory note (the "April 2006 Note") in the principal amount of $524,333, which reflects a 4.86% premium on the principle amount of the loan and an original issue discount of 24% through the stated maturity date of June 24, 2006. The April 2006 Note is scheduled to mature on the Maturity Date of the January 2006 Note.

To secure the Company's obligations under the April 2006 Loan Agreement, the Security Agreement between the Company and the investor which was entered into in connection with the January 2006 Loan Agreement was amended to reflect the new loan. The Company also issued to the investor a warrant expiring on January 31, 2011 (the "April 2006 Bridge Loan Warrant") to purchase up to 1,000,000 shares of Common Stock at a per share exercise price of $0.15, and otherwise on terms and conditions identical to the January 2006 Warrant.

                               AMBIENT CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                      PAGE

REPORT OF ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.           F-12

CONSOLIDATED FINANCIAL STATEMENTS:

   Balance Sheets                                                     F-13

   Statements of Operations                                           F-14

   Statement of Changes in Stockholders' Equity (Deficit)             F-15

   Statements of Cash Flows                                           F-21

   Notes to Financial Statements                                      F-22

          REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Stockholders of Ambient Corporation


We have audited the accompanying consolidated balances sheets of Ambient Corporation and Subsidiaries (a development stage company) (the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended and for the period from June 1, 1996 (date of inception) through December 31, 2005. The consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated statements of operations, changes in stockholders' equity and cash flows of the Company for the period from June 1, 1996 (date of inception) through December 31, 2002 were audited by other auditors whose report dated March 25, 2003 on those statements included an explanatory paragraph describing conditions that raised substantial doubt about the Company's ability to continue as a going concern.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004 and the results of their operations and cash flows for the years then ended and for the period from June 1, 1996 (date of inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company's recurring losses and negative cash flows from operations raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



          /s/ Rotenberg Meril Solomon Bertiger & GUTTILLA, P.C.
          -----------------------------------------------------
          ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.


Saddle Brook, New Jersey
February 3, 2006


                                          AMBIENT CORPORATION
                                     (A Development Stage Company)
                                      CONSOLIDATED BALANCE SHEETS


                                                                         December 31,    December 31,
                                                                            2005            2004
                                                                         ------------    ------------
ASSETS
CURRENT ASSETS
   Cash and  cash equivalents                                            $    393,513    $  6,954,512
   Accounts receivable                                                          5,894          12,487
   Inventory                                                                  629,035         354,497
   Prepaid expenses and other current assets                                  169,534         198,639
                                                                         ------------    ------------

         Total current assets                                               1,197,976       7,520,135

Property and equipment, net                                                   695,992         343,407
Prepaid licensing fees                                                        237,606         316,808
                                                                         ------------    ------------

         Total assets                                                    $  2,131,574    $  8,180,350
                                                                         ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable                                                      $    914,143    $    654,223
   Accrued expenses and other current liabilities                             212,711         242,752
   Advance from stockholder                                                   325,000         325,000
                                                                         ------------    ------------

         Total current liabilities                                          1,451,854       1,221,975

NON-CURRENT LIABILITIES
   Convertible debentures (net of discount of $758,263 and $5,459,813)        391,737          40,187
                                                                         ------------    ------------

         Total  liabilities                                                 1,843,591       1,262,162
                                                                         ------------    ------------

STOCKHOLDERS' EQUITY
   Common stock, $.001 par value;
     300,000,000 shares authorized; 165,153,882 and 146,639,766
       issued; 164,153,882 and 145,639,766 outstanding, respectively          165,154         146,640
    Additional paid-in capital                                             86,562,899      82,031,660
    Deficit accumulated during the development stage                      (86,206,000)    (74,979,445)
     Less: deferred compensation                                              (34,070)        (80,667)
     Less: treasury stock; 1,000,000 shares at cost                          (200,000)       (200,000)
                                                                         ------------    ------------

         Total stockholders' equity                                           287,983       6,918,188
                                                                         ------------    ------------

         Total liabilities and stockholders' equity                      $  2,131,574    $  8,180,350
                                                                         ============    ============


                            See Notes to Consolidated Financial Statements


                                                  AMBIENT CORPORATION
                                             (A Development Stage Company)
                                         CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                         Cumulative
                                                                                 Year                  From Inception
                                                                                 Ended                       to
                                                                               December 31,             December 31,
                                                                         2005               2004            2005
                                                                      -------------    -------------    -------------
Revenues                                                              $     236,903    $        --      $     359,903

Less Cost of goods sold (includes inventory
   markdowns of $297,592 and $-0-)                                          501,707             --            501,707
                                                                      -------------    -------------    -------------

Gross margin                                                               (264,804)            --           (141,804)

Expenses
     Research and Development (1)                                         2,647,828        2,522,522       12,142,494
     Less - Participation by the Office of the
       Chief Scientist of the State of Israel                                  --               --            558,195
                                                                          2,647,828        2,522,522       11,584,299
Operating, general and administrative expenses (1)                        3,573,622        2,387,598       20,281,799
Stock based compensation - net                                               39,477           80,464       17,565,114
                                                                      -------------    -------------    -------------

Total expenses                                                            6,260,927        4,990,584       49,431,212
                                                                      -------------    -------------    -------------

Operating loss                                                           (6,525,731)      (4,990,584)     (49,573,016)

Interest expense                                                           (102,833)         (31,451)        (839,366)
Amortization of beneficial conversion feature of convertible debt        (2,317,912)         (19,810)      (6,433,398)
Amortization of deferred financing costs                                 (2,383,637)      (2,525,295)     (13,314,129)
Interest income                                                             103,558           53,027          482,642
Legal settlement                                                               --               --         (1,512,500)
Noncash financing expense                                                      --               --         (1,600,000)
Write-off of convertible note receivable                                       --               --           (490,000)
Company's share in net losses of affiliate                                     --               --         (1,352,207)
                                                                      -------------    -------------    -------------

Loss before minority interest and extraordinary item                    (11,226,555)      (7,514,113)     (74,631,974)

Minority interest in subsidiary loss                                           --               --             25,000
                                                                      -------------    -------------    -------------

Loss before extraordinary item                                          (11,226,555)      (7,514,113)     (74,606,974)

Extraordinary item - loss on extinguishment of debt                            --               --         (9,778,167)
                                                                      -------------    -------------    -------------

Net loss                                                                (11,226,555)      (7,514,113)     (84,385,141)

Deemed dividends on convertible preferred stock                                --               --         (1,820,859)
                                                                      -------------    -------------    -------------

Net loss attributable to common stockholders                          $ (11,226,555)   $  (7,514,113)   $ (86,206,000)
                                                                      =============    =============    =============

Basic and diluted loss per share:
         Net loss before  extraordinary item                          $       (0.07)   $       (0.06)
         Extraordinary loss from extinguishment of debt                        --               --
                                                                      -------------    -------------

      Net loss                                                        $       (0.07)   $       (0.06)
                                                                      =============    =============

Weighted average number of shares outstanding                           161,200,562      135,252,696
                                                                      =============    =============

(1) Excludes non-cash, stock based compensation expense as follows:
     Research and development, net                                    $        --      $        --      $   1,454,192
     Operating, general and administrative, net                              39,477           80,464       16,110,922
                                                                      -------------    -------------    -------------

                                                                      $      39,477    $      80,464    $  17,565,114
                                                                      =============    =============    =============

                                    See Notes to Consolidated Financial Statements

                                                        AMBIENT CORPORATION
                                                   (A Development Stage Company)
                                CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                 Convertible
                                                                                Preferred Stock                 Common Stock
                                                                            Shares          Amount          Shares         Amount
                                                                         ------------    ------------    ------------   ------------
Common stock issued to founders for nominal consideration                $  2,028,833    $      2,029
Common Stock issued to employees for services                                 200,333             200
Net loss
                                                                         ------------    ------------    ------------   ------------

Balance - December 31, 1996                                                      --              --         2,229,166          2,229

Common Stock issued to employees for services                                 104,167             104
Common stock issued in connection with private placement of notes              80,000              80
Common stock issued to advisor for services                                     6,000               6
Amortization of deferred stock - based compensation
Net loss
                                                                         ------------    ------------    ------------   ------------

Balance - December 31, 1997                                                      --              --         2,419,333          2,419

Common stock issued pursuant to consulting agreement                           75,000              75
Initial public offering in February 1998                                      525,000             525
Common stock issued in connection with short-term debt financing               20,000              20
Additional common stock pursuant to founders
  agreement for nominal consideration                                          35,000              35
Warrants issued pursuant to private placement of units Options granted pursuant to consulting agreement Amortization of deferred stock - based compensation Net loss
                                                                         ------------    ------------    ------------   ------------

Balance - December 31, 1998                                                      --              --         3,074,333          3,074

Common stock issued pursuant to consulting agreement                           56,500              57
Warrants issued pursuant to consulting agreement Amortization of deferred stock - based compensation Net loss
                                                                         ------------    ------------    ------------   ------------

Balance - December 31, 1999                                                      --              --         3,130,833          3,131


Common stock issued in respect of extinguishment of debt                    3,490,000           3,490
Common stock issued pursuant to consulting agreements                       2,761,000           2,761
Warrants issued pursuant to consulting agreements
Warrants issued to convertible debenture holders
Common stock issued for services                                               67,250              67
Common stock issued pursuant to settlement agreement                          250,000             250
Common stock issued in private placement, net of offering costs             1,000,000           1,000
Preferred stock issued in private placement, net of offering costs          1,125,000           1,125
Warrants issued to convertible debenture holders
Warrants issued in connection with private placement
Common stock and options issued pursuant to severance agreement               200,000             200
Common stock issued upon conversion of debentures                           8,711,711           8,712
Common stock issued upon conversion of preferred stock                     (1,125,000)         (1,125)      1,125,000          1,125
Stock options issued to employees
Stock options issued to consultants
Stock options and warrants exercised                                          640,000             640
Beneficial conversion feature of debentures issued
Deemed dividend on convertible preferred stock
Amortization of deferred stock - based compensation
Net loss
                                                                         ------------    ------------    ------------   ------------

Balance - December 31, 2000                                                      --              --        21,375,794         21,376

Common stock issued in private placement, net of offering costs             1,649,090           1,649
Common stock issued for purchase of minority interest                         400,000             400
Common stock issued pursuant to consulting agreement                          852,500             853
Common stock issued as finders fee                                            250,000             250
Warrants issued pursuant to consulting agreement
Common stock issued for services                                              650,000             650
Common stock issued for note receivable                                     1,000,000           1,000
Re-measurement of deferred compensation
Cancellation of options and warrants
Amortization of deferred stock - based compensation
Net loss
                                                                         ------------    ------------    ------------   ------------


Balance - December 31, 2001                                                      --              --        26,177,384         26,178

Common stock and warrants issued for rent reduction                           562,500             563
Common stock and warrants issued in private placement                         400,000             400
Common stock and warrants issued as repayment of loans                      1,500,000           1,500
Common stock issued as payment accrued salaries                             4,104,000           4,104
Common stock and warrants issued upon conversion of debt                    2,599,500           2,600
Common stock issued for cash                                               27,250,000          27,250
Exercise of warrants                                                        1,125,000           1,125
Stock options and warrants issued
Amortization of deferred stock - based compensation
Net loss
                                                                         ------------    ------------    ------------   ------------

Balance - December 31, 2002                                                      --      $       --      $ 63,718,384   $     63,719

Common stock issued for cash                                               13,039,062          13,039
Common stock issued upon conversion of debt                                   100,000             100
Common stock and warrants issued for rent reduction                           532,888             533
Warrants issued as reduction in accounts payable
Issuance of warrants in connection with convertible debentures
Common stock issued upon conversion of debentures                          18,918,192          18,918
Cashless exercise of warrants                                                 883,721             884
Stock options and warrants issued
Exercise of stock options                                                      30,000              30
Amortization of deferred stock - based compensation
Beneficial conversion feature of debentures issued
Cancellation of note receivable
Net loss
                                                                         ------------    ------------    ------------   ------------

Balance - December 31, 2003                                                      --              --        97,222,247         97,222

Common stock issued for amounts payable                                       964,286             964
Warrants issued as reduction in accounts payable
Common stock and warrants issued for cash                                   2,083,333           2,083
Issuance of warrants in connection with convertible debentures
Common stock issued upon conversion of debentures and interest             22,357,778          22,358
Common stock issued upon exercise of warrants                              23,366,372          23,366
Beneficial conversion feature of debentures issued
Stock options issued
Exercise of stock options                                                     645,750             646
Amortization of deferred stock - based compensation
Net loss

                                                                         ------------    ------------    ------------   ------------
Balance - December 31, 2004                                                      --      $       --       146,639,766   $    146,640

Common stock issued upon conversion of debentures                          17,400,000          17,400
Common stock issued upon exercise of warrants                                 296,875             297
Common stock issued for interest                                              315,991             316
Exercise of stock options                                                     501,250             501
Stock options issued (forfeited) Amortization of deferred stock - based compensation Net loss

                                                                         ------------    ------------    ------------   ------------
Balance - December 31, 2005                                                      --      $       --       165,153,882   $    165,154
                                                                         ============    ============    ============   ============


[table continued]


                                                                           Additional         Note
                                                                            Paid-in        Receivable       Deferred
                                                                            Capital        Stockholder     Compensation
                                                                         -------------    -------------   --------------
Common stock issued to founders for nominal consideration                $                $               $
Common Stock issued to employees for services
Net loss
                                                                         -------------    -------------   --------------

Balance - December 31, 1996                                                          -               -                -

Common Stock issued to employees for services                                  386,668                         (386,668)
Common stock issued in connection with private placement of notes              319,920
Common stock issued to advisor for services                                     23,994
Amortization of deferred stock - based compensation                                                             145,556
Net loss
                                                                         -------------    -------------   --------------



Balance - December 31, 1997                                                    730,582               -         (241,112)

Common stock issued pursuant to consulting agreement                           654,925                         (655,000)
Initial public offering in February 1998                                     3,432,502
Common stock issued in connection with short-term debt financing                99,980
Additional common stock pursuant to founders
  agreement for nominal consideration
Warrants issued pursuant to private placement of units                          21,600
Options granted pursuant to consulting agreement                                 1,600                           (1,600)
Amortization of deferred stock - based compensation                                                             658,029
Net loss
                                                                         -------------    -------------   --------------

Balance - December 31, 1998                                                  4,941,189               -         (239,683)

Common stock issued pursuant to consulting agreement                            90,146                          (90,188)
Warrants issued pursuant to consulting agreement                                10,260
Amortization of deferred stock - based compensation                                                             325,808
Net loss
                                                                         -------------    -------------   --------------

Balance - December 31, 1999                                                  5,041,595               -           (4,063)

                                                                                75,328
Common stock issued in respect of extinguishment of debt                    10,466,510
Common stock issued pursuant to consulting agreements                       11,186,318                      (11,189,079)
Warrants issued pursuant to consulting agreements                            1,500,000                       (1,500,000)
Warrants issued to convertible debenture holders                             1,144,805
Common stock issued for services                                               130,196
Common stock issued pursuant to settlement agreement                         1,312,250
Common stock issued in private placement, net of offering costs              1,799,000
Preferred stock issued in private placement, net of offering costs           1,819,734
Warrants issued to convertible debenture holders                             3,447,147
Warrants issued in connection with private placement                           410,495
Common stock and options issued pursuant to severance agreement              1,756,042                       (1,756,242)
Common stock issued upon conversion of debentures                            9,286,225
Common stock issued upon conversion of preferred stock
Stock options issued to employees                                            4,059,080                       (4,059,080)
Stock options issued to consultants                                          1,999,329                       (1,999,329)
Stock options and warrants exercised
Beneficial conversion feature of debentures issued                           3,878,260
Deemed dividend on convertible preferred stock                               1,820,859
Amortization of deferred stock - based compensation                                                          16,067,085
Net loss
                                                                         -------------    -------------   --------------

Balance - December 31, 2000                                                  61,133,173              -       (4,440,708)

Common stock issued in private placement, net of offering costs               1,441,684
Common stock issued for purchase of minority interest                           862,000                        (862,400)
Common stock issued pursuant to consulting agreement                          1,302,036                      (1,302,888)
Common stock issued as finders fee                                                 (250)
Warrants issued pursuant to consulting agreement                                120,643                        (120,643)
Common stock issued for services                                                109,850                        (110,500)
Common stock issued for note receivable                                         199,000       (200,000)
Re-measurement of deferred compensation                                      (5,235,512)                      3,526,232
Cancellation of options and warrants                                           (614,941)                        614,941
Amortization of deferred stock - based compensation                                                           2,122,931
Net loss
                                                                         -------------    -------------   --------------

Balance - December 31, 2001                                                 59,317,682        (200,000)        (573,035)

Common stock and warrants issued for rent reduction                             44,438
Common stock and warrants issued in private placement                           68,918
Common stock and warrants issued as repayment of loans                          98,500
Common stock issued as payment accrued salaries                                201,096
Common stock and warrants issued upon conversion of debt                       336,841
Common stock issued for cash                                                 1,122,750
Exercise of warrants                                                            10,125
Stock options and warrants issued                                              296,955                         (296,955)
Amortization of deferred stock - based compensation                                                             817,751
Net loss
                                                                         -------------    -------------   --------------

Balance - December 31, 2002                                              $  61,497,304    $   (200,000)   $     (52,239)

Common stock issued for cash                                                   892,273
Common stock issued upon conversion of debt                                      9,900
Common stock and warrants issued for rent reduction                             42,098
Warrants issued as reduction in accounts payable                               120,000
Issuance of warrants in connection with convertible debentures               4,315,693

Common stock issued upon conversion of debentures                            2,251,265
Cashless exercise of warrants                                                     (884)
Stock options and warrants issued                                               83,639                          (83,639)
Exercise of stock options                                                          270
Amortization of deferred stock - based compensation                                                             135,878
Beneficial conversion feature of debentures issued                             217,416
Cancellation of note receivable                                                                200,000
Net loss
                                                                         -------------    -------------   --------------

Balance - December 31, 2003                                                 69,428,974               -                -

Common stock issued for amounts payable                                        134,036
Warrants issued as reduction in accounts payable                                15,000
Common stock and warrants issued for cash                                      247,917
Issuance of warrants in connection with convertible debentures               2,443,411
Common stock issued upon conversion of debentures and interest               2,381,942
Common stock issued upon exercise of warrants                                4,390,391
Beneficial conversion feature of debentures issued                           2,711,554
Stock options issued                                                           161,131                         (161,131)
Exercise of stock options                                                      117,304
Amortization of deferred stock - based compensation                                                              80,464
Net loss

                                                                         -------------    -------------   --------------
Balance - December 31, 2004                                              $  82,031,660    $          -    $     (80,667)

Common stock issued upon conversion of debentures                            4,332,600
Common stock issued upon exercise of warrants                                   35,328
Common stock issued for interest                                                78,682
Exercise of stock options                                                       91,749
Stock options issued (forfeited)                                                (7,120)                           7,120
Amortization of deferred stock - based compensation                                                              39,477
Net loss

                                                                         -------------    -------------   --------------
Balance - December 31, 2005                                              $  86,562,899    $          -    $     (34,070)
                                                                         =============    =============   ==============

[table continued}

                                                                                            Deficit
                                                                                           Accumulated
                                                                                             During
                                                                           Treasury        Development
                                                                             Stock            Stage           Total
                                                                         -------------    -------------   --------------
Common stock issued to founders for nominal consideration                $                                $       2,029
Common Stock issued to employees for services                                                                       200
Net loss                                                                                      (693,995)        (693,995)
                                                                         -------------    -------------   --------------

Balance - December 31, 1996                                                         -         (693,995)        (691,766)

Common Stock issued to employees for services                                                                       104
Common stock issued in connection with private placement of notes                                               320,000
Common stock issued to advisor for services                                                                      24,000
Amortization of deferred stock - based compensation                                                             145,556
Net loss                                                                                    (1,432,815)      (1,432,815)
                                                                         -------------    -------------   --------------

Balance - December 31, 1997                                                         -       (2,126,810)      (1,634,921)

Common stock issued pursuant to consulting agreement                                                                  -
Initial public offering in February 1998                                                                      3,433,027
Common stock issued in connection with short-term debt financing                                                100,000
Additional common stock pursuant to founders
  agreement for nominal consideration                                                                                35
Warrants issued pursuant to private placement of units                                                           21,600
Options granted pursuant to consulting agreement                                                                      -
Amortization of deferred stock - based compensation                                                             658,029
Net loss                                                                                    (2,820,314)      (2,820,314)
                                                                         -------------    -------------   --------------

Balance - December 31, 1998                                                         -       (4,947,124)        (242,544)

Common stock issued pursuant to consulting agreement                                                                 15
Warrants issued pursuant to consulting agreement                                                                 10,260
Amortization of deferred stock - based compensation                                                             325,808
Net loss                                                                                    (1,131,404)      (1,131,404)
                                                                         -------------    -------------   --------------

Balance - December 31, 1999                                                         -       (6,078,528)      (1,037,865)


                                                                                                                 75,328
Common stock issued in respect of extinguishment of debt                                                     10,470,000
Common stock issued pursuant to consulting agreements                                                                 -
Warrants issued pursuant to consulting agreements                                                                     -
Warrants issued to convertible debenture holders                                                              1,144,805
Common stock issued for services                                                                                130,263
Common stock issued pursuant to settlement agreement                                                          1,312,500
Common stock issued in private placement, net of offering costs                                               1,800,000
Preferred stock issued in private placement, net of offering costs                                            1,820,859
Warrants issued to convertible debenture holders                                                              3,447,147
Warrants issued in connection with private placement                                                            410,495
Common stock and options issued pursuant to severance agreement                                                       -
Common stock issued upon conversion of debentures                                                             9,294,937
Common stock issued upon conversion of preferred stock                                                                -
Stock options issued to employees                                                                                     -
Stock options issued to consultants                                                                                   -
Stock options and warrants exercised                                                                                640
Beneficial conversion feature of debentures issued                                                            3,878,260
Deemed dividend on convertible preferred stock                                                                1,820,859
Amortization of deferred stock - based compensation                                                          16,067,085
Net loss                                                                                   (42,640,886)     (42,640,886)
                                                                         -------------    -------------   --------------

Balance - December 31, 2000                                                         -      (48,719,414)       7,994,427

Common stock issued in private placement, net of offering costs                                               1,443,333
Common stock issued for purchase of minority interest                                                                 -
Common stock issued pursuant to consulting agreement                                                                  -
Common stock issued as finders fee                                                                                    -
Warrants issued pursuant to consulting agreement                                                                      -
Common stock issued for services                                                                                      -
Common stock issued for note receivable                                                                               -
Re-measurement of deferred compensation                                                                      (1,709,280)
Cancellation of options and warrants                                                                                  -
Amortization of deferred stock - based compensation                                                           2,122,931
Net loss                                                                                   (10,029,583)     (10,029,583)
                                                                         -------------    -------------   --------------

Balance - December 31, 2001                                                         -      (58,748,997)        (178,172)

Common stock and warrants issued for rent reduction                                                              45,000
Common stock and warrants issued in private placement                                                            69,318
Common stock and warrants issued as repayment of loans                                                          100,000
Common stock issued as payment accrued salaries                                                                 205,200
Common stock and warrants issued upon conversion of debt                                                        339,440
Common stock issued for cash                                                                                  1,150,000
Exercise of warrants                                                                                             11,250
Stock options and warrants issued                                                                                     -
Amortization of deferred stock - based compensation                                                             817,751
Net loss                                                                                    (3,480,373)      (3,480,373)
                                                                         -------------    -------------   --------------

Balance - December 31, 2002                                              $          -      (62,229,370)   $    (920,586)

Common stock issued for cash                                                                                    905,312
Common stock issued upon conversion of debt                                                                      10,000
Common stock and warrants issued for rent reduction                                                              42,631
Warrants issued as reduction in accounts payable                                                                120,000
Issuance of warrants in connection with convertible debentures                                                4,315,693
Common stock issued upon conversion of debentures                                                             2,270,183
Cashless exercise of warrants                                                                                         -
Stock options and warrants issued                                                                                     -
Exercise of stock options                                                                                           300
Amortization of deferred stock - based compensation                                                             135,878
Beneficial conversion feature of debentures issued                                                              217,416
Cancellation of note receivable                                              (200,000)                                -
Net loss                                                                                    (5,235,962)      (5,235,962)
                                                                         -------------    -------------   --------------

Balance - December 31, 2003                                                  (200,000)     (67,465,332)       1,860,865

Common stock issued for amounts payable                                                                         135,000
Warrants issued as reduction in accounts payable                                                                 15,000
Common stock and warrants issued for cash                                                                       250,000
Issuance of warrants in connection with convertible debentures                                                2,443,411
Common stock issued upon conversion of debentures and interest                                                2,404,300
Common stock issued upon exercise of warrants                                                                 4,413,757
Beneficial conversion feature of debentures issued                                                            2,711,554
Stock options issued                                                                                                  -
Exercise of stock options                                                                                       117,950
Amortization of deferred stock - based compensation                                                              80,464
Net loss                                                                                    (7,514,113)      (7,514,113)
                                                                         -------------    -------------   --------------


Balance - December 31, 2004                                              $   (200,000)    $(74,979,445)   $   6,918,188

Common stock issued upon conversion of debentures                                                             4,350,000
Common stock issued upon exercise of warrants                                                                    35,625
Common stock issued for interest                                                                                 78,998
Exercise of stock options                                                                                        92,250
Stock options issued (forfeited)                                                                                       -
Amortization of deferred stock - based compensation                                                              39,477
Net loss                                                                                   (11,226,555)     (11,226,555)

                                                                         -------------    -------------   --------------
Balance - December 31, 2005                                              $   (200,000)    $(86,206,000)   $     287,983
                                                                         =============    =============   ==============


                                          See Notes to Consolidated Financial Statements.


                                                        AMBIENT CORPORATION
                                                   (A Development Stage Company)
                                                      STATEMENTS OF CASH FLOWS
                                                                                                               Cumulative
                                                                                        Year                 From Inception
                                                                                        Ended                     to
                                                                                      December 31,            December 31,
                                                                                  2005            2004            2005
                                                                              ------------    ------------    ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                                 $(11,226,555)   $ (7,514,113)   $(86,206,000)
     Adjustments to reconcile net loss to net cash used in operating activities:
         Depreciation and amortization                                             246,730          89,737         803,617
         Amortization of note discount                                           2,383,637       2,525,295      12,669,258
         Beneficial conversion feature of convertible debt                       2,317,912          19,810       6,433,398
         Financing,  consulting and other expenses paid via the
           issuance of common stock and warrants                                   118,475         123,402      31,036,111
         Cancellation of officer loans in settlement of employment
           contract                                                                   --              --           724,447
         Loss on sale of fixed assets                                                 --              --            20,135
         Deemed dividends on convertible preferred stock                              --              --         1,820,859
         Increase in net liability for severance pay                                  --              --            15,141
         Accrued interest on loans and notes payable                                  --              --           210,016
         Company's share in net losses of affiliates                                  --              --         1,352,207
         Minority interest in subsidiary loss                                         --              --           (25,000)
         Write-off of convertible note receivable                                     --              --           400,000
         Write-down of long term investment                                           --              --           835,000
         Write-off of fixed assets                                                    --              --           136,066
         Increase (decrease) in cash attributable to changes in
           assets and liabilities
              Accounts receivables                                                   6,593          40,647          14,631
              Inventory                                                           (274,538)       (212,802)       (629,035)
              Prepaid expenses and other current assets                             29,105        (114,217)       (100,829)
              Prepaid licensing fees                                                79,202        (181,808)       (102,606)
              Accounts payable                                                     259,921         200,633       1,190,438
              Accrued expenses and other current liabilities                       (30,041)         46,934         363,367
                                                                              ------------    ------------    ------------

Net cash used in operating activities                                           (6,089,559)     (4,976,482)    (29,038,779)
                                                                              ------------    ------------    ------------

CASH FLOWS FROM  INVESTING ACTIVITIES
         Loan provided to another company                                             --              --          (835,000)
         Purchase of convertible promissory note                                      --              --          (400,000)
         Investment in affiliated company                                             --              --          (375,000)
         Additions to property and equipment                                      (599,315)       (348,688)     (1,697,045)
         Proceeds from disposal of fixed assets                                       --              --            42,100
         Loans to Officers                                                            --              --        (2,137,677)
         Repayment of loans to Officer                                                --              --         1,431,226
                                                                              ------------    ------------    ------------

Net cash used in investing activities                                             (599,315)       (348,688)     (3,971,396)
                                                                              ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
         Net proceeds from issuance of share capital                               127,875       4,503,074      11,291,128
         Proceeds from loans and advances                                             --              --           690,000
         Proceeds from issuance of notes payable                                      --              --         1,360,000
         Net proceeds from issuance of convertible debentures                         --         5,154,965      18,455,133
         Repayment of notes payable                                                   --              --          (800,000)
         Proceeds of loans from shareholders, net                                     --              --           919,600
         Repayment of loans from shareholders                                         --              --          (968,000)
         Proceeds from long-term bank credit                                          --              --            95,969
         Repayment of long-term bank credit                                           --              --           (87,996)
         Increase (decrease) in short term bank credit                                --              --           (32,004)
         Public offering of common stock                                              --              --         3,433,027
         Repayment of short-term debt                                                 --              --          (250,000)
         Proceeds from short-term debt                                                --              --           274,038
         Loans to affiliate                                                           --              --          (977,207)
                                                                              ------------    ------------    ------------

Net cash provided by financing activities                                          127,875       9,658,039      33,403,688
                                                                              ------------    ------------    ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                (6,560,999)      4,332,869         393,513

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                                    6,954,512       2,621,643            --
                                                                              ------------    ------------    ------------

CASH AND CASH EQUIVALENTS - END OF YEAR                                       $    393,513    $  6,954,512    $    393,513
                                                                              ============    ============    ============

Noncash financing and investing activities:
        Issuance of common stock and warrants in respect of amounts payable   $       --      $    150,000
                                                                              ============    ============
        Issuance of common stock upon conversion of debentures                $  4,350,000    $  2,682,933
                                                                              ============    ============

                                           See Notes to Consolidated Financial Statements

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE 1 - DESCRIPTION OF BUSINESS

Ambient Corporation (herein "Ambient" or "the Company") is primarily focused on the design, development, commercialization, and marketing of Broadband over Power Lines (BPL) equipment, technologies, and services. BPL technology enables power line infrastructure landlords (electric utilities & property owners) to use their existing medium and low voltage power distribution infrastructure for the delivery of high-speed data services. In addition to consumer oriented broadband Internet access and Voice over Internet Protocol (VoIP) telephony services, BPL can also provide utility services such as automated meter reading, remote outage detection, real-time pricing, and direct load control, and government and industry applications such as video security surveillance and industrial process monitoring. The components and technologies that comprise Ambient's BPL solution are presently being evaluated in several field trials and pilots that are running a range of consumer, utility, and industrial applications.

Ambient is a late-stage development company and its success is subject to the risks and uncertainties frequently encountered by development stage companies in new and rapidly evolving markets. These risks include the technical feasibility and the commercial viability of the Company's equipment and technologies, as well as their adoption by utilities and or other potential customers.

Ambient was incorporated under the laws of the State of Delaware in June 1996. To date, the Company has funded operations through the sale of its securities. The Company anticipates that it will continue to incur significant operating costs and losses in connection with the development, marketing, and deployment of its products, technology, and services as the Ambient BPL Solution approaches commercialization.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Ambient Ltd. and Insulated Connections Corporation Limited. These subsidiaries have been inactive since 2001. All inter-company balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements. Actual results may differ from those estimates.

CASH EQUIVALENTS

Cash and cash equivalents consist of cash and short-term investments with insignificant interest rate risk and original maturities of 90 days or less. Cash and cash equivalents are carried at cost, which approximates market value.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

FAIR VALUE OF FINANCIAL INSTRUMENTS

Substantially all of the Company's financial instruments, consisting primarily of cash equivalents, account receivables, accounts payable and accrued expenses, other current liabilities and convertible debentures are carried at, or approximate, fair value because of their short-term nature or because they carry market rates of interest.

STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" and FASB Interpretation 44, "Accounting for Certain Transactions Involving Stock Compensation." Pursuant to these accounting standards, the Company records deferred compensation for share options granted to employees at the date of grant based on the difference between the exercise price of the options and the market value of the underlying shares at that date. Deferred compensation is amortized to compensation expense over the vesting period of the underlying options. No compensation expense is recorded for fixed stock options that are granted to employees and directors at an exercise price equal to the fair market value of the common stock at the time of the grant.

Stock options granted to non-employees are recorded at their fair value, as determined in accordance with SFAS No. 123 and Emerging Issues Task Force Consensus No. 96-18, and recognized over the related service period. Deferred charges for options granted to non-employees are periodically re-measured as the options vest.

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock options issued to employees:


                                                         Year ended
                                                         December 31,
                                                    2005            2004
                                                ------------    ------------
Net loss, as reported                           ($11,226,555)   ($ 7,514,113)
Add: Stock based compensation
      expense, as reported, net                         --              --
Deduct: Total stock-based compensation
      expense determined under the fair
      value based method for all awards, net      (2,344,746)       (850,313)
                                                ------------    ------------

Pro forma net loss                              ($13,571,301)   ($ 8,346,426)
                                                ============    ============

Basic and diluted loss per share, as reported        ($0.07)         ($0.06)
Basic and diluted loss per share, pro forma          ($0.08)         ($0.06)


For the purpose of providing pro forma disclosures, the fair values of stock options granted were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2005 and 2004, respectively: a risk-free interest rate of 4.14% and 3.65%; an expected life of
7.3 and 8 years; an expected volatility of 157% and 116%; and no expected dividends.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

On December 29, 2005, the Board of Directors approved the repricing to $0.20 per share each outstanding stock option with an exercise price of greater than $0.20 per share that was previously granted under the Company's 2000 Equity Incentive Plan or 2002 Non-Employee Directors Stock Option Plan and certain non-plan options currently held by current non-employee directors and all current employees other than the Company's Chief Executive Officer. As a result of the repricing, options to purchase 10,829,500 shares of the Company's common stock par value $0.001 per share (the "Common Stock") with existing exercise prices ranging from $0.30 to $2.50 and a weighted average exercise price of $0.46 were repriced to $0.20 per share.

The Board of Directors also accelerated the vesting of all outstanding stock options previously awarded to and currently held by non-employee directors and all current employees other than the Company's Chief Executive Officer. As a result of the acceleration, options to acquire 10,043,750 shares of the Company's Common Stock became exercisable in full on December 31, 2005.

The repricing and acceleration and of the options had no effect on the Company's financial position. The accelerated amortization expense and incremental value recognized due to the changes are included in the disclosure above.

In December 2004, the FASB issued SFAS No. 123R. This standard requires all share-based payments to employees, including grants of employee stock options, to be expensed in the financial statements based on their fair values beginning with the first annual period beginning after June 15, 2005 (the first quarter of fiscal year 2006 for the Company). The pro forma disclosures permitted under SFAS No. 123 will no longer be allowed as an alternative presentation to recognition in the financial statements. Under SFAS No. 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition methods include modified prospective and modified retrospective adoption options. Under the modified retrospective option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The modified prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123R, while the retroactive methods record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. The Company expects to adopt SFAS No. 123R in its first quarter of fiscal year 2006 on a modified prospective basis, which will require recognition of compensation expense for all stock option or other equity-based awards that vest or become exercisable after the effective date. The Company expects such adoption will not have a material impact on its results of operations and its net income per common share in 2006 and forward, but as yet has not quantified the effects of adoption.

In March 2005, the SEC issued guidance on FASB SFAS 123(R), "Share-Based Payments" ("SFAS No. 123R"). Staff Accounting Bulletin No. 107 ("SAB 107") was issued to assist preparers by simplifying some of the implementation challenges of SFAS No. 123R while enhancing the information that investors receive. SAB 107 creates a framework that is premised on two themes: (a) considerable judgment will be required by preparers to successfully implement SFAS No. 123R, specifically when valuing employee stock options; and (b) reasonable individuals, acting in good faith, may conclude differently on the fair value of employee stock options. Key topics covered by SAB 107 include: (a) valuation models - SAB 107 reinforces the flexibility allowed by SFAS No. 123R to choose an option-pricing model that meets the standard's fair value measurement objective; (b) expected volatility - SAB 107 provides guidance on when it would be appropriate to rely exclusively on either historical or implied volatility in estimating expected volatility; and (c) expected term - the new guidance includes examples and some simplified approaches to determining the expected term under certain circumstances. The Company will apply the principles of SAB 107 in conjunction with its adoption of SFAS No. 123R.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NET LOSS PER SHARE

Basic earnings (loss) per share EPS is computed by dividing net income
(loss) applicable to common shares by the weighted-average of common shares outstanding during the period. Diluted earnings (loss) per share adjusts basic earnings (loss) per share for the effects of convertible securities, stock options and other potentially dilutive instruments, only in the periods in which such effect is dilutive. The following securities have been excluded from the calculation of net loss per share, as their effect would be antidilutive.


                                     2005              2004
                                  ----------        ----------
     Stock options                22,148,250        19,317,000
     Warrants                     36,733,505        43,562,405
     Convertible debentures        4,600,000        22,000,000



PROPERTY AND EQUIPMENT

Equipment, furniture and fixtures are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from two to five years.

REVENUE RECOGNITION

We recognize revenue from product sales upon shipment to customers and when all requirements related to the shipments have occurred. We recognized revenue from design and installation services at the time services are performed. Revenue from software licensing is deferred and recognized over the life of the license agreement.

INVENTORY

Inventory is valued at the lower of cost or market determined on the first-in, first-out (FIFO) basis. Market, with respect to direct materials, is replacement cost and is net realizable value for work-in-process and finished goods. The value of the inventory is adjusted for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. Further, as the Company is still in development stage, fixed manufacturing costs may produce negative gross margins. As such, inventories are reviewed for lower of cost or market valuation

RESEARCH AND DEVELOPMENT AND PATENT COSTS

Both research and development and patent costs are charged to operations as incurred.

INCOME TAXES

The Company uses the liability method to determine its income tax. This method requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss carry forwards. Deferred tax expense or benefit is recognized as a result of the changes in the assets and liabilities during the year. Valuation allowances are established when necessary, to reduce deferred tax assets, if it is more likely than not that all or a portion of it will not be realized.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

CONCENTRATIONS

Cash and cash equivalents are, for the most part, maintained with major financial institutions in the United States. Deposits held with these banks at times exceed the amount of insurance provided on such deposits. Generally these deposits may be redeemed upon demand and therefore, bear minimal risk.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company adopted the provisions of SFAS No. 144 "Accounting for Impairment of Disposal of Long-lived Assets." The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. Impairment losses are recorded for the excess, if any, of the carrying value over the fair value of the long-lived assets.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In May 2005, the FASB issued FASB Statement No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements" ("SFAS 154"). SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The provisions of SFAS 154 are effective for accounting changes and corrections of errors made in fiscal periods beginning after December 15, 2005. The adoption of the provisions of SFAS 154 is not expected to have a material impact on the Company's financial position or results of operations.

In March 2005, the Securities and Exchange Commission announced that the compliance date for non-accelerated filers pursuant to Section 404 of the Sarbanes-Oxley Act have been extended. Under the latest extension, a company that is not required to file its annual and quarterly reports on an accelerated basis must begin to comply with the internal control over financial reporting requirements for its first fiscal year ending on or after July 15, 2006. The Commission similarly has extended the compliance date for these companies relating to requirements regarding evaluation of internal control over financial reporting and management certification requirements. The Company will be required to comply with Section 404 of the Sarbanes-Oxley Act beginning on January 1, 2007.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE 3 - BASIS OF PRESENTATION

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the development stage, has a limited operating history and has sustained losses since its inception. These losses have produced operating cash flow deficiencies, and negative working capital. As indicated in the accompanying consolidated financial statements, as of December 31, 2005, the Company had a cash balance of $393,513 and incurred a net loss applicable to common stockholders of approximately $11.2 million for the year ended December 31, 2005. The Company expects to incur additional losses for the foreseeable future and will need to raise additional funds in order to realize its business plan. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company funded its operations during fiscal year 2005 from the proceeds of its private placement of convertible debentures that were placed in December 2004 and the exercise of outstanding warrants. Such net proceeds totaled approximately $8.8 million. In addition, in January 2006, the Company raised net proceeds of $1,335,000 from the issuance of Short Term Loans. See Note 13 (Subsequent Events).

The Company's future operations are dependent upon management's ability to find sources of additional equity capital. The Company needs to raise additional funds to continue to meet its liquidity needs, repay short-term loans that mature in June 2006, realize its current business plan and maintain operations. Management of the Company is continuing its efforts to secure funds through equity and/or debt instruments for its operations. Presently, the Company does not have any financing commitment from any person and there can be no assurance that additional capital will be available to the Company on commercially acceptable terms or at all.

NOTE 4 - INVENTORY

Inventory at December 31, consists of the following:


                                      2005           2004
                                    --------       --------

     Raw material                   $270,833       $159,003
     Finished goods                  358,202        195,494
                                    --------       --------
                                    $629,035       $354,497
                                    ========       ========

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004



NOTE 5 - PROPERTY AND EQUIPMENT

                                             DECEMBER 31,
                                          2005         2004
                                       ----------   ----------

     Computers                         $  272,326   $  231,687
     Software                             214,246         --
     Machinery and equipment              594,606      256,918
     Furniture and office equipment       152,032      158,731
                                       ----------   ----------
                                        1,233,210      647,336
     Less - accumulated depreciation      537,218      303,929
                                       ----------   ----------
                                       $  695,992   $  343,407
                                       ==========   ==========

Depreciation expense was $246,727 and $89,737 for the years ended December 31, 2005 and 2004, respectively.

NOTE 6 - PREPAID LICENSING FEES

Effective January 31, 2004, the Company entered into a five-year licensing agreement with Design of Systems on Silicon ("DS2"), a supplier of components of the Company's power line communications technology, pursuant to which DS2 has granted Ambient a license of the DS2 power line related technology on a world wide nonexclusive basis. The license fee is being amortized over the five year term on a straight-line basis. Amortization was $79,200 per year for the years ended December 31, 2005 and 2004. Annual amortization expense is estimated to be $79,200 in each of the years ended December 31, 2006, 2007 and 2008.

NOTE 7 - OTHER CURRENT LIABILITIES


                                             DECEMBER 31,
                                           2005       2004
                                         --------   --------
     Accrued payroll and payroll taxes   $ 88,793   $   --
     Accrued professional fees             85,831    158,146
     Accrued liabilities                   38,087     77,373
     Accrued interest                        --        7,233
                                         --------   --------
                                         $212,711   $242,752
                                         ========   ========


NOTE 8 - CONVERTIBLE DEBENTURES

o In October and November 2003, the Company raised net proceeds of $4.2 million in a private placement of $4,655,000 principal amount of its three-year 6% Convertible Debentures (the "2003 Debentures"). The 2003 Debentures are convertible into shares of Common Stock at a conversion rate equal to $0.12 per share. In November and December 2003, $2,270,000 of principal and accrued interest of the 2003 Debentures was converted into approximately 18.9 million shares of the Company's Common Stock. In January through June 2004, the remaining principal of $2,385,000 and accrued interest was converted into approximately 22.4 million shares of Common Stock.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

For financial reporting purposes, the Company recorded a discount of $4,638,470 to reflect the value of the Warrants and amortized this amount to the date of maturity. In addition, in accordance with EITF No. 00-27, the Company recorded additional discount on the debentures of $11,664 to reflect the beneficial conversion feature of the warrants. Accordingly, all of the proceeds from this financing have been credited to stockholders' equity.

o In December 2004, the Company raised net proceeds of $4.9 million in a private placement of $5,500,000 principal amount of its three-year 6% Convertible Debentures (the "2004 Debentures"). The 2004 Debentures are convertible into shares of Common Stock at a conversion rate equal to $0.25 per share (subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger). In February through July 2005, $4,350,000 of principal of the 2004 Debentures was converted into 17.4 million shares of Common Stock.

In January 2006, $820,000 of principle were converted into 3,280,000 shares of Common Stock. By their terms, the Debentures are convertible into shares of Common Stock at a per share conversation rate of $0.25

For financial reporting purposes, the Company recorded a discount of $2,193,411 to reflect the value of the warrants issued in connection with the 2004 Debentures and in accordance with EITF No. 00-27, an additional discount on the 2004 Debentures of $2,711,554 to reflect the beneficial conversion feature of the debentures. Accordingly, all of the net proceeds from this financing have been credited to stockholders' equity. The discounts are being amortized to the date of maturity unless converted earlier.

NOTE 9 - INCOME TAXES

At December 31, 2005, the Company had available $49 million of net operating loss carry forwards, for U.S. income tax purposes which expire in the years 2016 through 2025. However, due to changes in stock ownership the use of the U.S. net operating loss carry forwards is severely limited under Section 382 of the Internal Revenue Code pertaining to changes in stock ownership. As such, approximately $32 million of these net operating loss carry forwards will expire as worthless. The Company has ceased its foreign operations and has abandoned the foreign net operating loss carry forwards.

Due to the uncertainty of their realization, no income tax benefit has been recorded by the Company for these loss carry forwards as valuation allowances have been established for any such benefits.

Significant components of the Company's deferred tax assets for U.S. income taxes are as follows:

                                                DECEMBER  31,
                                             2005           2004
                                         -----------    -----------

     Net operating loss carry forwards   $ 6,980,518    $ 4,907,180
     Stock based compensation                148,590        239,597
     Other                                   438,414        282,986
                                         -----------    -----------
           Total deferred tax assets       7,567,523      5,429,763
           Valuation allowance            (7,567,523)    (5,429,763)
                                         -----------    -----------

           Net deferred tax assets       $      --      $      --
                                         ===========    ===========

The increase in the valuation allowance was primarily due to the increase in the net operating loss and the stock compensation costs of the Company.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


NOTE 10 - STOCKHOLDERS' EQUITY

STOCK OPTION PLANS

In November 2000, the Company adopted the 2000 Equity Incentive Plan (the "2000 Incentive Plan"). A total of 5 million shares of Common Stock were originally reserved for issuance under the 2000 Incentive Plan. The 2000 Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, bonus stock, awards in lieu of cash obligations, other stock-based awards and performance units. The 2000 Incentive Plan also permits cash payments under certain conditions. In December 2002, the number of shares of Common Stock reserved for issuance under the 2000 Incentive Plan was increased from 5,000,000 to 15,000,000 and in June 2005 the 2000 Incentive Plan was further amended to increase the total number of shares available for grant to 25,000,000.

The compensation committee of the Board of Directors is responsible for determining the type of award, when and to who awards are granted, the number of shares and the terms of the awards and exercise prices. The options are exercisable for a period not to exceed ten years from the date of grant. Vesting periods range from immediately to four years.

In December 2002, the Company adopted the 2002 Non-Employee Directors Stock Option Plan (the "2002 Directors Plan") providing for the issuance of up to 2,000,000 shares of Common Stock to non-employee directors. Under the 2002 Directors Plan, only non-qualified options may be issued and they will be exercisable for a period of six years from the date of grant. In June 2005, the number of shares of Common Stock reserved for issuance under the 2002 Directors Plan was increased from 2,000,000 to 4,000,000.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

OTHER OPTION GRANTS

In addition to the options granted under the stock option plans discussed above (the "Plans), the Company has issued options outside of the plans, pursuant to various employment, consulting and separation agreements.

Option activity for 2005 and 2004 is summarized as follows:


                                                                                      Weighted
                                                                                      Average
                                                          Options                     Exercise
                                            Plans         Non-plan        Total        Price
                                          ----------     ----------     ----------    --------
Options outstanding, January 1, 2004       5,752,000      5,590,000     11,342,000    $   .68
    Granted                               10,275,000        200,000     10,475,000        .28
    Exercised                               (646,250)          --         (646,250)       .18
    Forfeited                               (753,750)    (1,100,000)    (1,853,750)       -76
                                          ----------     ----------     ----------    --------
Options outstanding, December 31, 2004    14,627,000      4,690,000     19,317,000        .46
    Granted                                3,400,000      1,600,000      5,000,000        .32
    Exercised                               (501,250)          --         (501,250)      -.18
    Forfeited                               (976,250)      (691,250)    (1,667,500)      -.35
                                          ----------     ----------     ----------    --------
Options outstanding, December 31, 2005    16,549,500      5,598,750     22,148,250    $   .33
                                          ==========     ==========     ==========    ========

Shares of Common Stock available for
  Future grant under the plan             11,643,000
                                          ==========


The following table summarizes information about stock options outstanding at December 31, 2005:


                                                Weighted Average
                                                    Remaining                 Options Exercisable
                                          --------------------------       -------------------------
                            Number        Contractual       Exercise         Number         Exercise
    Ranges of price       Outstanding        Life             Price        Exercisable        Price
    ---------------       -----------        ----             -----        -----------        -----
    $.10 - $.12               615,000        5.34              $.11            615,000         $.11
    $.20                   15,748,250        7.95               .20         15,748,250          .20
    $.30 - $.40               825,000        8.82               .31            650,000          .32
    $.50                    2,235,000        6.53               .50          2,325,000          .50
    $1.00                   2,560,000        4.83              1.00          2,560,000         1.00
    $2.00                      75,000        4.75              2.00             75,000         2.00
                           ----------        ----              ----        -----------         ----

    $.10-$2.00             22,148,250        7.39              $.33         21,973,250         $.33
                           ==========        ====              ====         ==========         ====

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

Weighted-average grant date fair value of options granted under the Plans in 2005 and 2004, under the Black-Scholes option pricing model, was $.32 and $.18 per option, respectively.

WARRANTS

o In October and November 2003, in connection with the sale of the 2003 Debentures (See Note 8, Convertible Debentures) the Company issued three-year warrants to purchase up to 19,395,833 shares of the Company's Common Stock with a per share exercise price of $0.25. The exercise period of the warrants is subject to reduction upon certain events. As of December 31, 2005 there were 2,104,167 warrants still outstanding.

o In February 2004, in connection with a private placement, the Company issued three-year warrants to purchase up to an additional 2,083,333 shares of the Company's Common Stock. The warrants are exercisable at a per share exercise price of $0.25 provided that the exercise period may be reduced under certain conditions. As of December 31, 2005, all of these warrants are still outstanding.

o In December 2004, in connection with the sale of its 2004 Debentures (See Note 8, Convertible Debentures) the Company issued three-year warrants to purchase up to 22,000,000 shares of the Company's Common Stock with a per share exercise price of $0.50. The Company also issued to placement agents three-year warrants to purchase up to 4,400,000 shares of Common Stock, of which 2,200,000 have an exercise price of $0.25 per share and 2,200,000 with an exercise price of $.50 per share. As of December 31, 2005, all of these warrants were outstanding.

A summary of the warrants outstanding at December 31, 2005 is as follows:



                          Exercise       Expiration
         Warrants         Price          Date
        ----------        --------       ----------

           250,000        $0.12          2006
           100,000        $0.17          2006
        11,562,505        $0.25          2006-2008
            40,000        $0.30          2007
        24,256,000        $0.50          2006-2007
           145,000        $1.00          2007
           100,000        $1.25          2007
           140,000        $1.50          2006-2007
            70,000        $2.00          2006-2007
            70,000        $2.50          2006-2007
        ----------

        36,733,505
        ==========

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

STOCK ISSUANCES

In June and December 2005, the Company issued 315,991 shares of Common Stock in payment of interest totaling $78,998 on their 6% convertible debentures.

NOTE 11 - RESEARCH AND DEVELOPMENT AGREEMENT

Effective February 7, 2002, the Company and Consolidated Edison Company of New York, Inc. ("Con Edison"), an affiliate of Consolidated Edison, Inc, a major stockholder of the Company, entered into a Research and Development Agreement (the "Research and Development Agreement") to further develop and test the Company's PLC technology on Con Edison's grid system. Pursuant to the Research and Development Agreement, Con Edison advanced $325,000 to the Company, which will only be repayable if the Small Field Trial Phase, as defined therein, is deemed unsuccessful. The Company will have sole rights to any jointly developed intellectual property. Con Edison is entitled to a 2.5% royalty, based on the Company's total net revenues for a ninety-nine year period. Royalty payments are only due if the Company has positive cash flow and will be payable quarterly, in arrears, and does not accrue from one quarter to another during periods of negative cash flow.

On January 27, 2006, Con Edison and Ambient entered into an agreement with NYSERDA (the New York State Energy Research and Development Authority) (the "NYSERDA Agreement") pursuant to which they undertook to conduct medium and low voltage electric systems monitoring activities to detect incipient or impending failures and related activities, for which Con Edison was awarded a $200,000 grant from NYSERDA. The NYSERDA Agreement necessitated an amendment to the Research and Development Agreement to modify the implementation plan contained therein to encompass the objectives of the NYSERDA Agreement. In the amendment, Con Edison and Ambient certified the completion of the Small Field Trial Phase, agreed that the $325,000 advance owing from Ambient to Con Edison was subsumed into the revenue royalty granted to Con Edison in the Research and Development Agreement, and agreed to move forward to an Advanced Grid Management Pilot Phase that encompassed the statement of work contained in the NYSERDA Agreement. Additionally, in the amendment, Con Edison committed to remit to Ambient not less than $180,000 of the grant monies received from NYSERDA to compensate Ambient for its equipment and other costs to be incurred in performing the Advanced Grid Management Pilot Phase. NYSERDA is a public benefit corporation created by the New York State Legislature to administer the State's energy program.

The $325,000 advance will be recorded as revenue by Ambient during the first quarter 2006.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENTS

On July 8, 2004, the Board of Directors approved an amended and restated employment agreement with the Company's Chief Executive Officer. The agreement is for an initial term ending December 31, 2007 and provides for an annual base salary of $285,000, subject to annual cost of living adjustments. After expiration of the initial term, the agreement will automatically renew for additional one-year terms, unless terminated by the Company upon written notice given

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


not less than 90 days prior to the expiration of the term. The agreement also contains certain provisions for early termination, including in the event of a change in control, which may result in a severance payment equal to two years of base salary then in effect and the continuation of certain benefits.

On August 11, 2004, the Company entered into an amended and restated employment agreement with its Chief Network Architect. The agreement is for an initial term of two years and provides for an annual base salary of $171,000, subject to review. After expiration of the initial term, the agreement provides for the renewal of the agreement for additional one-year terms, unless terminated in accordance with the agreement upon 60 days prior notice. The agreement also contains certain provisions for early termination, which may result in a severance payment equal to one year of base salary then in effect.

OPERATING LEASES

The Company does not own any real property. The Company's corporate office in Newton, Massachusetts comprised of approximately 14,477 square feet leased at a monthly rental of $15,395 with a scheduled expiration date of February 28, 2008. The Company have improved this facility to meet its design and development activities. The Company believes that this facility is sufficient to meet its current requirements and that it would be able to renew its present lease or obtain suitable replacement facilities.

In addition, the Company also rents office space in Briarcliff, New York at a monthly rental of $800 with a scheduled expiration date of July 5, 2006. The Company uses this office space primarily in connection with the on-going pilots and testing being conducted at Con Edison's premises.

Rent expense for 2005 and 2004 was $190,127 and $101,607, respectively. Future minimum rentals on this lease as of December 31, 2005 are as follows:


     Year ended December 31,

     2006                            $ 189,536
     2007                              184,736
     2008                               30,789
                                     ---------

      Total                          $ 405,061
                                     =========


NOTE 13 - SUBSEQUENT EVENTS

BRIDGE LOAN

In January 2006, the Company entered into a bridge loan agreement pursuant to which an institutional investor loaned to it $1,500,000 (net principal amount of $1,335,000 after transactions costs) and the Company issued to the investor a secured promissory note in the aggregate principal amount of

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

$1,620,000, which reflects an original issue discount on the principal amount of the loan of 15.5%. The note is scheduled to mature on the date that is the earlier of (i) the date on which the Company consummate a subsequent financing that generates, on a cumulative basis together with any other interim financings, gross proceeds to the Company us of at least $2 million or (ii) June 24, 2006. To secure its obligations under the bridge loan agreement, the Company granted the investor a security interest in all of the Company's assets (including, without limitation, its intellectual property) The security interest terminates upon payment or satisfaction of all of the Company's obligations under the bridge loan agreement. A default by the Company under the bridge loan agreement would enable the investor to foreclose on all of the Company's assets. The Company may repay the loan in whole or in part at any time without penalty. The Company issued to the investor five year warrants to purchase 3,000,000 shares of its Common Stock at an exercise price of $0.15 per share, subject to adjustments in certain specified circumstances

COMMERCIAL PILOTS

In January 2006, the Company entered into a pilot demonstration agreement with a large investor-owned utility in the southeastern United States. In January and February of 2006, revenue from the pilot program amounted to approximately $400,000.

                                    PART II

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

         In the case of an action by or in the right of the corporation, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court deems proper.

         Section 145 further provides: that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any such liability asserted against him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination is to be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even through less than a quorum or
(ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders.

         Section 7 of the Registrant's certificate of incorporation contains the following provisions with respect to the elimination or limitation of liability of the Registrant's directors:

         "The directors and officers of the corporation shall be entitled to such rights of indemnification and advancement of expenses, including attorneys' fees, in the defense of any action or threatened action in which a director or officer is or may be a party as the Board of Directors may by resolution prescribe."

         The Registrant's by-laws provide that it will indemnify its directors, executive officers, other officers, employees and agents to the fullest extent permitted by law.

         Section 102(b)(7) of the Delaware Corporation Law provides that the Certificate of Incorporation of a Delaware corporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the payment of unlawful dividends or the making of unlawful stock purchases or redemptions or(iv) any transaction from which the director derived a personal benefit.

         Section 6 of the Registrant's certificate of incorporation provides that:

         "To the fullest extent that the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, permits elimination or limitation of the liability of directors, a director of the corporation shall not be personally liable to the corporation or any of its stockholders for any breach of duty in his capacity as a director. Any repeal or modification of the foregoing sentence by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification."

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than broker commissions, payable by the Issuer in connection with the sale of the shares offered hereby. All amounts shown are estimates (except for the SEC filing fees).



SEC FILING FEE                      $ 4,464

LEGAL FEES AND EXPENSES             $10,000

BLUE SKY FILING FEES AND EXPENSES
(INCLUDING COUNSEL FEES)            $ 5,000

ACCOUNTING FEES AND EXPENSES        $ 5,000

PRINTING AND ENGRAVING EXPENSES     $   500

MISCELLANEOUS EXPENSES              $     0

TOTAL                               $24,964

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following paragraphs set forth certain information with respect to all securities sold by us within the past three years without registration under the Act.

1. In June 2003, the Company completed a private placement of Common Stock and warrants to eight "accredited" investors, generating total gross proceeds of $622,500. This private placement offering resulted in the issuance of 5,187,500 shares of Common Stock at a price of $0.12 per share and warrants to purchase an aggregate of 2,852,864 shares of Common Stock at an exercise price of $0.25 per share. The warrants are exercisable through May 31, 2005 but are subject to a reduced exercise period upon the occurrence of certain conditions.

2. In June 2003, in connection with the private placements referred to in the immediately preceding paragraph, the Company issued, as a placement fee, warrants to purchase up to an aggregate of $50,781 shares of Common Stock, at exercise price per share $0.25.

3. In June 2003, the Company issued to a provider of legal services three year warrants to purchase up to 833,334 shares of Common Stock in exchange for $100,000 worth of legal services. If the market price of the Common Stock closes at or above $1.00 for a consecutive 20 day period, then the exercise period may, at the Company's option, be reduced to 60 days following the end of such period.

4. In June 2003, the Company issued to an "accredited" investor 100,000 shares of its Common Stock and issued two year warrants (subject to a reduced exercise period upon certain conditions) to purchase an additional 100,000 shares of Common Stock, at per share exercise price of $0.20, pursuant to the conversion of a six month convertible promissory note previously issued by the Company in March 2003.

5. In September 2003, the Company completed a private placement to an institutional investor of $400,000 in aggregate principal amount of its 6% Convertible Debentures which became due by October 31, 2003 and a three year warrant to purchase up to 800,000 shares of the Company's Common Stock at a per share exercise price of $0.15; provided, that, under certain conditions (primarily relating to the effectiveness of a registration statement and the closing price of the Common Stock being more than $1.00 for each of 20 consecutive trading days), the Company has the option of accelerating the expiration date of such warrant.

6. In September 2003, in connection with the private placement referred to in the immediately preceding paragraph, the Company issued to a third party, as a placement fee, a three year warrant to purchase up to 80,000 shares of the Company's Common Stock at a per share exercise price of $0.15; provided, that, under certain conditions (primarily relating to the effectiveness of a registration statement and the closing price of the Common Stock being more than $1.00 for each of 20 consecutive trading days), the Company has the option of accelerating the expiration date of such warrant.

7. In October 2003, the Company entered into agreements with private investors pursuant to which the Company issued to them, and they purchased, $2,327,500 million in principal amount of its three-year 6% Convertible Debentures and undertook to purchase an additional $2,327,500 million in principal amount of the Company's three-year 6% Convertible Debentures. The Company also undertook to issue or have issued, in connection with these debenture, three-year warrants to purchase up to 19,395,833 shares of Common Stock, at a per share exercise price of $0.25, provided, that under certain conditions (including where the market price of the Common Stock closes at or above $1.00 for a consecutive 20 day period) then, at the Company's option, it may reduce the exercise period to 60 days following the end of such period. The Company paid commissions to placement agents of approximately $432,700 in respect of the placement of the debentures and warrants.

8. In October 2003, in connection with the private placements referred to in the immediately preceding paragraph, the Company issued, as a placement fee, warrants to purchase up to an aggregate of $3,394,116 shares of Common Stock, at exercise price per share of $0.12.

9. In October 2003, the Company issued to a stockholder three year warrants to purchase up to 5,000,000 shares of Common Stock at a per share exercise price of $0.25, in consideration of the waiver by such stockholder of certain rights it had under an investment agreement into which the Company and such stockholder entered into in September 2002 and the release, by an affiliate of such stockholder, of a duly perfected lien on the collateral which the Company granted to such person in February 2002.

10. In January 2004, the Company issued 964,286 shares of Common Stock to a supplier in lieu of payments owing to the supplier in the amount of $135,000.

11. In February 2004, the Company issued to a vendor three year warrants to purchase up to 75,000 shares of Common Stock, at a per share exercise price of $0.25, in lieu of $15,000 then owed to such vendor.

12. In February 2004, the Company raised $500,000 from the private sale to EarthLink Inc., of 2,083,333 shares of Common Stock and a $250,000 principal amount three-year 6% convertible debenture. The debenture was convertible into shares of the Common Stock at a per share conversion rate of $0.12. On March 11, 2004, the principal and accrued interests on the convertible debenture were converted into 2,087,100 shares of Common Stock.

13. In December 2004, the Company sold $5,500,000 aggregate principal amount of convertible debentures and warrants, receiving net proceeds of approximately $4.9 million after the payment of offering related fees and expenses.

14. In January 2006, the Company issued to an institutional investor (i) a secured promissory note in the principal amount $1,620,000 and (ii) a five year warrant to purchase 3,000,000 shares of Common Stock at a per share exercise price of $0.15 in consideration of the loan to the Company of $1,500,000 (net of approximately $165,000 offering related fees and expenses).

15. In April 2006, the Company issued to an institutional investor (i) a secured promissory note in the principal amount $524,333 and (ii) a five year warrant to purchase 500,000 shares of Common Stock at a per share exercise price of $0.15 in consideration of the loan to the Company of $500,000 (net of approximately $55,000 offering related fees and expenses).

16. In May 2006, the Company sold $10,000,000 aggregate principal amount of its 8% Senior Secured Convertible Debentures and common stock purchase warrants, receiving net proceeds of approximately $6.85 million after the payment of offering related fees and expenses and the repayment of the indebtedness described in Notes 14 and 15 above. In connection therewith, the Company issued to such investors warrants to purchase up to 33,333,333 shares of Common Stock at an exercise price of $0.20 and 33,333,333 of Common Stock at an exercise price of $0.25.

17. In May 2006, in connection with the sale of the convertible debentures described in Note 16 above, the Company issued to a placement agent as compensation warrants to purchase up to 6,666,667 shares of Common Stock at a per share exercise price of $0.15, up to 3,333,333 shares of Common Stock at a per share exercise price of $0.20, and up to 3,333,333 shares of Common Stock at a per share exercise price of $0.25.

18. In May 2006, the Company issued to each of two service providers warrants to purchase up to 50,000 shares of Common Stock at an exercise price $0.20 per share and warrants to purchase up to 50,000 shares of Common Stock at an exercise price of $0.25 per share.

         All of the securities issued in the transactions described above were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act or Regulation S under such Securities Act. Except with respect to securities sold under Regulation S, the recipients of securities in each such transaction acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the share certificates issued in all of the above transactions. The Company believes the recipients were all "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act, or had such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in its common stock. All recipients had adequate access to information about the Company. None of the transactions described above involved general solicitation or advertising.

ITEM 27. EXHIBITS

3.1   Certificate of Incorporation of the Company, as amended. (1)
3.2   Bylaws of the Company, as amended. (1)
4.1   Specimen Stock Certificate. (1)
4.2   Form of Three Year Warrant issued the Company to the Holders of the 6% Convertible Debentures in October and November 2003.(4)
4.3   Form of 6% Three Year Convertible Debenture issued by the Company on December 23, 2004. (5)
4.4   Form of Common Stock Purchase Warrant issued by the Company to certain investors on December 23, 2004. (5)
4.5   Secured Promissory Note in the Principal Amount of $1,620,000 issued by the Company on January 25, 2006. (8)
4.6   Common Stock Purchase Warrant issued by the Company on January 25, 2006. (8)
4.7   Form of Common Stock Purchase Warrant issued by the Company on May 26, 2006. *
4.8   Form of 8% Senior Secured Convertible Debenture issued by the Company on May 26, 2006. *
5.1   Opinion of Aboudi & Brounstein.*
10.1  Ambient Corporation 2000 Equity Incentive Plan. (3)
10.2  Stock Purchase Agreement dated as of September 30, 2002 between the Company and Consolidated Edison, Inc. (2)
10.3  Ambient Corporation 2002 Non-Employee Directors' Stock Option Plan. (3)
10.4  Amended and Restated Employment Agreement effective as of May 22, 2004 between the Company and John Joyce. (6) +
10.5  Amended and Restated Employment Agreement effective as of August 11, 2004 between the Company and Ramdas Rao. (6) +
10.6  Form of Securities Purchase Agreement dated as of December 23, 2004 among the Company and certain investors. (5)
10.7  Form of Registration Rights Agreement dated as of December 23, 2004 among the Company and certain investors. (5)
10.8  Securities Purchase Agreement dated as of May 26, 2006 among the Company and certain investors. *
10.9  Registration Rights Agreement dated as of May 26, 2006 among the Company and certain investors. *
10.10 Security Interest Agreement dated as of May 26, 2006 among the Company and certain investors. *
10.11 Placement Agency Agreement dated as of May 26, 2006 between the Company and Pond Equities, Inc. (9) *
14    Code of Conduct and Ethics. (7)
23.1  Consent of Rotenberg Meril Solomon Bertiger & Guttilla, P.C.*
23.2  Consent of Aboudi & Brounstein.*

(1) Filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-40045) and incorporated herein by reference.

(2) Filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the three month period ended September 30, 2002 and incorporated herein by reference.

(3) Filed as an exhibit to the Company's Definitive Proxy Statement on Form 14-A filed on December 10, 2002 and incorporated herein by reference.

(4) Filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-110112) and incorporated herein by reference.

(5) Filed as an exhibit to the Company's Current Report on Form 8-K filed on December 27, 2004.

(6) Filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the three month period ended June 30, 2004 and incorporated herein by reference.

(7) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003 and incorporated herein by reference.

(8) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005 and incorporated herein by reference.


+ Management Agreement
* Filed Herewith

ITEM 28. UNDERTAKINGS.

Ambient Corporation hereby undertakes the following:

(a)(1) To file, during any period in which it offers or sells securities, post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned in Newton, Massachusetts, on the 8th day of June, 2006.

                               AMBIENT CORPORATION





          BY: /S/ JOHN J. JOYCE
              -------------------------------------------------
              CHIEF EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL
              AND ACCOUNTING OFFICER AND OFFICER DULY
              AUTHORIZED TO SIGN ON BEHALF OF REGISTRANT)



                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints John J. Joyce as his true and lawful attorneys-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.




SIGNATURE                TITLE                    DATE

/S/ JOHN J. JOYCE       PRESIDENT, CHIEF         JUNE 8, 2006
JOHN J. JOYCE           EXECUTIVE OFFICER,
                        DIRECTOR

/S/ MICHAEL WIDLAND     DIRECTOR                 JUNE 8, 2006
MICHAEL WIDLAND


/S/ D. HOWARD PIERCE    DIRECTOR                 JUNE 8, 2006
D. HOWARD PIERCE